As filed with the U.S. Securities and Exchange Commission on March 28, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
JR RESOURCES CORP.
(Exact name of registrant as specified in its charter)
Nevada	1000	85-3475290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1588 – 609 Granville Street
Vancouver, BC V7Y 1G5
Telephone: (605) 906-8363
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jeff N. Faillers, P.C. 241 Ridge Street Ste 210
Reno, NV 89501
Telephone: (775) 786-9494
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Richard Raymer Dorsey & Whitney LLP 161 Bay St. #4310 Toronto, ON M5J 2S1, Canada (416) 367-7370	Michael J. Hong Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001-8602 (212) 735-3000
Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated March 28, 2022.
JR RESOURCES CORP.
Up to 7,615,718 shares of common stock
This prospectus relates to the issuance by JR Resources Corp. (“JR” or the “Company”) of up to 7,615,718 shares of common stock, par value $0.001 per share, that are issuable upon the exercise of the Warrants (as defined under “About this Prospectus”).
The Company would receive approximately $15.8 million from the exercise in full of all of the Warrants. To the extent the Warrants are not exercised and expire, the amount of proceeds the Company would otherwise receive will decrease. Further, following the exercise of the Warrants, the Company will not receive proceeds from any subsequent sale of the shares of common stock underlying the Warrants. The registration of the shares of common stock covered by this prospectus does not mean that the Company will issue, offer or sell, as applicable, any of such shares.
It is contemplated that JR’s common stock will be traded on the NYSE American stock exchange. Although a listing application for such shares has been submitted to the NYSE American stock exchange, no assurance can be given that such listing will be approved.
JR is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, the Company has elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.
An investment in JR’s common stock is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 14.
Neither the Securities and Exchange Commission nor any other regulatory commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2022.

i

ABOUT THIS PROSPECTUS
The Warrants
In 2020 and 2021, pursuant to private placements in compliance with Rule 506(c) of the Securities Act of 1933, as amended (the “Securities Act”), JR issued warrants (“Private Placement Warrants) to acquire an aggregate of up to 7,615,718 shares of its common stock. Each Private Placement Warrant entitles the holder thereof to purchase, upon exercise, one share of JR’s common stock for $2.08 per share for a period expiring on March 15, 2026.
In connection with JR’s planned transaction with Dakota Territory Resource Corp., as described below under “The Transactions,” JR has proposed to exchange the Private Placement Warrants for new warrants, which materially alter the terms of the Private Placement Warrants (such new warrants, the “Warrants”). It is anticipated that the issuance of the Warrants in exchange for the Private Placement Warrants will be exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereunder, as the exchange will be made by JR with its existing stockholders exclusively, and no commission or other remuneration will be paid or given directly or indirectly for soliciting such exchange.
This registration statement relates to the offer and sale of an aggregate of 7,615,718 shares of common stock of JR from time to time upon exercise of the Warrants. The Warrants will be deemed issued in exchange for the Private Placement Warrants immediately following the effectiveness of the registration statement of which this prospectus forms a part. However, the issuance of the Warrants will not be conditioned upon the closing of JR’s planned transaction with Dakota Territory Resource Corp.
The Transactions
On September 10, 2021, JR and Dakota Territory Resource Corp. (“Dakota”) entered into an Amended and Restated Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) providing for a business combination of Dakota and JR. Prior to the completion of the transactions contemplated by the merger agreement, JR will change its name to Dakota Gold Corp. (“Dakota Gold”). Unless the context requires otherwise, references herein to the “transactions” mean the transactions contemplated by the merger agreement, taken as a whole.
Upon completion of the transactions, Dakota Gold will be the parent company. In the transactions, Dakota’s stockholders will receive one share of Dakota Gold’s common stock for each share of Dakota’s common stock that they own at the time of the closing of the transactions. It is anticipated that, upon the closing of the transactions, Dakota’s former stockholders will own approximately 49% and JR’s existing stockholders will own approximately 51% of the outstanding shares of Dakota Gold’s common stock.
It is contemplated that, effective around the completion of the transactions, Dakota Gold’s common stock will be traded on the NYSE American stock exchange (the “NYSE American”) under the symbol “DC” through the “uplisting” of Dakota’s common stock, which currently trades on the OTCQB under the symbol “DTRC.” Although a listing application for such shares has been submitted to the NYSE American, no assurance can be given that such listing will be approved.
At a special meeting held on March 24, 2022, Dakota’s stockholders voted to approve matters necessary to complete the transactions. It is anticipated that the transactions will be consummated shortly following the satisfaction of the other closing conditions set forth in the merger agreement. Information concerning the transactions and other related matters is contained in a proxy statement/prospectus on Form S-4 filed by JR with the U.S. Securities and Exchange Commission (“SEC”) on February 22, 2022.
Reverse Stock Split
On March 8, 2022, JR completed a reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 basis. In this prospectus, unless expressly indicated otherwise, information with respect to JR’s shares is presented after giving effect to the reverse stock split.
Additional Information
For additional information, see “Where You Can Find More Information” beginning on page 95.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains or may contain forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the transactions between Dakota and JR, including Dakota Gold’s future financial and operating results, plans, objectives, expectations and intentions, the expected timing of completion of the transactions and other statements that are not historical facts.
These forward-looking statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under “Risk Factors” beginning on page 14, as well as:
•
those identified and disclosed in public filings with the SEC made by Dakota;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•
the inability to complete the transaction due to the failure to obtain the requisite stockholder approval or the failure to satisfy (or have waived) other conditions to completion of the transactions;

•
the failure of the transactions to be completed for any other reason;

•
risks that the transactions disrupt current plans and operations of Dakota and JR;

•
the outcome of any legal proceedings that may be instituted against Dakota, JR and/or others relating to the merger agreement;

•
diversion of each of Dakota and JR’s management’s attention from ongoing business concerns;

•
the effect of the announcement of the transactions on Dakota’s business relationships, operating results and business generally;

•
the amount of the costs, fees, expenses and charges related to the transactions;

•
uncertainties as to the timing of the transactions;

•
risks that the respective businesses of Dakota and JR will have been adversely impacted during the pendency of the transactions;

•
the effects of disruption from the transactions making it more difficult to maintain business relationships;

•
risks that any stockholder litigation in connection with the transactions may result in significant costs of defense, indemnification and liability;

•
the risk that competing offers may be made;

•
the ability to integrate the Dakota and JR businesses successfully and to avoid problems which may result in Dakota Gold not operating as effectively and efficiently as expected;

•
risks that expected synergies, operational efficiencies and cost savings from the transactions may not be fully realized or realized within the expected time frame;

•
the effects of future regulatory or legislative actions on the mining industry;

•
events that are outside of the control of Dakota and JR, such as political unrest, terrorist attacks, malicious human attacks, natural disasters, pandemics and other similar events; and

•
other economic, business, regulatory and/or competitive factors affecting JR’s and Dakota’s businesses generally.

These factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of forward-looking statements. Other unknown or unpredictable factors also could harm the Company’s results.
Consequently, the Company’s actual results could be materially different from the results described or anticipated by forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. The areas of risk and uncertainty described above should also be considered in connection with any written or oral forward-looking statements that may be made after the date of this prospectus by Dakota or JR or anyone acting for any or all of them. Except for their ongoing obligations to disclose material information under the U.S. federal securities laws, neither Dakota nor JR undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this prospectus or to report the occurrence of unanticipated events.
Given these uncertainties, you are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements represent estimates and assumptions only as of the date that they were made. The foregoing cautionary statements apply to all forward-looking statements contained in this document.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this prospectus carefully and in its entirety, including its exhibits and the documents incorporated by reference into this prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also “Where You Can Find More Information” beginning on page 95.
References to “Dakota” are references to Dakota Territory Resource Corp. References to “JR” are references to JR Resources Corp. Prior to completion of the transactions, JR will change its name to Dakota Gold Corp. References to “Dakota Gold” refer to Dakota Gold Corp. References to the “combined company” are references to Dakota Gold following the completion of the transactions. Unless the context requires otherwise, references herein to the “transactions” mean the transactions contemplated by the merger agreement, taken as a whole.
Overview
JR is privately held and is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward. JR’s sole investment and focus is its majority investment in Dakota Territory Resource Corp. and the completion of the mergers described herein and the merger agreement.
On September 10, 2021, JR and Dakota entered into an Amended and Restated Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) providing for a business combination of Dakota and JR. Prior to the completion of the transactions, JR will change its name to Dakota Gold Corp.
Upon completion of the transactions, Dakota Gold will be the parent company. In the transactions, Dakota’s stockholders will receive one share of Dakota Gold’s common stock for each share of Dakota’s common stock that they own at the time of the closing of the transactions. It is anticipated that, upon the closing of the transactions, Dakota’s former stockholders will own approximately 49% and JR’s existing stockholders will own approximately 51% of the outstanding shares of Dakota Gold’s common stock.
It is contemplated that, effective around the completion of the transactions, Dakota Gold’s common stock will be traded on the NYSE American stock exchange (the “NYSE American”) under the symbol “DC” through the “uplisting” of Dakota’s common stock, which currently trades on the OTCQB under the symbol “DTRC.” Although a listing application for such shares has been submitted to the NYSE American, no assurance can be given that such listing will be approved.
At a special meeting held on March 24, 2022, Dakota’s stockholders voted to approve matters necessary to complete the transactions. It is anticipated that the transactions will be consummated shortly following the satisfaction of the other closing conditions set forth in the merger agreement. Information concerning the transactions and other related matters is contained in a proxy statement/prospectus on Form S-4 filed by JR with the SEC on February 22, 2022.
Parties to the Transactions
Dakota Territory Resource Corp.
Dakota Territory Resource Corp. is a Nevada corporation headquartered in Lead, South Dakota that was incorporated in 2002. Dakota’s common stock is traded on the OTCQB under the symbol “DTRC.” Dakota is engaged in the business of acquisition and exploration of mineral properties within the Homestake District (“Homestake District”) of South Dakota. To date, while no development or mining activities have commenced, Dakota’s strategy is to move projects from exploration to development and finally into production as results of exploration and development may dictate.
Dakota maintains 100% ownership of eight mineral properties in the Homestake District comprised of approximately 1,700 unpatented claims and a combination of surface leases and/or ownership covering a total of approximately 29,300 acres, including the Maitland, Blind Gold, City Creek, Tinton, West Corridor,

Ragged Top, Poorman Anticline and Basal Deadwood-Unconformity Properties, all of which are located in the heart of the Homestake District. In addition, Dakota has an interest in certain surface rights and residual facilities in the Homestake District through an option agreement with Homestake Mining Company of California (“HMC”) and has an interest in the Richmond Hill Property through an option agreement with HMC and LAC Minerals (USA) LLC.
Dakota’s principal executive office is located at 106 Glendale Drive, Suite A, Lead, South Dakota 57754, its telephone number is (605) 906-8363 and its website is located at www.dakotatrc.com.
JR Resources Corp.
JR Resources Corp. is a Nevada corporation that was formed in British Columbia, Canada in 2017 and continued to Nevada in 2020. JR is privately held and is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward. JR’s sole investment and focus is its majority investment in Dakota Territory Resource Corp. and the completion of the mergers described herein and the merger agreement. JR’s principal executive office is located at 1588-609 Granville Street, Vancouver, British Columbia, Canada V7Y 1G5, and its telephone number is: (605) 906-8363.
DGC Merger Sub I Corp.
DGC Merger Sub I Corp. (“Merger Sub 1”) is a Nevada corporation and a direct, wholly owned subsidiary of JR. Merger Sub 1 was formed solely for the purpose of consummating the merger of Merger Sub 1 with and into Dakota, as provided for in the merger agreement. Merger Sub 1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions. Merger Sub 1’s office is located at 241 Ridge Street Ste 210, Reno, NV 89501 and its telephone number is: (605) 906-8363.
DGC Merger Sub II LLC
DGC Merger Sub II LLC (“Merger Sub 2”) is a Nevada limited liability company and a direct, wholly owned subsidiary of JR. Merger Sub 2 was formed solely for the purpose of consummating the merger of Dakota with and into Merger Sub 2, as provided for in the merger agreement. Merger Sub 2 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions. Merger Sub 2’s office is located at 241 Ridge Street Ste 210, Reno, NV 89501 and its telephone number is: (605) 906-8363.
The Transactions
On September 10, 2021, Dakota, JR, Merger Sub 1 and Merger Sub 2 entered into the merger agreement. The merger agreement provides for a business combination of Dakota and JR by means of a two-step merger process. As a result of this process, Dakota’s and JR’s respective businesses will be wholly owned by JR.
In the first merger (the “First Merger”), Merger Sub 1 will merge with and into Dakota, with Dakota being the surviving corporation. In the second merger (the “Second Merger”), Dakota will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving limited liability company. The Second Merger will occur as soon as practicable after the First Merger.
In the First Merger, each share of Dakota’s common stock held by stockholders other than JR will be cancelled and converted into the right to receive one share of JR’s common stock. In addition, (i) each outstanding option to purchase Dakota’s common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of JR’s common stock and (ii) any outstanding awards of restricted stock units with respect to shares of Dakota’s common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of JR’s common stock. The aggregate number of shares of JR’s common stock to be issued to former Dakota stockholders in the transactions will represent approximately 49% of the outstanding shares of JR’s common stock following completion of the transactions.
Prior to completion of the transactions, JR will change its name to “Dakota Gold Corp.”

Each share of Dakota Gold’s common stock will be issued in accordance with, and subject to the rights and obligations of, the Articles of Incorporation of JR.
It is contemplated that, effective around the completion of the transactions, Dakota Gold’s common stock will be traded on the NYSE American under the symbol “DC” through the “uplisting” of Dakota’s common stock, which currently trades on the OTCQB under the symbol “DTRC.” Although a listing application for such shares has been submitted to the NYSE American, no assurance can be given that such listing will be approved.
The structure of the transactions is depicted below:

For additional information, see “The Transactions” beginning on page 25.

THE OFFERING
The registration statement of which this prospectus forms a part registers the issuance of up to 7,615,718 shares of JR’s common stock issuable from time to time upon exercise of the Warrants. Before investing in JR’s securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 14.
Issuer
JR Resources Corp. (to be renamed “Dakota Gold Corp.” in connection with the transactions)
Shares of Common Stock Outstanding Prior to Exercise of any Warrants
35,641,079 shares
Shares of Common Stock to be Issued upon Exercise of all Warrants
7,615,718 shares
Exercise Price of the Warrants
$2.08 per share
Use of Proceeds
The Company intends to use the net proceeds from exercises of the Warrants for general corporate purposes, which may include acquisitions or other strategic investments, repayment of outstanding indebtedness, capital expenditures or working capital purposes. See “Use of Proceeds” beginning on page 21.
Plan of Distribution
The common stock registered hereunder may be issued from time to time upon exercise of the Warrants. See “Plan of Distribution” beginning on page 22.
NYSE American Listing
It is contemplated that, effective around the completion of the transactions, the common stock will be traded on the NYSE American NYSE American under the symbol “DC” through the “uplisting” of Dakota’s common stock, which currently trades on the OTCQB under the symbol “DTRC.” Although a listing application for such shares has been submitted to the NYSE American, no assurance can be given that such listing will be approved.
The number of shares of common stock shown to be outstanding prior to exercise of any Warrants is based on 35,641,079 shares of JR’s common stock outstanding as of March 25, 2022. Such number (a) takes into account JR’s reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 basis, which JR completed on March 8, 2022, but (b) does not include shares underlying outstanding warrants, shares underlying outstanding options or shares reserved for issuance under equity incentive plans.
Implications of Being an Emerging Growth Company
JR is, and following the consummation of the transactions it is anticipated that Dakota Gold (as JR is expected to be renamed) will be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as JR continues to be an emerging growth company, the Company expects to take advantage of certain exemptions, including (a) being required to present only two years of audited financial statements and related financial disclosure in this prospectus, (b) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (c) being subject to extended transition periods for complying with new or revised accounting standards, (d) being subject to reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and (e) being exempt from the requirements to hold a nonbinding advisory vote on executive compensation or obtain stockholder approval of golden parachute payments. The Company will remain an emerging growth company for up to five years, although the Company will lose that status earlier upon the earliest of (i) the last day of the first fiscal year in which the Company’s annual gross revenues exceed $1.07 billion, (ii) the date that the Company become a “large accelerated filer” as defined in

Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of the Company common stock that is held by non-affiliates exceeds $700 million as of the last business day of the Company’s most recently completed second fiscal quarter, and (iii) the date on which the Company has issued more than $1 billion in non-convertible debt during the preceding three-year period.
Additionally, JR is, and following the consummation of the transactions it is anticipated that Dakota Gold (as JR is expected to be renamed) will be, a “smaller reporting company,” as defined in Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company will remain a smaller reporting company while either (a) the market value of the Company’s stock held by non-affiliates was less than $250 million as of the last business day of the Company’s most recently completed second fiscal quarter, or (b) the Company’s annual revenue was less than $100 million during the Company’s most recently completed fiscal year and the market value of the Company’s stock held by non-affiliates was less than $700 million as of the last business day of the Company’s most recently completed second fiscal quarter. If the Company is still considered a smaller reporting company at such time as the Company ceases to be an emerging growth company, the Company will be subject to increased disclosure requirements, but these disclosure requirements will still be less than they would be if the Company were not considered either an emerging growth company or a smaller reporting company. Similar to emerging growth companies, smaller reporting companies (i) are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and (ii) have certain other reduced disclosure obligations in their filings with the SEC, including the ability to present only two years of audited financial statements and related financial disclosure in their annual reports and to provide simplified executive compensation disclosures in their periodic reports and proxy statements.
Market Price and Dividend Information
JR is a privately held Nevada corporation and does not have historical sale price data, because there is no established public trading market for the Company’s common stock. As of March 25, 2022, the latest practicable date prior to the date of this prospectus, there were approximately 1,082 holders of record of JR’s common stock.
Dakota’s common stock is listed for quotation on the OTCQB operated by OTC Markets Group Inc. under the symbol “DTRC.” The market for Dakota’s common stock on the OTCQB is limited, sporadic and highly volatile. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. As of March 25, 2022, the latest practicable date prior to the date of this prospectus, the last sale price of Dakota’s common stock reported on the OTCQB was $4.92. As of March 25, 2022, there were approximately 1,006 holders of record of Dakota’s common stock.
It is contemplated that, effective around the completion of the transactions, Dakota Gold’s common stock will be traded on the NYSE American stock exchange (the “NYSE American”) under the symbol “DC” through the “uplisting” of Dakota’s common stock, which currently trade on the OTCQB under the symbol “DTRC.” Although a listing application for such shares has been submitted to the NYSE American, no assurance can be given that such listing will be approved.
We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon, among other things, our revenues and earnings, capital requirements and general financial condition and the terms of any outstanding indebtedness. The payment of any cash dividends will be within the discretion of the Board at such time.
JR has not historically paid cash dividends on its common stock. Dakota paid only one cash dividend on its common stock and has no intention to do so again in the foreseeable future, although it is not prohibited from paying dividends pursuant to any agreement or contract. Following the transactions, Dakota Gold (as JR is expected to be renamed) does not expect to pay cash dividends on its common stock, but instead intends to retain its capital resources for reinvestment in its business.

Summary Historical Consolidated Financial Information of JR Resources Corp.
JR is providing you with the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the transactions. JR derived (i) the financial information as of and for the fiscal years ended March 31, 2021 and 2020 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the financial information as of and for the nine month period ended December 31, 2021 and 2020 from its unaudited condensed consolidated financial statements and related notes which include, in the opinion of JR’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of JR for the fiscal years ended March 31, 2021 and 2020 and the nine month period ended December 31, 2021 and 2020 and the related notes, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of JR” contained in this prospectus. The historical results presented are not necessarily indicative of results to be expected in any future period. The information set forth below with respect to JR’s shares is presented after giving effect to JR’s 1 for 35,641,667 / 49,398,602 reverse stock split, which JR completed on March 8, 2022.
	Year Ended March 31,
	2021	2020
Statement of operations data:
Loss from operations	$(2,092,118)	$(169,673)
Net income (loss)	$25,520,417	$(193,283)
Net earnings (loss) per share – Basic and diluted	$1.12	$(0.05)
Weighted average shares outstanding – Basic and diluted	23,165,060	4,013,877
Balance sheet data:
Cash and cash equivalents	$11,444,668	$141,768
Total assets	$70,632,103	$849,602
Total current liabilities	$1,756,390	$87,964
Total liabilities	$11,628,173	$87,964
Total stockholder’s equity	$59,003,930	$761,638
	Nine Months ended
	December 31, 2021	December 31, 2020
Statement of operations data:
Loss from operations	$(23,638,909)	$(989,264)
Net income (loss)	$(23,486,041)	$26,333,419
Net earnings (loss) per share – Basic and diluted	$(0.39)	$1.24
Weighted average shares outstanding – Basic and diluted	35,561,255	21,315,035
	December 31, 2021	March 31, 2021
Balance sheet data:
Cash and cash equivalents	$46,790,482	$11,444,668
Total assets	$121,391,879	$70,632,103
Total current liabilities	$1,185,755	$1,756,390
Total liabilities	$10,202,521	$11,628,173
Total stockholder’s equity	$111,189,358	$59,003,930

Summary Historical Consolidated Financial Information of Dakota Territory Resource Corp.
Dakota is providing you with the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the transactions. Dakota derived (i) the financial information as of and for the fiscal years ended March 31, 2021 and 2020 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the financial information as of and for the nine month period ended December 31, 2021 and 2020 from its unaudited consolidated financial statements and related notes which include, in the opinion of Dakota’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Dakota for the fiscal years ended March 31, 2021 and 2020 and the nine month period ended December 31, 2021 and 2020 and the related notes, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Dakota’s Annual Report on Form 10-K for the year ended March 31, 2021 and Quarterly Report on Form 10-Q for the three and nine months ended December 31, 2021 that Dakota previously filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 95. The historical results presented are not necessarily indicative of results to be expected in any future period.
	Year Ended March 31,
	2021	2020
Statement of operations data:
Loss from operations	$(1,834,524)	$(1,101,472)
Net loss	$(3,165,041)	$(1,114,273)
Net loss per share – Basic and diluted	$(0.12)	$(0.07)
Weighted average shares outstanding – Basic and diluted	25,904,749	16,054,675
Balance sheet data:
Cash and cash equivalents	$10,392,940	$146,425
Total assets	$16,676,364	$370,178
Total current liabilities	$1,071,792	$2,948,374
Total liabilities	$1,545,117	$2,948,374
Accumulated deficit	$(8,542,784)	$(5,377,743)
Total stockholder’s equity (deficit)	$15,131,247	$(2,578,196)
	Nine Months Ended
	December 31, 2021	December 31, 2020
Statement of operations data:
Loss from operations	$(22,545,178)	$(1,100,526)
Net loss	$(22,653,706)	$(2,415,630)
Net loss per share – Basic and diluted	$(0.35)	$(0.11)
Weighted average shares outstanding – Basic and diluted	65,079,372	21,174,813
	December 31, 2021	March 31, 2021
Balance sheet data:
Cash and cash equivalents	$46,637,914	$10,392,940
Total assets	$68,450,036	$16,676,364
Total current liabilities	$619,598	$1,071,792
Total liabilities	$619,598	$1,545,117
Accumulated deficit	$(31,196,490)	$(8,542,784)
Total stockholder’s equity (deficit)	$67,830,438	$15,131,247
Summary Unaudited Pro Forma Condensed Consolidated Combined Financial Information
These unaudited pro forma financial statements have been prepared in connection with the proposed transaction between JR and Dakota (the “Transaction”).

These unaudited pro forma financial statements have been prepared using information derived from, and should be read in conjunction with, the consolidated financial statements of JR for the year ended March 31, 2021, the condensed consolidated financial statements of JR for the nine month period ended December 31, 2021, the consolidated financial statements of Dakota for the year ended March 31, 2021 and the condensed consolidated financial statements of Dakota for the nine month period ended December 31, 2021. The historical annual financial statements of the JR and Dakota were prepared in accordance with U.S. GAAP.
The unaudited pro forma statement of operations for the year ended March 31, 2021 has been prepared as if the Transaction had occurred on April 1, 2020.
The unaudited pro forma statement of operations for the nine month period ended December 31, 2021 have been prepared as if the Transaction had occurred on March 31, 2021.
The unaudited pro forma financial statements are not intended to reflect the financial performance of JR which would have resulted had the Transaction been effected on the date indicated. Actual amounts recorded upon completion of the proposed Transaction will likely differ from those recorded in the unaudited pro forma financial statements and such differences could be material. Any potential synergies that may be realized and integration costs that may be incurred on completion of the Transaction have been excluded from the unaudited pro forma financial information. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 14. The following selected pro forma financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” and related notes beginning on page 37, the audited historical financial statements of Dakota and the notes thereto beginning on page F-59 and the audited historical financial statements of JR and the notes thereto beginning on page F-24.
The information set forth below with respect to JR’s shares is presented after giving effect to JR’s 1 for 35,641,667 / 49,398,602 reverse stock split, which JR completed on March 8, 2022.
Pro Forma Income Statement
(Unaudited, expressed in United States dollars, except for per share amounts)
	For the Year Ended March 31, 2021	For the Nine Months Ended December 31, 2021
Consulting	$820,354	$507,404
Exploration costs	788,719	6,117,247
Office, travel and general	573,186	15,378,269
Professional fees	1,049,503	1,635,989
General and administrative expenses	—	—
Loss from operations	(3,231,762)	(23,638,909)
Other income (expense)
Foreign exchange income	79,001	(49,543)
Interest income	34,443	16,094
Interest expense	—	(70,854)
Loss on settlement of debt	—	(124,521)
	113,444	(228,824)

	For the Year Ended March 31, 2021	For the Nine Months Ended December 31, 2021
Net income (loss) before income tax	(3,118,318)	(23,867,733)
Deferred tax benefit	413,424	381,692
Net income (loss)	$(2,704,894)	$(23,486,041)
Basic and diluted loss per share	$(0.06)	$(0.33)
Weighted average shares outstanding
Basic and diluted	45,294,662	70,747,792

RISK FACTORS
An investment in JR’s common stock involves a high degree of risk. In addition to the risk and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 2, you should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the consolidated financial statements and related notes, before deciding to invest in JR’s common stock. If any of the following events occur, the Company’s business, financial condition and operating results may be materially adversely affected. In that event, the trading price of the Company’s common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones faced by the Company. Additional risks and uncertainties that the Company is unaware of, or that the Company currently believes are not material, may also become important factors that adversely affect the Company’s business or results of operations.
Risks Related to the Transactions
The transactions are subject to conditions, including certain conditions that may not be satisfied or completed on a timely basis, if at all.
Completion of the transactions is subject to certain closing conditions that make the completion and timing of the transactions uncertain. The conditions include, among others, obtaining the requisite approval by the stockholders of Dakota for the consummation of the transactions, as described in this prospectus and the absence of any governmental order preventing the consummation of the transactions
Although Dakota and JR have agreed in the merger agreement to use their commercially reasonable efforts to obtain the requisite approvals and consents, there can be no assurance that these approvals will be obtained, and these approvals may be obtained later than anticipated. If permitted under applicable law, either Dakota or JR may waive a condition for its own respective benefit and consummate the transactions even though one or more of these conditions has not been satisfied. Any determination whether to waive any condition will be made by Dakota or JR at the time of such waiver based on the facts and circumstances as they exist at that time. In the event that a condition to the merger agreement is waived, Dakota currently intends to evaluate the materiality of any such waiver and its effect on the stockholders of Dakota, in light of the facts and circumstances at the time to determine whether any re-solicitation of proxies is required in light of such waiver.
Failure to complete the transactions may negatively impact the share price of Dakota and the future business and financial results of each of Dakota and JR.
The merger agreement provides that either Dakota or JR may terminate the merger agreement if the transactions are not completed on or before June 30, 2022.
If the transactions are not completed on a timely basis, Dakota’s and JR’s ongoing businesses may be adversely affected. If the transactions are not completed at all, Dakota and JR will be subject to a number of risks, including the following:
•
being required to pay costs and expenses relating to the transactions, such as legal, accounting, financial advisory and printing fees; and

•
time and resources committed by each company’s management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities.

If the transactions are not completed, the price of Dakota’s common stock may decline to the extent the current market price reflects a market assumption that the transactions will be completed and that the related benefits will be realized, or a market perception that the transactions were not completed due to an adverse change in the business of Dakota or JR.
Dakota Gold’s results of operations and financial condition following the transactions may materially differ from the pro forma information presented in this prospectus.
The unaudited pro forma condensed consolidated combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Dakota Gold’s actual results of operations and financial condition would have been had the transactions been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Dakota identifiable assets to be acquired and liabilities to be assumed at fair value, and the resulting goodwill to be recognized. The purchase price allocation reflected is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets acquired and liabilities assumed in the transactions. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. The unaudited pro forma condensed combined financial information is also based on a number of other estimates and assumptions, including the related fees and expenses.
Dakota and JR will incur significant transaction costs in connection with the transactions.
Dakota and JR expect to pay significant transaction costs in connection with the transactions. These transaction costs include, but are not limited to, legal and accounting fees and expenses, SEC filing fees, printing expenses, mailing expenses and other related charges. A significant portion of the transaction costs will be incurred regardless of whether the transactions are consummated. Dakota and JR will each generally pay its own costs and expenses in connection with the transactions.
While the transactions are pending, Dakota and JR will be subject to business uncertainties, as well as contractual restrictions under the merger agreement that could have an adverse effect on the businesses of Dakota and JR.
Uncertainty about the effect of the transactions on Dakota and JR employees and their business relationships may have an adverse effect on Dakota and JR and, consequently, on JR following the consummation of the transactions. These uncertainties could impair the ability of Dakota and JR to retain and motivate key personnel until and after the consummation of the transactions and could cause third parties who deal with Dakota and JR to seek to change existing business relationships with them. If key employees depart or if third parties seek to change business relationships with Dakota and JR, Dakota Gold’s business following the consummation of the transactions could be adversely affected. In addition, the merger agreement restricts Dakota, without JR’s consent and subject to certain exceptions, from making certain future acquisitions, partnerships and taking other specified actions until the transactions are completed or the merger agreement terminates. The merger agreement also obligates Dakota and JR to generally operate their businesses in the ordinary course, consistent with past practice until the consummation of the transactions or the termination of the merger agreement. These restrictions may prevent Dakota from pursuing otherwise attractive business opportunities that may arise prior to completion of the transactions or termination of the merger agreement, or Dakota and JR from making changes to their respective businesses outside of the ordinary course.
The merger agreement contains provisions that restrict Dakota’s ability to pursue alternatives to the transactions.
Under the merger agreement, Dakota is restricted from soliciting, initiating, knowingly encouraging or facilitating, or furnishing or disclosing non-public information with regard to, any inquiry, proposal or offer for an alternative business combination transaction from any person. These provisions could prevent or discourage a third party that may have an interest in acquiring all or a significant part of Dakota from considering or proposing an alternative business combination transaction with Dakota, even if such third party were prepared to pay consideration with a higher value than the value of the transactions. These provisions would further prevent Dakota in engaging in any discussions or agreements with such third party. See “The Transactions — Agreement and Plan of Merger — Description of the Merger Agreement — Restrictions on Dakota’s Solicitation of Acquisition Proposals” beginning on page 32.
Some of Dakota’s directors and executive officers may have interests in the transactions that are different from the interests of the stockholders of Dakota generally.
Some of Dakota’s directors and executive officers may have interests in the transactions that are different from, or are in addition to, the interests of the stockholders of Dakota. These interests include Jonathan Awde’s designation as a director and officer of JR and financial interest as a stockholder of JR and Robert Quartermain’s financial interest as a stockholder of JR.

Some of JR’s directors and executive officers may have interests in the transactions that are different from the interests of the stockholders of JR generally.
Some of JR’s directors and executive officers may have interests in the transactions that are different from, or are in addition to, the interests of the stockholders of JR. These interests include Jonathan Awde’s designation as the President, Chief Executive Officer and a director of Dakota.
Stockholders of Dakota cannot be sure of the market price of Dakota Gold’s common stock they will receive.
Under the merger agreement, each share of Dakota’s common stock will be converted into the right to receive one share of Dakota Gold’s common stock. Dakota Gold’s common stock is not currently listed on a national securities exchange and does not trade publicly, although Dakota has applied for listing of Dakota Gold’s common stock on the NYSE American via the uplisting of Dakota’s common stock from the OTCQB, to be effective at, or around the time of, the completion of the transactions subject to final regulatory approval. No assurance can be provided as to the value at which shares of Dakota Gold’s common stock will publicly trade. In addition, after completion of the transactions, the trading price of shares of Dakota Gold’s common stock will be dependent on a number of conditions, including changes in the businesses, operations, results and prospects of the combined company, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. A number of these factors and conditions are beyond the control of Dakota and JR.
Risks Related to Dakota Gold’s Business
Upon completion of the transactions, Dakota will be merged with and into a wholly owned subsidiary of Dakota Gold. Accordingly, the risks specific to the businesses of Dakota and JR will affect the combined business of Dakota Gold following completion of the transactions.
You should read and consider the risk factors described in Part I, Item 1A of Dakota’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed by Dakota with the SEC. See “Where You Can Find More Information” beginning on page 95.
The combined company’s operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of its control.
The following factors, among others, may negatively affect the combined company’s operating results:
•
the progress, potential and uncertainties of the exploration program at the properties located in the Homestake District of South Dakota (the “Project”);

•
Dakota Gold will be party to several material property option agreements. Dakota Gold may decide not to exercise its rights pursuant to such agreements or its rights as an option holder may be terminated by the optionor in certain circumstances;

•
the lack of defined resources that are Item 1300 of Reg, S-K Compliant Reserves, and may never be;

•
Dakota’s history of losses and need for additional financing;

•
the combined company’s limited operating history;

•
the combined company’s properties all being in the exploration stage;

•
the combined company’s lack of history in producing metals from the Company’sproperties;

•
the combined company’s need for additional financing to develop a producing mine, if warranted;

•
the combined company’s exploration activities not being commercially successful;

•
ownership of surface rights at the Project;

•
increased costs affecting the combined company’s financial condition;

•
a shortage of equipment and supplies adversely affecting the combined company’s ability to operate;

•
mining and mineral exploration being inherently dangerous;

•
mineralization estimates;

•
changes in mineralization estimates affecting the economic viability of the combined company’s properties;

•
uninsured risks;

•
mineral operations being subject to market forces beyond the combined company’s control;

•
fluctuations in commodity prices;

•
uncertainty surrounding permitting, licenses and approval processes;

•
uncertainty surrounding the governmental and environmental regulations;

•
future legislation regarding the mining industry and climate change;

•
potential environmental lawsuits;

•
the combined company’s land reclamation requirements;

•
gold mining presenting potential health risks;

•
title to the combined company’s properties

•
competition in the gold mining industries;

•
economic conditions, including as a result of the ongoing COVID-19 pandemic;

•
the combined company’s ability to manage growth;

•
the potential difficulty of attracting and retaining qualified personnel;

•
the combined company’s dependence on key personnel;

•
Dakota’s and JR’s SEC filing history or lack thereof, as the case may be; and

•
the combined company’s securities.

JR has a history of operating losses.
JR has incurred operating losses in each year since its inception, and may incur additional losses in the future. For the nine months ended December 31, 2021, JR had operating losses of $23,638,909. As of December 31, 2021, JR held cash and cash equivalents of approximately $46,790,482.
JR expects to continue to incur operating expenses in the foreseeable future as it seeks to complete the transactions. The extent of JR’s future operating losses or profits is highly uncertain, and it may not maintain profitability. If Dakota Gold is unable to achieve and then maintain profitability, the market value of Dakota Gold’s common stock will likely decline.
Dakota’s independent auditor has expressed substantial doubt about its ability to continue as a going concern.
Dakota’s independent auditor’s report on its financial statements included an explanatory paragraph that indicates that the financial statements were prepared assuming that Dakota would continue as a going concern. As discussed in Note 1 to the financial statements for the year ended March 31, 2021, Dakota has an accumulated deficit from inception through March 31, 2021 of approximately $8,543,000 and has yet to achieve profitable operations, and projects further losses in the development of its business. This condition raises substantial doubt about Dakota’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or obtaining the necessary financing to meet Dakota’s obligations and repay its liabilities arising from normal business operations when they become due. There can be no assurance that Dakota will be successful in its plans described above or in attracting equity or alternative financing on acceptable terms, or if at all. Dakota’s financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Dakota be unable to continue as a going concern. Upon the completion of the transactions, Dakota Gold will be required to consider whether, and may find, that there is substantial doubt about Dakota Gold’s ability to continue, as a going concern.
If Dakota Gold fails to manage any expansion or acquisition, its business could be impaired.
Dakota Gold may in the future acquire one or more mining properties or interests that expand its operations. Dakota Gold may not be able to effectively integrate those mining properties or interests into its business and any such acquisition could bring additional risks, exposures and challenges to Dakota Gold. In addition, acquisitions may dilute Dakota Gold’s earnings per share, disrupt its ongoing business, distract its management and employees, increase its expenses, subject it to liabilities and increase its risk of litigation, all of which could harm its business. If Dakota Gold uses cash to acquire mining properties or interests, such use may divert resources otherwise available for other purposes. If Dakota Gold uses its common stock to acquire mining properties or interests, its stockholders may experience substantial dilution. If Dakota Gold fails to manage any expansions or acquisition, its business could be impaired.
Dakota Gold may not be able to attract and retain additional key management or other personnel, or it may lose existing key management, which may limit its ability to compete in the mining industry.
Dakota Gold will depend on a number of key management personnel. The loss of the services of one or more key employees could limit Dakota Gold’s ability to compete in the mining industry. Its success will also depend on Dakota Gold’s ability to attract and retain additional highly qualified management and other personnel to meet its growth goals. Dakota Gold faces intense competition for qualified personnel, many of whom are often subject to competing employment offers, and it is unclear whether Dakota Gold will be able to attract and retain such personnel.
Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse or unexpected revenue fluctuations and affect its reported results of operations.
A change in accounting standards or practices or a change in existing taxation rules or practices, both in the U.S. and abroad, can have a significant effect on Dakota Gold’s reported results and may even affect its reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules, both in the U.S. and abroad, and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect Dakota Gold’s reported financial results or the way it conducts its business.
As a privately held entity, JR was not required to comply with the reporting requirements of the Exchange Act or the requirements of the Sarbanes-Oxley Act of 2002. As a public company, Dakota has been required to comply with such requirements. However, in regard to Dakota Gold, such requirements may strain its resources, increase its costs and distract management, and it may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company with listed equity securities, Dakota Gold will need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC, including compliance with the reporting requirements of the Exchange Act, and the requirements of NYSE American, with which JR was not required to comply as a private company.
Complying with these statutes, regulations and requirements will occupy a significant amount of time of the Dakota Gold board and management and may significantly increase Dakota Gold’s costs and expenses compared to that of Dakota. While combining the JR and Dakota accounting and operations functions, Dakota Gold will need to:
•
institute a comprehensive compliance function;

•
design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•
comply with rules promulgated by the NYSE American;

•
prepare and distribute periodic public reports in compliance with its obligations under the federal securities laws;

•
establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•
involve and retain to a greater degree than Dakota had to, outside counsel and accountants in the above activities; and

•
establish an investor relations function.

These factors could also make it more difficult for Dakota Gold to attract and retain qualified members of its board of directors and qualified executive officers. If Dakota Gold’s profitability is adversely affected because of these additional costs, it could have a negative effect on the trading price of Dakota Gold’s common stock.
Risks Related to the Ownership of Dakota Gold’s common stock
No assurance can be given that Dakota Gold’s NYSE American application will be approved at or following the completion of the transactions.
Although Dakota has applied for listing of Dakota Gold’s common stock on the NYSE American via the uplisting of Dakota’s common stock from the OTCQB to be effective at, or around the time of, the closing of the mergers, no assurance can be given that Dakota Gold can meet the listing requirements for the NYSE American at the closing of the mergers or that Dakota’s application will ever be approved.
Dakota Gold’s common stock may not become eligible to be traded electronically, which would result in brokerage firms being unwilling to trade the stock.
If the uplisting of Dakota’s common stock to the NYSE American is successful, Dakota Gold will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company (“DTC”) to permit its common stock to trade electronically. If an issuer is not “DTC-eligible,” then its stock cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today, means that stock of a company will not likely be traded.
Assuming the successful uplisting of Dakota’s common stock to the NYSE American, the market price of Dakota Gold’s common stock after the completion of the transactions may be subject to significant fluctuations and volatility and you may be unable to sell your Dakota Gold’s common stock at a profit or may lose all or part of your investment.
Assuming the successful uplisting of Dakota’s common stock to the NYSE American, the market price of Dakota Gold’s common stock could be subject to significant fluctuation following the completion of the transactions. The results of operations of Dakota Gold and the market price of its common stock following the completion of the transactions may be affected by factors different from those currently affecting the independent results of operations of and the stock price of Dakota. Some of the factors that may cause fluctuation in the stock price or trading volume of Dakota Gold’s common stock include:
•
general market and economic conditions and market trends, including in the mining industry and the financial markets generally;

•
the political, economic and social situation in the United States and in the world;

•
actual or expected variations in operating results;

•
variation in quarterly operating results;

•
inability to meet projections in revenue made by Dakota Gold;

•
speculation in the press or investment community;

•
the failure of research analysts to cover Dakota Gold’s common stock, adverse changes to research analyst recommendations, or the failure of Dakota Gold’s operating results to meet research analyst expectations;

•
announcements by Dakota Gold or its competitors of significant acquisitions, strategic partnership, joint ventures, capital commitments or other business developments;

•
adoption of new accounting standards affecting the industry in which Dakota Gold operates;

•
operations of competitors and the performance of competitors’ common stock;

•
litigation or governmental action involving or affecting Dakota Gold;

•
changes in financial estimates and recommendations by securities analysts;

•
recruitment or departure of key personnel;

•
purchases or sales of blocks of Dakota Gold’s common stock;

•
operating and stock performance of the companies that investors may consider to be comparable;

•
domestic and international economic, legal and regulatory factors unrelated to Dakota Gold’s performance; and

•
the realization of any risks described under “Risk Factors” in this document.

There can be no assurance that the price of Dakota Gold’s common stock will not fluctuate or decline significantly. The stock market in recent years has experienced considerable price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies and that could adversely affect the price of Dakota Gold’s common stock, regardless of its operating performance.
Stock price volatility might be worse if the trading volume of shares of Dakota Gold’s common stock is low. Furthermore, stockholders may initiate securities class action lawsuits if the market price of Dakota
Gold common stock declines significantly, which may cause Dakota Gold to incur substantial legal expenses and could divert the time and attention of Dakota Gold’s management and the Dakota Gold board.
Future sales of Dakota Gold’s common stock in the public market could reduce its stock price, and any additional capital raised by Dakota Gold through the sale of equity or convertible securities may dilute your ownership in Dakota Gold.
Dakota Gold may issue additional shares of common stock or convertible securities in future public offerings. Following the completion of the transactions, Dakota Gold will have approximately 70,850,983 outstanding shares of common stock. Following the completion of the transactions, Dakota Gold intends to file a registration statement with the SEC on Form S-8 providing for the registration of shares of its common stock issued or reserved for issuance under Dakota Gold’s equity incentive plan. Subject to the satisfaction of vesting conditions, shares registered under the registration statement on Form S-8 will be available for resale immediately following the completion of the transactions in the public market without restriction. Dakota Gold cannot predict the size of future issuances of its common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of its common stock will have on the market price of its common stock. Sales of substantial amounts of Dakota Gold’s common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of Dakota Gold’s common stock.
Dakota Gold does not intend to pay cash dividends on its common stock.
Applicable state law may impose requirements that may impede Dakota Gold’s ability to pay dividends on its common stock. Therefore, it is likely that any return on investment for Dakota Gold’s stockholders, at least in the near term, will occur only if the market price of its common stock appreciates.

USE OF PROCEEDS
Each Warrant will entitle the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period expiring on March 15, 2026
The Company would receive approximately $15.8 million from the exercise in full of all of the Warrants. To the extent the Warrants are not exercised and expire, the amount of proceeds the Company would otherwise receive will decrease. Further, following the exercise of the Warrants, the Company will not receive proceeds from any subsequent sale of the shares of common stock underlying the Warrants. The registration of the shares of common stock covered by this prospectus does not mean that the Company will issue, offer or sell, as applicable, any of such shares.
Unless the Company informs you otherwise, the Company intends to use the net proceeds from exercises of the Warrants for general corporate purposes, which may include acquisitions or other strategic investments, capital expenditures or working capital purposes. The Company’s management will have broad discretion over the use of proceeds from the exercise of the Warrants.

PLAN OF DISTRIBUTION
JR is registering the shares of common stock issuable from time to time upon exercise of the Warrants and will bear all fees and expenses incident to the registration of such shares. The Company would receive approximately $15.8 million from the exercise in full of all of the Warrants. To the extent the Warrants are not exercised and expire, the amount of proceeds the Company would otherwise receive will decrease. Further, following the exercise of the Warrants, the Company will not receive proceeds from any subsequent sale of the shares of common stock underlying the Warrants.

BUSINESS
Overview
On September 10, 2021, JR and Dakota entered into an Amended and Restated Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) providing for a business combination of Dakota and JR. Prior to the completion of the transactions, JR will change its name to Dakota Gold Corp.
Upon completion of the transactions, Dakota Gold will be the parent company. In the transactions, Dakota’s stockholders will receive one share of Dakota Gold’s common stock for each share of Dakota’s common stock that they own at the time of the closing of the transactions. It is anticipated that, upon the closing of the transactions, Dakota’s former stockholders will own approximately 49% and JR’s existing stockholders will own approximately 51% of the outstanding shares of Dakota Gold’s common stock.
It is contemplated that, effective around the completion of the transactions, Dakota Gold’s common stock will be traded on the NYSE American stock exchange (the “NYSE American”) under the symbol “DC” through the “uplisting” of Dakota’s common stock, which currently trades on the OTCQB under the symbol “DTRC.” Although a listing application for such shares has been submitted to the NYSE American, no assurance can be given that such listing will be approved.
At a special meeting held on March 24, 2022, Dakota’s stockholders voted to approve matters necessary to complete the transactions. It is anticipated that the transactions will be consummated shortly following the satisfaction of the other closing conditions set forth in the merger agreement. Information concerning the transactions and other related matters is contained in a proxy statement/prospectus on Form S-4 filed by JR with the SEC on February 22, 2022.
Parties to the Transactions
Dakota Territory Resource Corp.
Dakota Territory Resource Corp. is a Nevada corporation headquartered in Lead, South Dakota that was incorporated in 2002. Dakota’s common stock is traded on the OTCQB under the symbol “DTRC.” Dakota is engaged in the business of acquisition and exploration of mineral properties within the Homestake District (“Homestake District”) of South Dakota. To date, while no development or mining activities have commenced, Dakota’s strategy is to move projects from exploration to development and finally into production as results of exploration and development may dictate.
Dakota maintains 100% ownership of eight mineral properties in the Homestake District comprised of approximately 1,700 unpatented claims and a combination of surface leases and/or ownership covering a total of approximately 29,300 acres, including the Maitland, Blind Gold, City Creek, Tinton, West Corridor, Ragged Top, Poorman Anticline and Basal Deadwood-Unconformity Properties, all of which are located in the heart of the Homestake District. In addition, Dakota has an interest in certain surface rights and residual facilities in the Homestake District through an option agreement with Homestake Mining Company of California (“HMC”) and has an interest in the Richmond Hill Property through an option agreement with HMC and LAC Minerals (USA) LLC.
Dakota’s principal executive office is located at 106 Glendale Drive, Suite A, Lead, South Dakota 57754, its telephone number is (605) 906-8363 and its website is located at www.dakotatrc.com.
JR Resources Corp.
JR Resources Corp. is a Nevada corporation that was formed in British Columbia, Canada in 2017 and continued to Nevada in 2020. JR is privately held and is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward. JR is the majority stockholder of Dakota and is involved in managing Dakota’s business. JR’s principal executive office is located at 1588-609 Granville Street, Vancouver, British Columbia, Canada V7Y 1G5, and its telephone number is: (605) 906-8363.

DGC Merger Sub I Corp.
DGC Merger Sub I Corp. (“Merger Sub 1”) is a Nevada corporation and a direct, wholly owned subsidiary of JR. Merger Sub 1 was formed solely for the purpose of consummating the merger of Merger Sub 1 with and into Dakota, as provided for in the merger agreement. Merger Sub 1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions. Merger Sub 1’s office is located at 241 Ridge Street Ste 210, Reno, NV 89501 and its telephone number is: (605) 906-8363.
DGC Merger Sub II LLC
DGC Merger Sub II LLC (“Merger Sub 2”) is a Nevada limited liability company and a direct, wholly owned subsidiary of JR. Merger Sub 2 was formed solely for the purpose of consummating the merger of Dakota with and into Merger Sub 2, as provided for in the merger agreement. Merger Sub 2 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions. Merger Sub 2’s office is located at 241 Ridge Street Ste 210, Reno, NV 89501 and its telephone number is: (605) 906-8363.
The Transactions
On September 10, 2021, Dakota, JR, Merger Sub 1 and Merger Sub 2 entered into the merger agreement. The merger agreement provides for a business combination of Dakota and JR by means of a two-step merger process. As a result of this process, Dakota’s and JR’s respective businesses will be wholly owned by JR.
In the first merger (the “First Merger”), Merger Sub 1 will merge with and into Dakota, with Dakota being the surviving corporation. In the second merger (the “Second Merger”), Dakota will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving limited liability company. The Second Merger will occur as soon as practicable after the First Merger.
In the First Merger, each share of Dakota’s common stock held by stockholders other than JR will be cancelled and converted into the right to receive one share of JR’s common stock. In addition, (i) each outstanding option to purchase Dakota’s common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of JR’s common stock and (ii) any outstanding awards of restricted stock units with respect to shares of Dakota’s common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of JR’s common stock. The aggregate number of shares of JR’s common stock to be issued to former Dakota stockholders in the transactions will represent approximately 49% of the outstanding shares of JR’s common stock following completion of the transactions.
Prior to completion of the transactions, JR will change its name to “Dakota Gold Corp.”
Each share of Dakota Gold’s common stock will be issued in accordance with, and subject to the rights and obligations of, the Articles of Incorporation of JR.
It is contemplated that, effective around the completion of the transactions, Dakota Gold’s common stock will be traded on the NYSE American under the symbol “DC” through the “uplisting” of Dakota’s common stock, which currently trades on the OTCQB under the symbol “DTRC.” Although a listing application for such shares has been submitted to the NYSE American, no assurance can be given that such listing will be approved.

THE TRANSACTIONS
The following is a description of certain material aspects of the transactions. This description may not contain all of the information that may be important to you. The discussion of the transactions in this prospectus is qualified in its entirety by reference to the merger agreement, which is filed as an exhibit to this prospectus, Dakota Gold’s Articles of Incorporation and Bylaws that will be in effect as of the completion of the transactions, each of which is filed as an exhibit to this prospectus relates, and the Support Agreements, the form of which is filed as an exhibit to this prospectus. JR encourages you to read carefully this entire prospectus and the exhibits filed herewith, for a more complete understanding of the transactions. For more information, please see the public filings Dakota makes with the SEC, as described in “Where You Can Find More Information” beginning on page 95.
General Description of the Transactions
On September 10, 2021, Dakota, JR, Merger Sub 1 and Merger Sub 2 entered into the merger agreement. The merger agreement provides for a business combination of Dakota and JR by means of a two-step merger process. As a result of the First Merger and the Second Merger, Dakota’s and JR’s respective businesses will be wholly owned by JR.
In the First Merger, Merger Sub 1 will merge with and into Dakota, with Dakota being the surviving corporation. In the Second Merger, Dakota will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving corporation. The Second Merger will occur as soon as practicable following the First Merger.
Prior to completion of the transactions, JR will change its name to “Dakota Gold Corp.”
Merger Consideration
In the First Merger, each share of Dakota’s common stock held by stockholders other than JR will be cancelled and converted into the right to receive one share of Dakota Gold’s common stock. In addition, (i) each outstanding option to purchase Dakota’s common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of Dakota Gold’s common stock and (ii) any outstanding awards of restricted stock units with respect to shares of Dakota’s common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of Dakota Gold’s common stock.
The parties contemplate that, subject to final regulatory approval, effective at, or around the completion of, the transactions, Dakota Gold’s common stock will be traded on the NYSE American under the symbol “DC,” assuming the successful “uplisting” of Dakota’s common stock from the OTCQB to the NYSE American.
It is anticipated that the former Dakota stockholders will hold approximately 49%, and existing JR stockholders will hold approximately 51%, of the outstanding shares of Dakota Gold’s common stock, immediately following the completion of the transactions.
Treatment of Stock Options
Upon the completion of the transactions, each option to purchase Dakota’s common stock outstanding immediately prior to such time will be assumed by Dakota Gold and become an option to purchase the same number of shares of Dakota Gold’s common stock. In addition, each restricted share unit of Dakota and rights of any kind to receive shares of Dakota’s common stock or benefits measured, in whole or in part, by the value of shares of Dakota’s common stock, will be assumed by Dakota Gold and become an award on the same terms and conditions.
Indemnification and Directors’ and Officers’ Insurance
JR agreed to cause Dakota to indemnify the current or former directors and officers of Dakota, as provided in its articles of incorporation and bylaws for acts or omissions occurring prior to the First

Merger Effective Time (as defined below) and that such indemnification will continue in full force and effect until the expiration of the applicable statute of limitations with respect to such claims, except as otherwise required by applicable law.
In addition, prior to the First Merger Effective Time, Dakota has the option to purchase a directors’ and officers’ liability insurance policy with coverage that is substantially equivalent to the coverage held by Dakota current and former officers and directors prior to the First Merger Effective Time with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time and the Second Merger Effective Time (including in connection with the negotiation and execution of the merger agreement and the transactions contemplated therein), provided that the cost of such a policy does not exceed 300% of the last annual premium paid by Dakota for the policy currently held. However, if Dakota is unable to acquire such a policy, then JR will cause Surviving LLC to maintain the current directors’ and officer’s liability insurance for at least six years, provided that the aggregate premium is not in excess of 300% of the last annual premium paid for such policy prior to September 10, 2021. If JR is unable to acquire such a policy, then it shall cause the Surviving LLC to obtain as much comparable insurance as possible for an annual premium equal to 300% of the last annual premium paid prior to September 10, 2021.
The Agreement and Plan of Merger
The following summary describes certain material provisions of the merger agreement entered into in connection with the transactions, and is qualified in its entirety by reference to those agreements.
Description of the Merger Agreement
This section of the prospectus describes certain material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and filed as an exhibit to this prospectus. This summary may not contain all of the information about the merger agreement that is important to you. You are urged to read the entire merger agreement for a more complete understanding of the transactions.
The merger agreement and the discussion under the heading “Description of the Merger Agreement” have been included to provide you with information regarding the terms of the merger agreement. See “Where You Can Find More Information” beginning on page 95.
On September 10, 2021, Dakota entered into the merger agreement with JR, Merger Sub 1 and Merger Sub 2, which are referred to as the “merger subsidiaries.” The merger agreement provides, among other things, for two mergers:
•
the First Merger, which is a merger of Merger Sub 1 with and into Dakota, with Dakota surviving the merger as a wholly owned subsidiary of JR, will result in the issuance to Dakota stockholders of shares of JR’s common stock as described below in “Consideration in the First Merger;” and

•
the Second Merger, which is a merger of Dakota with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of JR.

Dakota following the completion of the First Merger is sometimes referred to as the “Surviving Corporation.” Merger Sub 2 following the completion of the Second Merger is sometimes referred to as the “Surviving LLC.”
Closing and Effective Times of the Transactions
The closing of the mergers will take place at 5:00 p.m. Eastern Daylight Time, on the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that are to be satisfied or waived at the closing, but subject to such satisfaction or waiver), unless another time or date is agreed to by Dakota and JR (the “Closing” and the date on which the Closing occurs, the “Closing Date”).
The First Merger shall become effective upon the close of trading on the Closing Date or at such other time as JR and Dakota shall agree in writing and shall specify in the First Merger articles of merger (the “First Merger Effective Time”). The Second Merger shall become effective upon the completion of the First

Merger or at such other time as JR and Dakota shall agree in writing and shall specify in the Second Merger articles of merger (the “Second Merger Effective Time”). Dakota and JR shall cooperate to cause the Second Merger Effective Time to occur as soon as practicable following the First Merger Effective Time.
The time at which each of the First Merger Effective Time and the Second Merger Effective Time will occur is referred to as the “Effective Time.”
Directors and Officers of Dakota Gold
Pursuant to the merger agreement, Dakota Gold will take all requisite action so that prior the First Merger Effective Time, the Dakota Gold board will consist of Dr. Quartermain, Mr. O’Rourke, Mr. Awde, Mr. Aberle, Ms. Grafton, Ms. Koenig and Mr. Morrison. Jonathan Awde currently serves on the JR board.
Prior to the First Merger Effective Time, JR shall designate Gerald Aberle as Chief Operating Officer of JR and Shawn Campbell as Chief Financial Officer of Dakota Gold. Jonathan Awde serves as President and Chief Executive Officer of JR and will continue in those roles after the completion of the transactions.
For a further description of the governance of the combined company following the completion of the transactions, see “Description of JR Resources Corp.’s Capital Stock” beginning on page 92.
Consideration in the First Merger
At the First Merger Effective Time, each issued and outstanding share of Dakota’s common stock (other than (i) any Excluded Dakota Stock, which will be automatically cancelled for no consideration, (ii) JR’s Dakota Stock and (iii) any Dissenting Shares) will be cancelled and converted into the right to receive one share of JR’s common stock (the “Dakota Merger Consideration” or the “Merger Consideration”). JR’s Dakota Stock shall be cancelled following the First Merger Effective Time.
The shares of Dakota Gold’s common stock to be issued as Dakota Merger Consideration will represent approximately 49% of the shares of outstanding common stock of Dakota Gold after giving effect to the transactions.
Dissenting Shares
Any share of Dakota’s common stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who did not consent to or vote in favor of the approval of the merger agreement and complies with all the provisions of the Nevada Revised Statutes relevant to the exercise and perfection of dissenters’ rights (a “Dissenting Share”) shall not be converted into the right to receive Dakota Merger Consideration but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 92A.300 through Section 92A.500 of the NRS.
Exchange of Dakota’s common stock
Prior to the First Merger Effective Time, JR shall select and appoint a bank or trust company to act as transfer agent with respect to the shares of Dakota Gold’s common stock and as exchange agent for the Dakota Gold non-certificated book entries representing the shares of Dakota Gold’s common stock to be issued in respect of shares of Dakota’s common stock outstanding immediately prior to the Effective Time. After the Closing Date, each holder of record shares of Dakota’s common stock shall receive a letter of transmittal from the transfer agent which shall contain instructions for how to surrender stock certificates (or affidavit of loss, if applicable) or shares held in book-entry or other uncertificated form in order to exchange them for the Merger Consideration.
Treatment of Dakota Stock Options and Restricted Share Units
At the First Merger Effective Time, each option to acquire Dakota’s common stock and restricted share unit of Dakota that is outstanding immediately prior to such time will cease to represent an option or right to acquire shares of Dakota’s common stock or a restricted share unit of Dakota stock and shall be converted into a right to acquire the same number of shares of Dakota Gold’s common stock or a restricted share unit of Dakota Gold’s common stock equal to the number of shares of Dakota’s common stock subject to such option or restricted share unit, on the same terms and conditions as applied to such option or restricted share unit immediately prior to the First Merger Effective Time.
Certain Representations and Warranties
The representations and warranties in the merger agreement were made as of specific dates. The assertions embodied in those representations and warranties were made principally for purposes of providing disclosure and allocating risk within the contract among Dakota, JR and the merger subsidiaries and were not intended to be a means of establishing facts. In addition, the assertions included in such representations and warranties are subject to important qualifications and limitations agreed to by Dakota and JR in connection with negotiating the terms of the merger agreement. Additionally, subject to certain exceptions, the representations and warranties made by Dakota in the merger agreement are qualified by the publicly available information disclosed by Dakota with the SEC after January 1, 2020, including exhibits and other information incorporated by reference therein, but excluding any risk factor disclosures, disclosure of risks in any “forward-looking statements” disclaimer and any other statements or disclosures that are similarly predictive, cautionary or forward-looking in nature. Moreover, certain representations and warranties made by Dakota and JR in the merger agreement may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality (including, in many cases, “material adverse effect”) different from those generally applicable to stockholders and in some cases may be qualified by disclosures made by one party to the other in disclosure schedules delivered by such party to the other, which are not necessarily reflected in the merger agreement or were used for the purpose of allocating risk between Dakota and JR rather than establishing matters as facts. Finally, information concerning the subject matter of the representations and warranties in the merger agreement may have changed since the date of the merger agreement, which may or may not be fully reflected in Dakota’s public disclosures. Dakota will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement, and will update such disclosure as required by federal securities laws. None of the representations and warranties in the merger agreement shall survive the Effective Time other than those covenants or agreements which, by their terms, apply or are to be performed in whole or in part after the Effective Time.
For the foregoing reasons, you should not rely on the representations and warranties in the merger agreement as statements of factual information. Some of the more significant representations and warranties that Dakota and JR each made to the other relate to:
•
valid existence, good standing and corporate authority to conduct business, including, if applicable, with respect to its subsidiaries;

•
capital stock, stock options and other equity interests;

•
corporate authority to enter into the merger agreement and other agreements contemplated by the transactions, consummate such transactions and the enforceability of the merger agreement and such other agreements;

•
approval of the merger agreement and the transactions by its board of directors or board of managers (as applicable);

•
absence of conflict with or breach of organizational documents, certain agreements and applicable law resulting from the execution and delivery of the merger agreement and the consummation of the transactions;

•
required governmental approvals;

•
broker’s fees;

•
litigation; and

•
absence of certain undisclosed liabilities.

In addition to the mutual representations and warranties of the parties noted above, Dakota has made representations to JR relating to:

•
SEC filings;

•
financial statements;

•
internal controls and procedures;

•
absence of certain changes or events; and

•
compliance with laws.

For purposes of the merger agreement, a “material adverse effect” with respect to JR and its wholly owned subsidiary (the “JR Subsidiary”), is defined to mean any event, change, occurrence or effect that, individually or in the aggregate with other events, changes, occurrences or effects has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of JR and the JR Subsidiary, taken as a whole, other than any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination:
•
changes in general economic, financial market, business conditions or capital markets;

•
general changes or developments in any of the industries or geographies in which the party and its subsidiaries operate;

•
any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the mergers or any of the other transactions contemplated hereby;

•
changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof;

•
any failure by JR to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or worsening of such matters threatened or existing as of the date hereof;

•
the announcement of the merger agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to the merger agreement; or

•
any actions taken (or omitted to be taken) at the written request of Dakota; except in the case of the first, second, fourth and sixth bullet points above, JR and the JR Subsidiary are affected in a materially disproportionate manner as compared to other companies that operate in the industry in which JR and the JR Subsidiary operate.

For purposes of the merger agreement, a “material adverse effect” with respect to Dakota and its subsidiaries means any event, change, occurrence or effect that, individually or in the aggregate with other events, changes, occurrences or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of Dakota and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination:
•
changes in general economic, financial market, business conditions or capital markets;

•
general changes or developments in any of the industries or geographies in which the party and its subsidiaries operate;

•
any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the mergers or any of the other transactions contemplated hereby;

•
changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof;

•
any change in the price or trading volume of Dakota’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from

•
the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
any failure by Dakota to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or worsening of such matters threatened or existing as of the date hereof;

•
the announcement of the merger agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to the merger agreement; or

•
any action taken by Dakota, or which Dakota causes to be taken by any of its subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with the merger agreement or

•
any actions taken at the written request of JR, except in the case of the first, second, fourth and seventh bullet points above, Dakota and its subsidiaries are affected in a materially disproportionate manner as compared to other companies that operate in the industry in which Dakota and its subsidiaries operate.

Conduct of Dakota’s and JR’s Businesses Pending the Transactions
Prior to the completion of the First Merger, except as expressly permitted by the merger agreement, required by law or consented to in writing by Dakota, JR has agreed that it will use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.
Prior to the completion of the Second Merger, except as expressly permitted by the merger agreement, required by law or consented to in writing by JR, Dakota has agreed that it will carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.
During the period from the date of the merger agreement to the Second Merger Effective Time, except as specifically required by the merger agreement, neither party shall, without the other’s prior written consent, (which consent shall not be unreasonably withheld, conditioned or delayed):
•
amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

•
issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, options, restricted stock, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, or grant to any person any other right to acquire any shares of its capital stock;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly owned subsidiary of Dakota to Dakota or to its other wholly owned subsidiaries);

•
adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock, options, restricted stock, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, options, restricted stock, warrants, convertible securities or other rights exercisable therefor or convertible thereinto;
•
acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets other than purchases of inventory and other assets in the ordinary course of business; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory and other assets in the ordinary course of business;

•
other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any material contract (other than terminations at the expiration of their respective terms);

•
make or receive any payment to or from, or enter into any transaction or contract with, any of its affiliates (other than wholly owned subsidiaries), or change, modify or amend any contract or transaction with any of its affiliates (other than wholly owned subsidiaries);

•
incur any operating expenditures or capital expenditures or any obligations or liabilities in respect thereof, except, with respect to Dakota, in accordance with Dakota’s existing operating budget and capital expenditure budget;

•
adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
fail to maintain in full force and effect in all material respects, or fail to use commercially reasonable efforts to replace, extend or renew, material insurance policies existing as of the date hereof;

•
release, compromise or cancel any debts owed to such person and its subsidiaries, other than settlement of accounts with customers and suppliers in the ordinary course of business

•
incur, assume or suffer to exist any indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except for loans or advances by Dakota or direct or indirect wholly owned subsidiaries of Dakota to Dakota or direct or indirect wholly owned subsidiaries of Dakota; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of Dakota or direct or indirect wholly owned subsidiaries of Dakota; and

•
make any loans, advances or capital contributions to, or investments in, any other Person, except to or in Dakota or any of its wholly owned subsidiaries;

•
except to the extent required by applicable law (including Section 409A of the Code) or the terms of any benefit plan in effect as of the date hereof, (A) grant or increase the rate, terms, or level of compensation, compensation opportunities, severance, retention, incentive, termination, change in control pay, or any other benefits of any director, officer, employee or independent contractor, (B) terminate, modify, amend or adopt any compensation or benefit plan, policy, program, practice, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees, officers, directors or independent contractors, (C) accelerate or agree to accelerate the vesting of, or the lapsing of restrictions with respect to any compensation or benefit under any benefit plan or any other contract (whether written or unwritten), (D) grant any severance, change in control or termination pay to any current or former director, officer, employee or independent contractor, (E) grant, issue, or amend, or promise to grant, issue, or amend, any cash- or equity-based incentive award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards), (F) enter into, adopt, or engage in negotiations regarding any collective bargaining agreement, works council or health and safety committee agreement, or any similar collective labor agreement or arrangement, (G) hire or engage any individual or terminate any employee or other individual service provider (other than a termination for cause), or (H) terminate employees in such numbers as would trigger any liability under the Workers Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law;

•
sell, assign, lease, transfer, license, mortgage, pledge, abandon or otherwise dispose of any of its material assets (including intellectual property), other than sales of inventory or equipment, sub- leases and licenses and other transactions in the ordinary course of business;

•
implement or adopt any material change in its methods of accounting (including any cash management, billing, payment or collection practices with respect to accounts payable, accounts receivable, accrued liabilities, other liabilities or obligations, or otherwise), except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•
compromise, settle or agree to settle any suit, claim, action, litigation, proceeding, arbitration, mediation or investigation (each, an “Action”) (including any Action relating to the merger agreement or the transactions contemplated hereby), or consent to the same;

•
make, change or revoke any material tax election, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material taxes, amend any material tax return, enter into any closing agreement with any governmental entity regarding material taxes or surrender any claim for a refund of material taxes; or

•
agree to take any of the actions described in above.

Nothing contained in the merger agreement shall give (i) JR, directly or indirectly, the right to control or direct Dakota or the operations of any of its subsidiaries prior to the Effective Time, or (ii) Dakota, directly or indirectly, the right to control or direct JR or the operations of any of the JR Subsidiary prior to the Effective Time. Prior to the Effective Time, Dakota shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations and prior to the Effective Time, JR shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and the JR Subsidiary’s respective operations.
Restrictions on Dakota’s Solicitation of Acquisition Proposals
Until the earlier to occur of the termination of the merger agreement and the First Merger Effective Time, Dakota is required to, and is required to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to not, directly or indirectly:
•
solicit, initiate or knowingly encourage or facilitate (including by way of furnishing or disclosing information) any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than JR or its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•
enter into any agreement in principle, memorandum of understanding, letter of intent, term sheet, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement relating to any Acquisition Proposal (other than an acceptable confidentiality agreement);

•
grant any waiver, amendment or release under or fail to enforce any standstill or confidentiality agreement (other than to the extent the Board of Directors of Dakota determines in good faith (after consultation with outside counsel) that failure to take any of such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law); or

•
propose publicly to do any of the foregoing.

Dakota shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, (A) terminate all existing negotiations with any person and its Representatives (other than JR or its Representatives) with respect to any Acquisition Proposal or that could lead to an Acquisition

Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect to which Dakota or any of its subsidiaries is a party or of which Dakota or any of its subsidiaries is a beneficiary with regard to any Acquisition Proposal, (C) cease providing any person or its Representatives (other than JR or its Representatives) with any further information with respect to Dakota, its subsidiaries or any Acquisition Proposal, (D) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data furnished prior to the date hereof to any such Person and its Representatives with respect to any Acquisition Proposal and (E) immediately terminate all physical and electronic data room access granted prior to the date hereof to any such Person, its subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal.
An “Acquisition Proposal” means any proposal, offer, or inquiry from any person or group of persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Dakota and its subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Dakota and its subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Dakota, in each case other than the transactions.
Director and Officer Indemnification and Insurance
JR agrees that all rights to indemnification existing in favor of the current or former directors and officers of Dakota as provided in the articles of incorporation and bylaws of Dakota, for acts or omissions occurring prior to the First Merger Effective Time, shall be assumed and performed by the Surviving Corporation and the Surviving LLC, respectively, and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law.
If Dakota is unable to secure a “tail” policy, for six years following the Effective Time, JR will, and will cause the Surviving LLC to maintain the current policies of directors’ and officers’ liability insurance maintained by Dakota as the case may be, or policies with coverage and amounts containing terms and conditions that are no less advantageous to the insured persons with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time or the Second Merger Effective Time (including in connection with the negotiation and execution of the merger agreement and the transactions contemplated thereby), so long as JR or the Surviving LLC, as applicable, are not required to pay an aggregate premium in excess of 300% of the last annual premium paid for such insurance before the date of the merger agreement.
Other Covenants and Agreements
Dakota Stockholder Meeting
As promptly as practicable following the effectiveness of the registration statement on Form S-4 filed by JR, Dakota agreed to duly call a meeting of its stockholders to consider and vote on the approval of the merger agreement, the approval of the Dakota Merger Proposal and the other transactions.
Efforts to Consummate the Transactions
Dakota and JR each agreed to use reasonable best efforts to:
•
obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract;

•
obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any governmental entity; and

•
execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of the merger agreement; provided, that neither Dakota nor any of its subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of JR.

Dakota and JR shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Dakota or JR, as the case may be, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.
Transaction Litigation
Dakota and JR must each promptly notify the other of any Action commenced or, to its knowledge, threatened against it and/or its officers or directors in connection with the merger agreement and the transactions. Dakota and JR will cooperate in the defense of such matters and not settle any such matters without the consent of the other party.
Advise of Changes
Dakota, on the one hand, and JR, on the other hand, must promptly advise the other of any change or event that (i) renders or would reasonably be expected to render any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate such that the applicable closing conditions would not be satisfied if the closing were to be held on the date such representation or warranty became untrue or inaccurate or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied. A notification by either party to advise the other of such a change or event does not affect the representations and warranties or covenants contained in the merger agreement and does not independently constitute a failure of any condition to closing under the merger agreement.
Tax Matters
Dakota and JR intend that for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together, constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of section 368(a) of the Code. Dakota and JR agree not to, and to cause their respective affiliates not to, take or cause to be taken any action reasonably likely to cause the mergers, taken together, to fail to be treated as such.
Section 16 Matters
Dakota must take all necessary or appropriate steps to cause the transactions, including any dispositions of Dakota’s common stock or acquisitions of JR’s common stock by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Dakota, to be exempt under Rule 16b-3 of the Exchange Act.
Conditions to the Completion of the Transactions
•
The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of both Dakota and JR to consummate the transactions:

•
the required approval of Dakota’s stockholders has been obtained;

•
the absence of any order or other action by any governmental entity or law in effect preventing the consummation of the transactions;

•
the SEC has declared this Form S-4 effective and no stop order suspending its effectiveness has been issued;

•
the Dakota shares are “regularly traded” as described under Treasury Regulations Section 1.897‑9T(d)(2);

•
the accuracy of the representations and warranties of the other party (with certain exceptions for inaccuracies that are de minimis or would not reasonably be expected to have a material adverse effect on the party making such representations and warranties) and receipt of an officer’s certificate to that effect;

•
the performance in all material respects by each party of all obligations required to be performed by it prior to the closing under the merger agreement and receipt of an officer’s certificate to that effect; and

•
each party has performed in all material respects and has not had a material adverse effect occur; and

•
Dakota has received the Tax Opinion.

Termination
The merger agreement may be terminated at any time prior to the consummation of the transactions:
•
by mutual written consent of Dakota and JR;

•
by either Dakota or JR, by written notice to the other party:

•
if the First Merger and the Second Merger are not consummated on or before June 30, 2022, provided that the party utilizing this right of termination must not have materially breached any representation, warranty, covenant or agreement of the merger agreement in a manner that

•
was the principal cause of the failure of the mergers to be consummated timely;

•
if any governmental entity has enacted a law, issued an order, or taken any other action permanently prohibiting the transactions, which law, order or other action has become final and non-appealable;

•
if the required approval of Dakota’s stockholders is not obtained; or

•
by Dakota, if:

•
prior to the Dakota stockholder approval, the Board of Directors of Dakota determines to enter into a definitive written agreement with respect to a superior proposal;

•
JR is in breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement that would render the closing condition not to be satisfied, and such breach is either (A) not capable of being cured prior to June 30, 2022 or (B) if curable, is not cured within thirty (30) business days after notice by Dakota to JR of such breach; or

•
by JR, if:

•
Dakota or either merger subsidiary is in breach of any of its respective representations, warranties, covenants or agreements set forth in the merger agreement that would render the closing condition not to be satisfied, and such breach is either (A) not capable of being cured prior to the June 30, 2022 or (B) if curable, is not cured within thirty (30) business days after notice by JR to Dakota of such breach; or

•
If the Board of Directors of Dakota effects an Adverse Recommendation Change (as defined below).

An “Adverse Recommendation Change” is (i) the failure to make or the withdrawal of (or modification or qualification in any manner adverse to JR or public proposal to withdraw, modify or qualify in any manner adverse to JR) the recommendation by the Dakota board that the stockholders approve the merger agreement and the transactions contemplated thereby (the “Dakota Board Recommendation”) or the approval, adoption or declaration of the advisability of the merger agreement and the transactions contemplated thereby, (ii) the adoption, approval, or public recommendation, endorsement or other declaration of advisability, or proposal publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any acquisition proposal, (iii) the failure to include the Dakota Board Recommendation in whole or in part in this prospectus or any filing or amendment or supplement relating thereto, (iv) the failure to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within ten business days after it is announced or (v) the failure, within ten business days of a request by JR following the public announcement of an acquisition proposal, to reaffirm the Dakota Board Recommendation.
Expenses
Whether or not the transactions are consummated, all costs and expenses incurred in connection with the merger agreement and the consummation of the transactions will be borne by the party incurring such expenses.
Amendment
The merger agreement may be amended at any time by written agreement of JR, Dakota and the merger subsidiaries, provided, that, after the (i) receipt of the required approvals of JR’s stockholders, no amendment may be made which by law requires further approval of JR’s stockholders without such further approval. and (ii) receipt of the required approvals of Dakota’s stockholders, no amendment may be made which by law requires further approval of Dakota’s stockholders without such further approval.
Extension of Time and Waiver
At any time prior to the effective time of the First Merger, the parties may:
•
extend the time for the performance of any of the obligations of the other party;

•
waive any uncured inaccuracies in the representations and warranties of the other party contained in the merger agreement; and

•
waive compliance with any of the agreements of the other party or conditions contained in the merger agreement.

Any extension or waiver or failure to insist on strict compliance with an obligation, covenant or agreement in the merger agreement will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. In the event that a condition to the merger agreement is waived, Dakota and JR, as applicable, currently intend to evaluate the materiality of any such waiver and its effect on Dakota’s stockholders or JR’s, as applicable, in light of the facts and circumstances at the time to determine whether any re-solicitation of proxies is required in light of such waiver.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL INFORMATION
These unaudited pro forma financial statements have been prepared in connection with the proposed transactions between JR and Dakota.
These unaudited pro forma financial statements have been prepared using information derived from, and should be read in conjunction with, the consolidated financial statements of JR for the year ended March 31, 2021, the condensed consolidated financial statements of JR for the nine month period ended December 31, 2021, the consolidated financial statements of Dakota for the year ended March 31, 2021 and the condensed consolidated financial statements of Dakota for the nine month period ended December 31, 2021. The historical annual financial statements of the JR and Dakota were prepared in accordance with U.S.
GAAP. These pro forma financial statements have been compiled from and include an unaudited pro forma statement of operations for the year ended March 31, 2021 combining:
i.
The consolidated statement of operations of JR for the year ended March 31, 2021;

ii.
The consolidated statement of operations of Dakota for the year ended March 31, 2021; and

iii.
The adjustments described in note 3 to the pro forma financial statements.

The unaudited pro forma statement of operations for the year ended March 31, 2021 have been prepared as if the Transaction had occurred on April 1, 2020.
These pro forma financial statements have been compiled from and include:
i.
An unaudited pro forma statement of operations for the nine-month period ended December 31, 2021 combining:

a.
The consolidated statement of operations of JR for the nine-month period ended December 31, 2021;

b.
The consolidated statement of operations of Dakota for the nine-month period ended December 31, 2021; and

c.
The adjustments described in note 3.

ii.
An unaudited pro forma balance sheet as at December 31, 2021 combining

a.
The consolidated balance sheet of JR as at December 31, 2021;

b.
The consolidated balance sheet of Dakota as at December 31, 2021; and

c.
The adjustments described in note 3.

The unaudited pro forma statement of operations for the nine month period ended December 31, 2021 have been prepared as if the Transaction had occurred on April 1, 2021.
The unaudited pro forma financial statements are not intended to reflect the financial performance of JR which would have resulted had the transactions been effected on the date indicated. Actual amounts recorded upon completion of the proposed transactions will likely differ from those recorded in the unaudited pro forma financial statements and such differences could be material. Any potential synergies that may be realized and integration costs that may be incurred on completion of the transactions have been excluded from the unaudited pro forma financial information. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

UNAUDITED PRO FORMA BALANCE SHEET AS AT MARCH 31, 2021
(Unaudited, expressed in United States dollars, except for per share amounts)
	Dakota Territory Resource Corp.	JR Resources Corp.	Pro Forma Adjustments	Notes	Pro Forma
Current assets
Cash and cash equivalents	$10,392,940	$11,444,668	$(10,392,940)	3(e)	$11,444,668
Prepaid expenses and other current assets	75,608	384,897	(75,608)	3(e)	384,897
Total current assets	10,468,548	11,829,565	(10,468,548)		11,829,565
Non-current assets
Mineral properties, net	5,337,072	57,931,794	(5,337,072)	3(e)	57,931,794
Property and equipment, net	870,744	870,744	(870,744)	3(e)	870,744
Total assets	$16,676,364	$70,632,103	$(16,676,364)		$70,632,103
Current liabilities
Accounts payable and accrued liabilities	$162,024	$846,622	$(162,024)	3(e)	$846,622
Accounts payable – related party	3,000	3,000	(3,000)	3(e)	3,000
Current portion of notes payable – related party	906,768	906,768	(906,768)	3(e)	906,768
Total current liabilities	1,071,792	1,756,390	(1,071,792)		1,756,390
Non-current liabilities
Notes payable – related party, net of current portion and discount	473,325	473,325	(473,325)	3(e)	473,325
Deferred tax liability	—	9,398,458	—		9,398,458
Total liabilities	1,545,117	11,628,173	(1,545,117)		11,628,173
Stockholders’ equity
Share capital	56,197	35,136	(56,197)	3(e)	70,322
			(13,057)	3(g)
			35,186	3(g)
Additional paid in capital	23,617,834	12,105,720	(2,469,407)	3(e), 3(f)	33,254,147
Retained earnings (deficit)	(8,542,784)	25,679,461	8,542,784	3(e)	25,679,461
Equity attributable to stockholders	15,131,247	37,820,317	6,052,366		59,003,930
Non-controlling interest	—	21,183,613	(21,183,613)	3(f)	—
Total stockholders’ equity	$15,131,247	$59,003,930	$(15,131,247)		$59,003,930
Total stockholders’ equity and liabilities	$16,676,364	$70,632,103	$(16,676,364)		$70,632,103

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR
THE YEAR ENDED MARCH 31, 2021
(Unaudited, expressed in United States dollars, except for per share amounts)
	Dakota Territory Resource Corp.	JR Resources Corp.	Pro Forma Reclassification (Note 3(a))	Pro Forma Adjustments	Notes	Pro Forma
Consulting	$—	$670,920	$329,941	$(180,507)	3(b)	$820,354
Exploration costs	673,545	271,853	—	(156,679)	3(b)	788,719
Office, travel and general	—	515,104	255,327	(197,245)	3(b)	573,186
Professional fees	—	634,241	575,711	(160,449)	3(b)	1,049,503
General and administrative expenses	1,160,979	—	(1,160,979)		3(b)	—
Loss from operations . . .	(1,834,524)	(2,092,118)		694,880		(3,231,762)
Other income (expense)
Foreign exchange income	—	79,001		—		79,001
Interest income	7,204	32,443		(5,204)	3(b)	34,443
Interest expense	(1,337,721)	—		1,337,721	3(d)	—
Gain on derivatives	—	27,087,667		(27,087,667)	3(c)	—
	(1,330,517)	27,199,111				113,444
Net income (loss) before income tax	$(3,165,041)	$25,106,993				$(3,118,318)
Deferred tax benefit		413,424				413,424
Net income (loss)	$(3,165,041)	$25,520,417				$(2,704,894)
Basic and diluted earnings (loss) per share	$(0.12)	$1.12				$(0.06)
Weighted average shares outstanding
Basic and diluted	25,904,749	23,165,060		(3,775,147)	3(g)	45,294,662
The accompanying notes are an integral part of these pro forma financial statements.

Dakota Gold Corp.
Pro Forma Notes to the Financial Statements
For the year ended March 31, 2021
(Unaudited, expressed in United States dollars, unless otherwise stated)
1.   BASIS OF PRESENTATION AND DESCRIPTION OF THE TRANSACTION
These unaudited pro forma financial statements have been prepared in connection with the proposed transaction between JR Resources Corp. (“JR”) and Dakota Territory Resource Corp. (“Dakota”) (the “Transaction”).
Under the terms of the Transaction between JR and Dakota, Dakota stockholders will receive one share of JR for each share of Dakota. JR stockholders will continue to hold shares of JR. On March 8, 2022, prior to the closing of the Transaction, JR completed a reverse share split such that the total number of JR shares was proportionally reduced to 35,641,667 JR shares.
In addition, at the closing of the Transaction, (i) each outstanding option to purchase Dakota common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of JR common stock in the manner set forth in the Amended and Restated Agreement and Plan of Merger , dated as of September 10, 2021, by and among Dakota, JR, Merger Sub I and Merger Sub II (the “Amended Agreement”), (ii) each outstanding award of restricted stock units with respect to shares of Dakota common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of JR common stock in the manner set forth in the Amended Agreement, and (iii) JR will change its name to “Dakota Gold Corp.”
The transaction described above is accounted for as an equity transaction in which the JR shares are issued to acquire the non-controlling interest held by Dakota shareholders. The share issuance has been reflected as an adjustment to the basic and diluted weighted average shares outstanding in the pro forma income statement.
The completion of the Transaction is subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of JR stockholders and the approval of Dakota stockholders.
During the year ended March 31, 2021 JR acquired control of Dakota. As a result, JR consolidated Dakota’s results in its income statement from the date it acquired control of Dakota.
These unaudited pro forma financial statements have been prepared using information derived from, and should be read in conjunction with, the consolidated financial statements of JR for the year ended March 31, 2021 and the consolidated financial statements of Dakota for the year ended March 31, 2021. The historical annual financial statements of JR and Dakota were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These pro forma financial statements have been compiled from and include:
a) An unaudited pro forma statement of operations for the year ended March 31, 2021 combining:
i.
The consolidated statement of operations of JR for the year ended March 31, 2021;

ii.
The consolidated statement of operations of Dakota for the year ended March 31, 2021; and

iii.
The adjustments described in note 3.

b) An unaudited pro forma balance sheet as at March 31, 2021 combining:
i.
The consolidated balance sheet of JR as at March 31, 2021;

ii.
The consolidated balance sheet of Dakota as at March 31, 2021; and

iii.
The adjustments described in note 3.

Dakota Gold Corp.
Pro Forma Notes to the Financial Statements
For the year ended March 31, 2021
(Unaudited, expressed in United States dollars, unless otherwise stated)
The unaudited pro forma statement of operations for the year ended March 31, 2021 have been prepared as if the Transaction had occurred on April 1, 2020.
The unaudited pro forma financial statements are not intended to reflect the financial performance of JR which would have resulted had the Transaction been effected on the date indicated. Actual amounts recorded upon completion of the proposed Transaction will likely differ from those recorded in the unaudited pro forma financial statements and such differences could be material. Any potential synergies that may be realized and integration costs that may be incurred on completion of the Transaction have been excluded from the unaudited pro forma financial information. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.
2.   SIGNIFICANT ACCOUNTING POLICIES
The accounting policies used in preparing the unaudited pro forma financial statements are set out in JR’s audited consolidated financial statements for the year ended March 31, 2021. In preparing the unaudited pro forma financial statements, a preliminary review was undertaken to identify any accounting policy differences between the accounting policies used by Dakota and those of JR where the impact was potentially material and could be reasonably estimated. The significant accounting policies of Dakota conform, in all material respects, to those of JR. A final review will be completed after closing to ensure all differences have been identified and recognized. Certain expenses have been reclassified to conform to the Company’s consolidated financial statement presentation.
3.   PRO FORMA ASSUMPTIONS AND ADJUSTMENTS
The unaudited pro forma financial statements reflect the following assumptions and adjustments to give effect to the Transaction, as if the Transaction had occurred on April 1, 2020 for the consolidated income statements. The Company is not aware of any additional reclassifications that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments. Assumptions and adjustments made are as follows:
a)
To conform the pro forma financial information to the financial statement line items presented by JR, as Dakota presented all general and administrative expenses as one line item, whereas JR presented them in a number of line items.

b)
To reflect the Transaction as if it had occurred on April 1, 2020, the results of Dakota for the period from consolidation in JR in October 2020 to March 31, 2021 have been adjusted to reflect the 12 month operations of Dakota in the pro forma statement of operations. This eliminates the double counting of expenses of Dakota for the period from consolidation in JR in October 2020 to March 31, 2021 that would have occurred otherwise.

c)
The gain on derivative assets recorded in JR’s statement of operations has been adjusted as the gain on derivative assets would have been eliminated on consolidation had the Transaction occurred on April 1, 2020 and is thus excluded from the pro forma statement of operations.

d)
The interest expense incurred by Dakota was incurred as part of the Transaction with JR in the year and would have been eliminated on consolidation had the Transaction occurred on April 1, 2020 and is thus excluded from the pro forma statement of operations.

e)
As at March 31, 2021 the assets and liabilities of Dakota were recognized in JR’s balance sheet. This adjustment eliminates the double counting of Dakota assets and liabilities in the pro forma balance sheet.

f)
To reflect the acquisition of the non-controlling interest in Dakota by JR upon the issuance of JR

Dakota Gold Corp.
Pro Forma Notes to the Financial Statements
For the year ended March 31, 2021
(Unaudited, expressed in United States dollars, unless otherwise stated)
shares to Dakota stockholders per the Transaction. Prior to the Transaction, the non-controlling interest in JR’s financial statements related to the portion of Dakota it does not own, and subsequent to the completion of the Transaction, Dakota will be a wholly owned subsidiary of JR.
g)
To reflect the share consideration issued as a result of the Transaction.

4.   PRO FORMA SHARE CAPITAL
After giving effect to the pro forma adjustments described in note 3, the Company’s issued and outstanding share capital would be as follows:
	Common Shares	Amount
Issued and outstanding, March 31, 2021	35,136,029	$35,136
Share consideration issued in connection with the Transaction	35,186,537	35,186
Pro forma balance as at March 31, 2021	70,322,566	$70,322
5.   PRO FORMA INCOME AND COMPREHENSIVE INCOME PER SHARE
Pro forma basic and diluted loss per share for the year ended March 31, 2021 has been calculated based on the actual weighted average number of common shares of the Company outstanding for the respective periods; as well as the number of common shares issued in connection with the Transaction as if such shares had been outstanding since April 1, 2020:
Year ended March 31, 2021
Pro forma net loss	$(2,704,894)
Actual weighted average number of basic and diluted common shares outstanding	23,165,060
Impact of additional common shares issued in connection with the Transaction (note 3)	22,129,602
Pro forma weighted average number of basic and diluted common shares outstanding	45,294,662
Pro forma basic and diluted loss per share	$(0.06)

UNAUDITED PRO FORMA BALANCE SHEET AS AT DECEMBER 31, 2021
(Unaudited, expressed in United States dollars, except for per share amounts)
	Dakota Territory Resource Corp.	JR Resources Corp.	Pro Forma Adjustments	Notes	Pro Forma
Current assets
Cash and cash equivalents	$46,637,914	$46,790,482	$(46,637,914)	3(c)	$46,790,482
Receivable	—	22,884	—		22,884
Prepaid expenses and other current assets	173,604	345,274	(173,604)	3(c)	345,274
Total current assets	46,811,518	47,158,640	(46,811,518)		47,158,640
Non-current assets
Mineral properties, net	20,297,409	72,892,131	(20,297,409)	3(c)	72,892,131
Property and equipment, net	1,341,108	1,341,108	(1,341,108)	3(c)	1,341,108
Total assets	68,450,035	121,391,879	(68,450,035)		121,391,879
Current liabilities
Accounts payable and accrued liabilities	619,597	1,185,755	(619,597)	3(c)	1,185,755
Total current liabilities	619,597	1,185,755	(619,597)		1,185,755
Non-current liabilities
Deferred tax liability	—	9,016,766	—		9,016,766
Total liabilities	619,597	10,202,521	(619,597)		10,202,521
Stockholders’ equity
Share capital	70,828	35,641	(70,828)	3(c)	70,828
			35,187	3(e)
Additional paid in capital	98,956,100	44,001,171	(43,645,036)	3(c), 3(d)	99,312,235
Retained earnings (deficit)	(31,196,490)	11,806,295	31,196,490	3(c)	111,806,295
Equity attributable to stockholders	67,830,438	55,843,107	(12,484,187)		111,189,358
Non-controlling interest	—	55,346,251	(55,346,251)	3(d)	—
Total stockholders’ equity	67,830,438	111,189,358	(67,830,438)		111,189,358
Total stockholders’ equity and liabilities	$68,450,035	121,391,879	(68,450,035)		$121,391,879

UNAUDITED PRO FORMA INCOME STATEMENT FOR
THE NINE MONTH PERIOD ENDED DECEMBER 31, 2021
(Unaudited, expressed in United States dollars, except for per share amounts)
	Dakota Territory Resource Corp.	JR Resources Corp.	Reclassification (Note 3(a))	Pro forma adjustments	Notes	Pro Forma
Consulting	$—	$507,404	$—	$—		$507,404
Exploration costs	6,117,247	6,117,247	—	(6,117,247)	3(b)	6,117,247
Office, travel and general	—	15,378,269	15,196,310	(15,196,310)	3(b)	15,378,269
Professional fees	—	1,635,989	1,204,348	(1,204,348)	3(b)	1,635,989
General and administrative expenses	16,427,931	—	(16,427,931)	—		—
Loss from operations. .	(22,545,178)	(23,638,909)	27,273	22,517,905		(23,638,909)
Other income (expense)
Foreign exchange loss	—	(49,543)	(27,273)	27,273	3(b)	(49,543)
Interest income	16,094	16,094	—	(16,094)	3(b)	16,094
Interest expense	(101)	(70,854)	—	101	3(b)	(70,854)
Loss on settlement of debt	(124,521)	(124,521)	—	124,521	3(b)	(124,521)
	(108,528)	(228,824)	(27,273)	135,801		(228,824)
Net income (loss) before income tax	(22,653,706)	(23,867,733)	—	22,653,706		(23,867,733)
Deferred tax benefit	—	381,692	—	—		381,692
Net income (loss)	$(22,653,706)	$(23,486,041)	$—	$22,653,706		$(23,486,041)
Basic and diluted earnings (loss) per share	$(0.35)	$(0.39)				$(0.33)
Weighted average shares outstanding. .	—	—	—
Basic and diluted	65,079,372	35,561,255		(29,892,835)		70,747,792
The accompanying notes are an integral part of these pro forma financial statements.

Dakota Gold Corp.
Pro Forma Notes to the Financial Statements
For the nine month period ended December 31, 2021
(Unaudited, expressed in thousands of United States dollars, unless otherwise stated)
1.   BASIS OF PRESENTATION AND DESCRIPTION OF THE TRANSACTION
These unaudited pro forma financial statements have been prepared in connection with the proposed transaction between JR Resources Corp. (“JR”) and Dakota Territory Resource Corp. (“Dakota”) (the “Transaction”).
Under the terms of the Transaction between JR and Dakota, Dakota stockholders will receive one share of JR for each share of Dakota. JR stockholders will continue to hold shares of JR. On March 8, 2022, prior to the closing of the Transaction, JR completed a reverse share split such that the total number of JR shares was proportionally reduced to 35,641,667 JR shares.
In addition, at the closing of the Transaction, (i) each outstanding option to purchase Dakota common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of JR common stock in the manner set forth in the Amended and Restated Agreement and Plan of Merger, dated as of September 10, 2021, by and among Dakota, JR, Merger Sub I and Merger Sub II (the “Amended Agreement”), (ii) each outstanding award of restricted stock units with respect to shares of Dakota common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of JR common stock in the manner set forth in the Amended Agreement, and (iii) JR will change its name to “Dakota Gold Corp.”
The transaction described above is accounted for as an equity transaction in which the JR shares are issued to acquire the non-controlling interest held by Dakota shareholders. The share issuance and reverse share split has been reflected as an adjustment to the basic and diluted weighted average shares outstanding in the pro forma income statement.
The completion of the Transaction is subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of JR stockholders and the approval of Dakota stockholders.
During the year ended March 31, 2021 JR acquired control of Dakota. As a result, JR consolidated Dakota’s results in its income statement from the date it acquired control of Dakota.
These unaudited pro forma financial statements have been prepared using information derived from, and should be read in conjunction with, the consolidated financial statements of JR for the nine-month period ended December 31, 2021 and the consolidated financial statements of Dakota for the nine-month period ended December 31, 2021. The historical financial statements of the JR and Dakota were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These pro forma financial statements have been compiled from and include:
a)
An unaudited pro forma statement of operations for the nine-month period ended December 31, 2021 combining:

i.
The consolidated statement of operations of JR for the nine-month period ended December 31, 2021;

ii.
The consolidated statement of operations of Dakota for the nine-month period ended December 31, 2021; and

iii.
The adjustments described in note 3.

b)
An unaudited pro forma balance sheet as at December 31, 2021 combining:

i.
The consolidated balance sheet of JR as at December 31, 2021;

ii.
The consolidated balance sheet of Dakota as at December 31, 2021; and

Dakota Gold Corp.
Pro Forma Notes to the Financial Statements
For the nine month period ended December 31, 2021
(Unaudited, expressed in thousands of United States dollars, unless otherwise stated)
iii.
The adjustments described in note 3.

The unaudited pro forma statement of operations for the nine-month period ended December 31, 2021 has been prepared as if the Transaction had occurred on April 1, 2021.
The unaudited pro forma financial statements are not intended to reflect the financial performance of JR which would have resulted had the Transaction been effected on the date indicated. Actual amounts recorded upon completion of the proposed Transaction will likely differ from those recorded in the unaudited pro forma financial statements and such differences could be material. Any potential synergies that may be realized and integration costs that may be incurred on completion of the Transaction have been excluded from the unaudited pro forma financial information. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.
2.   SIGNIFICANT ACCOUNTING POLICIES
The accounting policies used in preparing the unaudited pro forma financial statements are set out in JR’s audited consolidated financial statements for the year ended March 31, 2021. In preparing the unaudited pro forma financial statements, a preliminary review was undertaken to identify any accounting policy differences between the accounting policies used by Dakota and those of JR where the impact was potentially material and could be reasonably estimated. The significant accounting policies of Dakota conform, in all material respects, to those of JR. A final review will be completed after closing to ensure all differences have been identified and recognized. Certain expenses have been reclassified to conform to the Company’s consolidated financial statement presentation.
3.   PRO FORMA ASSUMPTIONS AND ADJUSTMENTS
The unaudited pro forma financial statements reflect the following assumptions and adjustments to give effect to the Transaction, as if the Transaction had occurred on March 31, 2021 for the consolidated income statements. The Company is not aware of any additional reclassifications that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments. Assumptions and adjustments made are as follows:
a)
To conform the pro forma financial information to the financial statement line items presented by JR, as Dakota presented all general and administrative expenses as one line item, whereas JR presented them in a number of line items.

b)
To reflect the Transaction as if it had occurred on March 31, 2021, the results of Dakota for the period have been adjusted to reflect the nine month operations of Dakota in the pro forma income statement. This eliminates the double counting of expenses of Dakota for the nine-month period ended December 31, 2021 that are already consolidated into JR’s income statement for the nine-month period ended December 31, 2021.

c)
As at December 31, 2021 the assets and liabilities of Dakota were recognized in JR’s balance sheet. This adjustment eliminates the double counting of Dakota assets and liabilities in the pro forma balance sheet.

d)
To reflect the acquisition of the non-controlling interest in Dakota by JR upon the issuance of JR shares to Dakota stockholders per the Transaction. Prior to the Transaction, the non-controlling interest in JR’s financial statements relates to the portion of Dakota it does not own, and subsequent to the completion of the Transaction, Dakota will be a wholly owned subsidiary of JR.

e)
To reflect the share consideration issued as a result of the Transaction.

Dakota Gold Corp.
Pro Forma Notes to the Financial Statements
For the nine month period ended December 31, 2021
(Unaudited, expressed in thousands of United States dollars, unless otherwise stated)
4.   PRO FORMA SHARE CAPITAL
After giving effect to the pro forma adjustments described in note 1, the Company’s issued and outstanding share capital would be as follows:
	Common Shares Amount
Issued and outstanding, December 31, 2021	35,641,079	$35,641
Share consideration issued in connection with the Transaction	35,186,537	35,187
Pro forma balance as at December 31, 2021	70,827,616	$70,828
5.   PRO FORMA INCOME AND COMPREHENSIVE INCOME PER SHARE
Pro forma basic and diluted loss per share for the nine-month period ended December 31, 2021 has been calculated based on the actual weighted average number of common shares of the Company outstanding for the respective periods; as well as the number of common shares issued in connection with the Transaction as if such shares had been outstanding since March 31, 2021:
Nine-month period ended December 31, 2021
Pro forma net loss	$(23,486,041)
Actual weighted average number of basic and diluted common shares outstanding	35,561,255
Impact of additional common shares issued in connection with the Transaction (note 3)	35,186,537
Pro forma weighted average number of basic and diluted common shares outstanding	70,747,792
Pro forma basic and diluted loss per share	(0.33)

INFORMATION ABOUT JR RESOURCES CORP.
JR Resources Corp. is a Nevada corporation that was formed in British Columbia, Canada in 2017 and continued to Nevada in 2020. JR is privately held and is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward. JR’s sole investment and focus is its majority investment in Dakota Territory Resource Corp. and the completion of the mergers described herein and the merger agreement. Jonathan Awde serves as a director and also as JR’s Chief Executive Officer and holds the positions of President, Treasurer and Secretary. Mac Jackson and William Gehlen serve as JR’s other two directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF JR RESOURCES CORP.
This management’s discussion and analysis should be read in conjunction with the audited annual financial statements for the fiscal years ended March 31, 2021 and 2020 and the condensed consolidated financial statements for the three and nine months ended December 31, 2021 and 2020 (together, the “Financial Statements”) of JR Resources Corp. (for purposes of this section, referred to as “JR” or the “Company”) and notes thereto as set forth herein. Readers are also urged to carefully review and consider the various disclosures made by the Company, which attempt to advise interested parties of the factors which affect the Company’s business. The Financial Statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.
Overview
In May 2020, JR entered into an agreement with Dakota (the “Agreement”) whereby Dakota granted JR the right to purchase up to 35,641,667 shares of common stock of Dakota at $0.60 per share (approximately 64% on a fully diluted basis) in one or more closings on or prior to October 15, 2020. Upon execution of the Agreement, the Company and Dakota entered into an amended and restated promissory note in the amount of $1,450,000, of which $300,000 was advanced in February 2020 and $1,150,000 was advanced in May 2020.
In October 2020, the Company and Dakota effected the first closing under the Agreement whereby JR purchased 17,416,667 shares of common stock of Dakota for aggregate consideration of $10,450,000, including $9,000,000 in cash and $1,450,000 upon conversion of the principal amount of the May 2020 promissory note. In addition, the Company and Dakota entered into amending agreements on October 15, 2020 and February 15, 2021 whereby (i) it was agreed to extend the balance of the May 2020 purchase right until March 17, 2021, and would allow JR the option to purchase up to an additional 18,225,000 shares of common stock for up to an additional $10,935,000, and (ii) Dakota created two director vacancies and agreed to allow for two JR nominees to be appointed, of which a nominee was appointed as a director to fill one vacancy on October 15, 2020. Immediately after the first closing, the Company owned 49.42% of Dakota’s common stock outstanding and had the right to purchase a further 18,225,000 shares of Dakota’s common stock. In addition, the Company substantially controlled the operational and financial decisions of Dakota though contractual agreement related to the use of the investment proceeds.
In March 2021, the Company and Dakota effected the second and final closing under the Agreement, as amended, whereby JR purchased 18,225,000 shares of common stock of Dakota for an aggregate consideration of $10,935,000, $10,635,000 in cash and $300,000 upon conversion of the principal amount of a promissory note issued in January 2021. The Company’s interest in Dakota increased from 49.42% on the first closing to 63.42% and the Company maintained control of Dakota.
In May 2021, the Company entered into a definitive merger agreement with Dakota (“Merger Agreement”). Pursuant to the Merger Agreement, the Company and Dakota would incorporate a new company (“NewCo”) that would acquire all of the outstanding securities of Dakota and of the Company in exchange for securities of NewCo (the “Merger”). Under the Merger Agreement, stockholders of the Company would receive a number of NewCo shares of common stock equal to their percentage shareholding in JR multiplied by the 35,641,667 Dakota shares that JR owns. Under the Merger Agreement, stockholders of Dakota other than JR would receive one share of common stock of NewCo for each share of common stock of Dakota.
In addition, under the Merger Agreement, at the closing of the Merger, (i) each outstanding option to purchase Dakota’s common stock, whether vested or unvested, would be assumed and converted into an option with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (ii) each outstanding warrant to purchase JR’s common stock, whether or not exercisable, would be assumed and converted into a warrant with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (iii) any outstanding awards of restricted stock units with respect to shares of Dakota’s common stock would be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, and (iv) NewCo would change its name to “Dakota Gold Corp.”

Under the Merger Agreement, the completion of the Merger was subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of JR stockholders and the approval of Dakota stockholders. In addition, under the Merger Agreement, in connection with the Merger, the Company and Dakota intended to cause NewCo to prepare and file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”).
In September 2021, the Company amended the closing mechanics in respect to the Merger with Dakota without any changes to the economic considerations of JR’s stockholders and Dakota stockholders.
Pursuant to the Amended and Restated Agreement and Plan of Merger Agreement:
•
Dakota stockholders will receive one share of JR (which will be renamed Dakota Gold Corp. prior to closing) for each share of Dakota;

•
JR stockholders will continue to hold shares of JR (which will be renamed Dakota Gold Corp. prior to closing); and

•
On March 8, 2022, prior to the closing of the Merger, JR completed a reverse share split such that the total number of JR shares was proportionately reduced to 35,641,667 JR shares.

There can be no assurance that the necessary approvals will be obtained, or the structure of the merger will be as outlined, or completed at all.
The Company’s goal is to create stockholder value through the acquisition, responsible exploration and future development of high caliber gold properties in the Homestake District of South Dakota through the investment in Dakota and the potential Merger. The Company and Dakota’s management and technical teams cumulatively have several hundred years of international mining and exploration experience and key personnel have more than 50 combined years in the Homestake District, mostly with the Homestake Mining Company, as well as other exploration companies that worked in the region. The Company believes this experience uniquely positions the Company and will allow it to leverage its direct experience and knowledge of past exploration and mining activities in the Homestake District with modern exploration and mining techniques and understanding to focus its programs and build upon dominance where the historic Homestake Mining Company left off in the 1990s.
The Homestake District has yielded approximately 44.6 million ounces of gold production with most of it coming from within a small area. The production ledges of the old mine define a cumulative surface projection area of much less than 3 square miles. Homestake Mining Company’s historic gold production and exploration in the Homestake District is overwhelmingly focused on the underground mine. Modern statistical studies and understanding of the distribution of large gold camps around the world identifies that large gold deposits generally occur in clusters. The Company believes the Homestake District is generally underexplored and has lacked the modern efforts required to search for gold deposits especially under the cover of younger sedimentary and igneous rocks that dominate the surface. The Homestake District is a safe low-cost jurisdiction with well-developed mining infrastructure and is a jurisdiction in which regulatory authorities have consistently demonstrated a willingness to work with responsible operators to permit well- planned compliant projects.
Since 2012, Dakota has consistently pursued a strategy of expanding its portfolio of brownfields properties located exclusively within the Homestake District to build a dominant land position with the goal of consolidating the remaining mineral potential. Dakota property acquisitions are focused and based on past exploration, the access to proprietary data sets it has assembled over the years, and new research Dakota has conducted on the gold systems that created the deposits in the Homestake District. Dakota has not established that any of its projects or properties contain any proven or probable reserves under Subpart 1300 of Regulation S-K.
Dakota believes the Homestake District is located in a safe, low-cost jurisdiction with well-developed infrastructure and is in a regulatory jurisdiction in which authorities have consistently demonstrated a willingness to work with responsible operators to permit well-planned compliant projects.

Planned Activities
Dakota’s planned activities during fiscal 2022 will be focused on advancing its Maitland, Blind Gold, City Creek and Tinton projects to the initial drilling stage and to continue to evaluate and build on its overall property position in the Homestake District of South Dakota.
Dakota’s experienced technical group and consultants continue to model data acquired by its regional high-definition airborne geophysical survey, supplemented by ground geophysical surveys completed in 2021, to enhance possible drill targets, as well as to screen targets on other brownfields areas of interest within the District. Several field sampling and mapping programs have been initiated and the Company continues to locate, evaluate and add to the historic information in its regional and project level data sets from the 145-year-old Homestake Mining Company files as well as from other sources.
Permitting and site preparations have been completed for the first drilling program on the iron- formation target and other tertiary-age replacement targets in the Maitland area and drilling has commenced. Preparations for drilling on iron-formation targets, the unconformity target and other types of tertiary-age replacement targets on the City Creek and Richmond Hill projects are on schedule for completion before the arrival of a second drill rig, approximately in late February. Permit and environmental field work for the Blind Gold and Tinton project areas has also been initiated. Targets in some of the other brownfields areas may also be identified and advanced for drilling as exploration activities continue throughout the year.
Table: Fiscal Year 2022 Proposed Exploration Expenditures (millions)
General & administrative	$3.4
Drilling, Field programs/Met Testing/Data Compilation	$6.2
Property Acquisition	$3.8
TOTAL	$13.4
Since the Company is an exploration stage company and has not generated revenues to date, its cash flow projections are subject to numerous contingencies and risk factors beyond its control, including exploration and development risks, competition from well-funded competitors, and its ability to manage growth. The Company can offer no assurance that its expenses will not exceed its projections.
Liquidity and Capital Resources
The Company is an exploration-stage company and does not generate revenues. As such, the Company has historically financed the Company’s operations and the acquisition and exploration of the Company’s mineral properties through the issuance of share capital.
As of December 31, 2021, the Company had working capital of approximately $45,973,000 and the Company’s retained earnings as of December 31, 2021 was approximately $11,806,000. The Company had a net loss for the nine months ended December 31, 2021 of approximately $23,486,000. During the nine months ended December 31, 2021, Dakota issued a total of 11,203,661 shares of common stock for net proceeds of approximately $49,516,000.
During the Company’s fiscal year ending March 31, 2022, the Company’s plan is to spend approximately $13.4 million. The timing of these expenditures is dependent upon a number of factors, including the availability of contractors.
Nine months ended December 31, 2021 and 2020
Cash flows used in operating activities
During the nine months ended December 31, 2021 and 2020, the Company’s cash flow used in operating activities was $6,933,021 and $1,544,085, respectively. Cash used in operations for the December 31, 2021 period increased year over year as the company increased the amount of land claims and associated annual claim maintenance costs. In addition, the company completed an airborne geophysical survey and engaged additional personnel to review and commence the compilation of historical geological data obtained through the Barrick option agreements.
Cash flows used in investing activities
During the nine months ended December 31, 2021 and 2020, cash flow used in investing activities was $6,753,648 and $2,152,551, respectively. In the period ended December 31, 2021, the cash used for investing activities consisted primarily of the acquisition of land. In the period ended December 31, 2020 the cash used for investing consisted primarily of a loan from JR to Dakota. The loan was later converted into shares as part of the acquisition of Dakota.
Cash flows used in financing activities
During the nine months ended December 31, 2021 and 2020, cash flow from financing activities was $49,032,486 and $20,151,067, respectively. In the nine months ended December 31, 2021 Dakota, issued shares to receive proceeds of $49.516 million.
Fiscal years ended March 31, 2021 and 2020
Cash flows used in operating activities
During the years ended March 31, 2021 and 2020, cash flow used in operating activities was $2,166,825 and $169,294, respectively. Cash used in operations for the March 31, 2021 period increased year over year as the company increased the amount of land claims and associated annual claim maintenance costs. In addition, the Company completed an airborne geophysical survey and engaged additional personnel to review and commence the compilation of historical geological data obtained through the Barrick option agreements.
Cash flows used in investing activities
During the years ended March 31, 2021 and 2020, cash flow used in investing activities was $4,731,043 and $728,459, respectively. In the period ended March 31, 2021, the cash used for investing activities consisted primarily of the acquisition of land offset by the cash acquired. In the period ended September 30, 2020 the cash used for investing consisted primarily of a loan from JR to Dakota. The loan was later converted into shares as part of the acquisition of Dakota.
Cash flows used in financing activities
During the years ended March 31, 2021 and 2020, cash flow from financing activities was $18,200,768 and $1,037,591, respectively. In the period ended December 31, 2021 Dakota, issued shares to receive proceeds of $22.5 million, partially offset by a dividend to non-controlling interest shareholders of $4.3 million.
Results of Operations
Nine months ended December 31, 2021 and 2020
Revenue and Other Income
The Company had no operating revenues during the nine months ended December 31, 2021 and 2020. The Company’s normal operation is currently not profitable. For the nine months ended December 31, 2020, the Company recorded a gain on derivative assets of approximately $27,088,000 in connection to the Agreement.
Exploration Costs
During the nine months ended December 31, 2021 and 2020, the Company’s exploration costs totaled approximately $6,117,000 (including $3,870,000 of share-based compensation expense) and $193,000, respectively. Included in these costs were payments of annual claim maintenance fees related to the Company’s mineral properties. The increase year over year related to the company having additional funds from financing to carry out the airborne geophysical survey and review and compilation of historical geological data.
General and Administrative
The Company’s general and administrative expenses for the nine months ended December 31, 2021 and 2020 were approximately $17,522,000 and $796,000, respectively. These expenditures were primarily for approximately $12,484,000 (9 months ended December 30, 2020 — $0) of share-based compensation expense in the nine months ended December 31, 2021, $2,894,000 (9 months ended December 30, 2020 — $241,000) for office, travel and general expenses necessary for the Company’s operations, $1,636,000 (9 months ended December 30, 2020 — $341,000) for legal, accounting & professional fees and $507,000 (9 months ended December 30, 2020 — $213,000) for consulting fees.
The Company had losses from operations for the nine months ended December 31, 2021 and 2020 totaling approximately $23,639,000 and $989,000, respectively. The Company had a total net loss for the nine months ended December 31, 2021 of approximately $23,486,000 and net income of approximately $26,333,000 for the nine months ended December 31, 2020. During the nine months ended December 31, 2020, and in connection with the Agreement, the Company recorded a gain on derivative assets of approximately $1,837,000 in relation to the conversion of the promissory note with Dakota and a gain on derivative assets of approximately $25,251,000 related to the detachable option agreement providing the Company the right to acquire a total of 35,641,667 shares of Dakota’s common stock.
Off-Balance Sheet Arrangements
For the nine months ended December 31, 2021 and 2020, the Company has off-balance sheet arrangements for annual payments in relation to the mineral leases as disclosed in Note 3 of the condensed consolidated interim financial statements for the nine months ended December 31, 2021 and 2020.
Fiscal years ended March 31, 2021 and 2020
Revenue
The Company had no operating revenues during the fiscal years ended March 31, 2021 and 2020. The Company’s normal operation is currently not profitable. For the fiscal year ended March 31, 2021, the Company recorded a gain on derivative assets of approximately $27,088,000 in connection to the Agreement. As a result of this gain, the Company had an accumulated retained earnings of approximately $25,679,000 as of March 31, 2021.
Exploration Costs
During the years ended March 31, 2021 and 2020, the Company’s exploration costs totaling approximately $272,000 and $48,000, respectively. Included in these costs were for payments of annual claim maintenance fees related to the Company’s mineral properties. The increase year over year related to the company having additional funds from financing to carry out the airborne geophysical survey and review and compilation of historical geological data.
General and Administrative
The Company General and administrative expenses for the years ended March 31, 2021 and March 31, 2020 were approximately $1,820,000 and $122,000, respectively. These expenditures were primarily for consulting, legal, accounting and professional fees, investor relations and other general and administrative expenses necessary for the Company’s operations.
JR had income (loss) before income taxes from operations for the fiscal year ended March 31, 2021 totaling approximately $25,107,000 and loss of $193,000 for the fiscal year ended March 31, 2020. The Company had net income for the fiscal year ended March 31, 2021 of approximately $25,520,000 and net loss of $193,000 for the fiscal year ended March 31, 2020.

During the fiscal year ended March 31, 2021, and in connection with the Agreement with Dakota, the Company recorded a gain on derivative assets of $1,837,000 in relation to the conversion of the promissory note with Dakota and a gain on derivative assets of $25,251,000 related to the detachable option agreement providing the Company the right to acquire a total of 35,641,667 shares of Dakota’s common stock.
Off-Balance Sheet Arrangements
For the fiscal years ended March 31, 2021 and 2020, the Company had no off-balance sheet arrangements.
Critical Accounting Estimates
Management’s discussion and analysis of financial condition and results of operations is based on the Financial Statements, which have been prepared in accordance with U.S. GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies.
Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that the Company’s financial statements are fairly presented in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the Company’s assumptions and estimates, and such differences could be material. Management believes that the following critical accounting estimates and judgments have a significant impact on the Company’s financial statements; Valuation of options granted to Dakota directors and officers using the Black-Scholes model, valuation of the derivative assets using the Black- Scholes model, and the fair value of mineral properties. The accounting policies are described in greater detail in Note 2 to the Company’s audited annual financial statements for the fiscal year ended March 31, 2021.

INFORMATION ABOUT DAKOTA TERRITORY RESOURCE CORP.
Dakota was incorporated in Nevada in 2002. Dakota is engaged in the business of acquisition and exploration of mineral properties within the Homestake District of South Dakota. To date, while no development or mining activities have commenced, Dakota’s strategy is to move projects from exploration to development and finally on to mining as results of exploration may dictate. Dakota’s management and technical teams have extensive mining and exploration experience in the Homestake District and it intends to leverage its experience together with its business presence in South Dakota to create value for the Company’s stockholders. Dakota currently holds eleven brownfield project areas in the district comprised of 1,720 unpatented lode claims and a combination of surface and mineral leases covering a total of approximately 38,918 acres. Dakota’s principal executive offices are located at 106 Glendale Drive, Suite A, Lead, South Dakota, 57754, and its telephone number is (605) 906-8363.
Properties
Dakota has not established that any of its properties, mineral interests or rights contain proven or probable reserves, as defined under Subpart 1300 of Regulation S-K. Exploration by Dakota on its properties has been limited to field sampling programs, field mapping programs, geophysical surveys and a campaign to acquire historic data sets that were known to exist for its property and the balance of the Homestake District. Much of the important historic data has been digitized and assembled to a new database in electronic form. In the case of historic geophysical data, the data has been digitized and reprocessed.
Exploration plans and budgets have been prepared for each of the Maitland, West Corridor, Ragged Top, Homestake Paleoplacer, City Creek, Tinton, Poorman Anticline, South Lead / Whistler Gulch, the Barrick Option, Richmond Hill and the Blind Gold Properties. The Homestake Paleoplacer Property has been permitted with SDDANR, and Dakota believes the Homestake Paleoplacer Property is drill-ready with the State in receipt of the $20,000 reclamation bond. Current exploration plans may be modified pending the ongoing modeling and interpretation of the Company’s airborne magnetic and radiometric survey data acquired in 2020. Dakota’s technical team is currently reconciling its high-resolution geophysics with its extensive geology and geochemistry data sets to improve its ability to map and project lithology and structure in areas where the company has less historic data.
None of Dakota’s property is sufficiently drilled to prepare a preliminary economic assessment. However, Dakota’s management and technical teams have prepared internal scoping studies for the Homestake Paleoplacer Property and the Blind Gold Property iron-formation and tertiary aged replacement targets.
Based on its experience in the district, Dakota has modeled the exploration, development, mining and closure for the size and grade of similar deposits in a similar geological setting elsewhere in the district for those properties. The strategy of this financial modeling is to determine whether, if Dakota is technically successful defining its deposit expectation with drill holes, any identified deposit would make commercial sense to ultimately develop.
The Black Hills has well developed power infrastructure. All of Dakota’s properties have power on the property now, or nearby access to the property with the potential to be upgraded for production if exploration proves successful. The Company believes access to water will not be a significant issue for any development purpose at any property.
Property Costs
As of December 31, 2021 and March 31, 2021, Dakota’s mineral properties totaled $20,297,409 and $5,337,072, respectively. As of December 31, 2021, Dakota is in the exploration stage and has not commenced amortization of its properties. Dakota capitalizes certain costs to its projects when the costs can be specifically attributable to a project, or when it is reasonable to allocate those costs. Certain costs are not allocated as they are regional expenditures in nature.

Dakota has made acquisition payments for the following exploration properties to date:
	Regional and Other	Barrick Option	Blind Gold	Maitland	Ragged Top	West Corridor	Total
Balance at March 31, 2021	$298,476	$—	$218,596	$4,820,000	$—	$—	$5,337,072
Additions	—	6,150,000	—	986,536	1,515,000	1,597,243	10,248,779
Balance at September 30, 2021	298,476	6,150,000	218,596	5,806,536	1,515,000	1,597,243	15,585,851
Gold Properties — Black Hills General
Dakota maintains 100% ownership of 11 mineral properties in the district comprised of 1,720 unpatented claims and a combination of surface leases and/or ownership covering a total of approximately 38,918 acres located in the Black Hills of South Dakota, including the Blind Gold, City Creek, Tinton, West Corridor, Ragged Top, Poorman Anticline, Maitland, South Lead / Whistler Gulch, the Barrick Option, Richmond Hill and Homestake Paleoplacer Properties, all of which are located in the heart of the Homestake District.
The Homestake District is a favorable geologic gold setting with three unique gold deposit types that the Company believes have yielded approximately 44.6 million ounces of gold production over the past 140 years, including Proterozoic-age Homestake iron-formation hosted gold deposits, Tertiary-age replacement gold deposits and Eo-Cambrian Homestake Paleoplacer gold deposits.
Dakota has based the acquisition of its Black Hills property position on more than 44 years of combined mining and exploration experience in the Homestake District with Homestake Mining Company of California and the knowledge gained from previous exploration and mining efforts. Dakota believes that its properties hold exploration targets for all three gold deposit types known to exist in the district.
The Black Hills is a low-cost jurisdiction with well-developed infrastructure and an existing experienced mining and exploration workforce. South Dakota’s regulatory authorities have historically demonstrated a willingness to work with responsible operators to permit well-planned compliant projects and South Dakota’s exploration and mining regulations are reasonable and comparable to other mining jurisdictions within the United States.
Dakota’s business strategy is to focus on the search of a repeat of the Homestake Deposit in the iron-formation host that is distributed across the district, largely under the cover of the younger igneous and sedimentary rocks that dominate the surface. Dakota continues to expand its land position in the district with the objective of simultaneously developing less capital-intensive lower risk gold targets that could be brought into production in the near term.
Blind Gold Property
The Blind Gold Property consists of 191 unpatented lode-mining claims. In total, the Blind Gold Property covers approximately 3,387 acres in the western portion of Lawrence County, South Dakota, USA. More specifically the claims lie within the Black Hills Meridian, Township 5N, Ranges 2 and 3 E covering portions of Sections 1, 2, 11, 12 13 and 14 in Range 2E and Sections 5,6,7,8 and 18 in Range 3E.

Dakota acquired 84 of the claims through the acquisition of North Homestake Mining Company in September 2012. In December 2012, Dakota’s Blind Gold Property position was increased through the acquisition of 23 additional claims from Black Hills Gold Exploration LLC. Dakota added 63 contiguous claims on its west and south western property boundary in February 2020 and in December 2020, 21 additional claims were at the western boundary of the property. Dakota owns a 100% interest in the 191 claims that comprise the main block of the Blind Gold Property with no known encumbrance. There are no known private surface rights owners within the bounds of the main block of the Blind Gold Property with all surface rights under the control of the US Forest Service. Annual claim maintenance fees are $165 per claim, or a total of $31,515 for the claims that comprise the main block of the Blind Gold Property. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the US Forest Service (“USFS”), and the South Dakota Division of Environment and Natural Resources (“SDDANR”) prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work.
Access to the property is gained by traveling 4.3 miles south-southeast from the City of Spearfish along the Maitland Road (Forest Service 195). Alternately, the area can be accessed from the south via the same Maitland Road from Central City. The northern segment of the property can be accessed from the Maitland Road via Forest Service Road 195-2A and the southern portion can be accessed via the Paradise Gulch Road. In addition, various forest service roads exist within the property.
The Blind Gold Property is located approximately 4 miles northwest and on structural trend with the Homestake Gold Mine. In the 1980′s and 1990’s Homestake Mining Company’s work in the District extended and Homestake iron-formation host under cover and demonstrated the repeatability of Homestake iron- formation hosted gold deposits within the structural corridor extending northwest of the mine.
In addition to the exploration potential for gold hosted in the Homestake iron-formation, the Blind Gold Property holds exploration potential for Tertiary-aged gold and silver replacement deposits typical of the District, with the mineralization hosted in the Cambrian Deadwood formation and to a lesser degree the Paha Sapa Limestone. The formation of Tertiary-age gold-silver replacement deposits is generally dependent on fault and fracture structures necessary to the transportation of mineralizing fluids and proximity to the preferential intrusive bodies, both of which are present at the Blind Gold Property. Tertiary-age gold mineralization is evidenced across the Blind Gold Property by numerous mapped prospect workings dating from the turn of the century in the Paha Sapa Limestone, Phonolite intrusive and Deadwood formation where it outcrops at the southwest corner of the property. The Blind Gold Property is an exploration target for the on-trend continuation of Tertiary aged gold-silver replacement deposits in the preferred Deadwood formation host under the cover of the Paha Sapa limestone.

44.4 °
-103.8 °
N
0
2,000
feet

Blind Gold Property

Dakota Territory Resource Corp.

Date: 1/7/2022	**Figure 1.**
Author: WTG	
Office: Lead	
Scale: 1 in = 0.259662 ft	
Projection: LAT/LONG Decimal Degree WGS 84

Homestake Paleoplacer Property
The Homestake Paleoplacer Property consists of a total of 365 mineral acres covering approximately 5,700 feet of the projected northward extension of the Homestake Paleoplacer Channel Trend in the western portion of Lawrence County, South Dakota, USA. More specifically the claims lie within the Black Hills Meridian, Township 5N, Range3E covering portions of Sections 20 and 21.
Dakota acquired its original 14 unpatented Homestake Paleoplacer claims from Black Hills Gold Exploration LLC in December 2012. Dakota owns a 100% interest in the 14 unpatented claims with no known encumbrance of any kind. There are no known private surface rights owners within the bounds of the property with all surface rights under the control of the US Forest Service. Annual claim maintenance fees are $165 per claim, or a total of $2,310 total for the 14 claims that comprise the original Homestake Paleoplacer Property. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the BLM, the USFS, and the SDDANR prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work.
In February 2014, Dakota entered into an agreement to acquire surface and mineral title to 26.16 acres of the Squaw and Rubber Neck Lodes that comprise Mineral Survey 1706 in the Black Hills of South Dakota.

The property is located immediately to the north and adjoining Dakota’s 14 original unpatented claims group and was explored by Homestake Mining Company in the 1980’s.
In March 2014, Dakota successfully closed a transaction with Deadbroke Mining Company, Inc. to purchase approximately 565.24 mineral acres in the Northern Black Hills of South Dakota. As part of the Deadbroke Mining Company Inc. property acquisition, Dakota purchased an additional 64.39 mineral acres located immediately southwest and contiguous to Dakota’s original unpatented claims group, including the historic Gustin, Minerva and Deadbroke Gold Mines.
In April 2017, Dakota added an additional 141 acres of mineral property to the Homestake Paleoplacer Property through an Exploration and Mining Lease and Option to Purchase Property Agreement with Trucano Novelty Inc., of South Dakota. The property acquisition is located immediately north and contiguous to the original Homestake Paleoplacer Property.
Access to the property is gained by traveling 0.75 miles west-northwest from Central City along the Maitland Road (Forest Service 195). Alternately, the area can be accessed by traveling approximately 1.75 miles west-northwest from the City of Deadwood on the Mount Roosevelt Road (Forest Service 133).
The first significant Black Hills gold event occurred approximately 1.74 billion years ago, depositing gold in the Homestake iron-formation. From the time of iron-formation gold deposition, Proterozoic erosion removed approximately 30,000 feet of rock from the earth’s crust and exposed the Homestake lode to an erosional event that distributed gold into drainages on the regolith surface forming high-grade gold paleoplacer deposits. The Homestake Paleoplacer deposit is characterized by gold bearing quartz pebble conglomerates, similar to the Jacobina conglomerate gold deposits of Bahia, Brazil, that were deposited to the north and away from the elevated exposure of the mineralized Homestake iron-formation source lode. Multi-ounce per ton gold grades were historically not uncommon to paleoplacer deposits, principally because the source gold lode was up graded by lateritic weathering processes prior to erosion and distribution of the gold into the ancient paleochannels.
560 million years ago, the Cambrian seas advanced and deposited marine sediments that eventually covered the primordial Black Hills highlands and sealed the paleoplacer gold deposits under cover.
Tertiary-age rhyolite intrusive rocks dominate the outcrop on the Homestake Paleoplacer Property, along with limited outcrops of Cambrian Deadwood formation contained within the rhyolite intrusive. The rhyolite is in the form of a sill/laccolith, 50 to 500 feet thick, that overlies the basal quartz pebble conglomerate units of Deadwood formation and the extensions of gold bearing paleoplacer sourced from the Homestake Lode.
Dakota’s Paleoplacer Property includes the past producing Gustin, Minerva and Deadbroke Mines, which were the last three mines that produced from the channel and are located furthest to the north at the point where the channel disappears under the cover of the younger Cambrian sedimentary and Tertiary igneous rocks. The Deadbroke Mine began operations in the earliest days of the 1870’s Black Hills Gold

Rush and continued to produce gold through the 1920’s by underground room and pillar methods at depths ranging from 100 to 200 feet below surface.
In 1973, Homestake Mining Company entered into a mining lease on the Deadbroke Property, based on interest generated by a report authored by Homestake Geologist, Ross R. Grunwald and titled “Ore Potential of The Deadbroke Mine and Other Northern Black Hills Conglomerate Ores”. In 1974, Homestake dewatered the Deadbroke Mine and conducted a comprehensive mine mapping and sampling program. A total of 214 channel samples were collected by Homestake Geologists from the perimeter of accessible stope and development headings, as well as from pillars left in stopes. The results of the 1974 Deadbroke Mine sampling program led to a subsequent 27-hole drill program in the 1980’s designed to explore for the extension of the paleochannel north of the Deadbroke Mine.

44.38 °
-103.772 °
N
0
1,000
feet

Homestake Paleoplacer Property

Dakota Territory Resource Corp.

Date: 1/7/2022

Author: WTG

Office: Lead

Figure 2.

Scale: 1 in = 0.105799 ft

Projection: LAT/LONG Decimal Degree WGS 84

City Creek Property
The City Creek Property consists of a group of 228 unpatented lode-mining claims and Fidelity, Cresson, Danube, Confidence, Perhaps, Combination No. 1, Combination No. 2 and Cuba patented lode claims, M.S. 1644, covering a total of approximately 4,328 acres in the western portion of Lawrence County, South Dakota, USA. More specifically the claims lie within the Black Hills Meridian, Township 5N, Range3E covering portions of Sections 2, 3, 4, 9, 10, 11, 14 15, 16, 21 and 22.
Dakota acquired the original block of 20 City Creek claims from Black Hills Gold Exploration LLC in December 2012. The patented lode claims Fidelity, Cresson, Danube, Confidence, Perhaps, Combination No. 1, Combination No. 2 and Cuba that comprise M.S. 1644 were acquired from Trucano Novelty Inc. in April 2017 with an addition 42 unpatented lode mining claims acquired by staking in November 2018. In July 2020, the Company recorded an additional 166 claims at the northern and eastern boundary of the City Creek block. Dakota owns a 100% interest in the property with no known encumbrance of any kind. There are no known private surface rights owners within the bounds of the property with all surface rights on the unpatented portion of the property under the control of the US Forest Service. Annual claim maintenance fees are $165 per claim, or a total of $37,620 for the 228 claims that comprise the City Creek Property. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the BLM, the USFS, and the SDDANR prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work.
Access to southwest end of the property is gained by traveling 0.6 miles west-northwest from the City of Deadwood along the Mount Roosevelt Road (Forest Service 133). Alternately, the area can be accessed from US Highway 85 in the City of Deadwood. This highway also skirts along the eastern edge of the latest property acquisition.
The City Creek Property is located one mile northeast of the Homestake Open Cut, one mile northwest of the City of Deadwood and is a target for Homestake iron-formation hosted gold mineralization. The southern end of the City Creek Property geology is dominated by rocks of the Homestake stratigraphic sequence, including the Ellison, Homestake and Poorman formations that outcrop across the property. The Homestake iron-formation outcrop on the City Creek Property is complexly folded and represents the continuous Homestake iron-formation extension northeast of the Homestake Mine.
Numerous gold prospect pits and shallow underground workings in quartz-veined Homestake formation have been located at the City Creek Property and the stratigraphy has been mapped by both Homestake Mining Company and USGS geologists. The City Creek Property was also diamond drilled by Homestake Mining Company in the 1970’s and 1980’s.

44.4 °
-103.76 °
N
0
2,500
feet

City Creek Property

Dakota Territory Resource Corp.	
Date: 1/7/2022	Figure 3.
Author: WTG	
Office: Lead	
Scale: 1 in = 0.232785 ft	
Projection: LAT/LONG Decimal Degree WGS 84

Tinton Property
The Tinton Property consists of a group of 428 unpatented lode-mining claims covering approximately 7,552 acres in the western portion of Lawrence County, South Dakota, and Crook County, Wyoming, USA. More specifically the claims lie within the Black Hills Meridian, Township 5N, Range1E covering portions of Sections 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 32, 33, 34, 35, and 36, and Township 4N, Range1E covering portions of Sections 3, 4, and 5, and within the 6th Principal Meridian, Township 51 N, Range 60 W covering portions of Sections 21 and 28.
Dakota acquired the original block of 106 claims at Tinton in September 2019. Between October 2020 and July 2021, an additional 322 unpatented claims were staked to surround the original claim block with no known encumbrance of any kind. Dakota owns a 100% interest in the property with no known encumbrance of any kind. There are no known private surface rights owners within the bounds of the claims with all surface rights on the unpatented portion of the property under the control of the US Forest Service. Annual claim maintenance fees are $165 per claim, or a total of $70,620 for the 428 claims that comprise the Tinton Property. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the BLM, the USFS, and State regulatory agencies prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work.

Access to the property is gained by traveling 8 miles south-southwest from the City of Spearfish along a series of paved and aggregate secondary roads. A network of these roads cut the property. Alternative ingress can be gained on similar roads from the town of Lead (via Savoy), located approximately 9 miles east- southeast of the property. Some of these roads are seasonal, as they are not plowed during the winter months.
Placer gold was first discovered in the Tinton area in 1876 and the local drainages were worked during the late 19th and early 20th centuries. No source-lode has yet been located for the modern gold placer deposits.
In the mid-1990s, Homestake Mining Company undertook an exploration program at Tinton that was based on the deposition models for the paleoplacer and modern placers associated with the Homestake Lode. Preliminary groundwork at that time indicated that the most likely source of the gold originated from an area east of the placer workings, over which a district wide ground gravity survey was conducted in an effort to locate iron-formation host rocks under the younger limestone beds that dominate the surface in the Tinton area. Based on the results of the geophysical survey, two deep core holes were subsequently drilled with intercepted rocks interpreted to be comparable with the suite of rocks at the site of the Homestake Mine.
Dakota intends to resume the exploration begun by Homestake by building off the substantial work already invested in narrowing the search area.

44.4 °
-104 °
N
0
5,000
feet

Tinton Property

Dakota Territory Resource Corp.

Date: 1/7/2022	**Figure 4.**
Author: WTG	
Office: Lead	
Scale: 1 in = 0.432798 ft	
Projection: LAT/LONG Decimal Degree WGS 84

West Corridor Property
The West Corridor Property consists of 109 unpatented lode-mining claims and surface and mineral title to an additional 213 acres of patented land bring the total area covered to approximately 1,755 acres in the western portion of Lawrence County, South Dakota, USA. More specifically the claims lie within the Black Hills Meridian, Township 5N, Range2E covering portions of Sections 13, 22, 24, 25, 26, 27, 28, 34 and 35, and Township 5N, Range3E covering portions of Sections 19, 20 and 30.
Dakota staked the unpatented claims of West Corridor between February 2020 and July 2021. There is no known encumbrance of any kind and there are no known private surface rights owners within the bounds of the claims with all surface rights on the unpatented portion of the property under the control of the US Forest Service or the Bureau of Land Management. Annual claim maintenance fees are $165 per claim, or a total of $17,985 for the 109 claims that comprise the West Corridor Property. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the BLM, USFS, and the SDDANR prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work. 213 acres of patented land were purchased in May of 2021 from Terrence Tyler are subject to a 2% NSR Royalty held by Homestake Mining Company of California with a buyback right for 51% interest in the property subject to, among other provisions, the establishment of a 1,000,000-ounce reserve and/or inferred resource from one or more deposits located within a one-kilometer area of influence surrounding the property.
The West Corridor property is located just south of the mineral property Dakota acquired from Deadbroke Mining Company in the Maitland Area in March of 2014, just north of the producing Wharf Mine (Coeur Mining) and just to the south and east of the former Richmond Hill Mine (Barrick Gold). Access to the property is gained by traveling 1 mile southwest of Lead SD on Highway 85/14A to State Highway 473 and then traveling west approximately 3.2 miles to Wharf Mine Road and continuing west approximately 1.2 miles before turning and traveling 1 mile north on the Richmond Hill Road.
The property is located on the western margin of the structural corridor that extends north of the Homestake Gold Mine. The property is a target for both Homestake Iron Formation hosted gold mineralization under the cover of younger sedimentary and igneous rocks that also host tertiary-aged replacement gold and silver mineralization in the area.

44.36 °
-103.82 °
N
0
2,000
feet

West Corridor Property

Dakota Territory Resource Corp.

Date: 1/7/2022	Figure 5.
Author: WTG	
Office: Lead	
Scale: 1 in = 0.273592 ft	
Projection: LAT/LONG Decimal Degree WGS 84

Ragged Top Property
The Ragged Top Property consists of 52 unpatented lode-mining claims plus a combination of surface and mineral title to an additional 25 patented mining claims covering approximately 307 acres that were secured on March 9, 2021 through an option agreement with Donald Valentine of Steamboat Springs Colorado. On August 21, 2021, Dakota purchased surface and mineral title to approximately 230 acres of patented land from Atlas Development Company. In total, the property covers approximately 1,380 acres in the western portion of Lawrence County, South Dakota, USA that lie within the Black Hills Meridian, Township 5N, Range2E covering portions of Sections 19, 20, 22, 28, 29, 30, 32, and 33, and Township 4 N, Range2E covering a portion of Section 5.
Dakota staked the unpatented claims of the property between September, 2020 and March,2021.
Dakota maintains 100% ownership of the property. There are no known encumbrances of any kind and there are no other known private surface rights owners within the bounds of the unpatented claims with all surface rights on that portion of the property under the control of the US Forest Service. Annual claim maintenance fees are $165 per claim, or a total of $8,580 for the 52 unpatented claims. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the BLM, the USFS, and the SDDANR prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work. Access to the property is gained by traveling 1 mile southwest of Lead SD on Highway 85/ 14A to State Highway 473 and then traveling west approximately 3.2 miles to Wharf Mine Road and continuing generally northwest approximately 4.2 miles to the site of historic Preston gold camp.
Tertiary-aged gold mineralization in the Ragged Top area is hosted primarily in the Paha Sapa Limestone formation and has been mined from both vertical fissures called “Verticals” and from collapsed breccias.
Dakota’s Ragged Top Property is located just northwest of the producing Wharf Mine (Coeur Mining) and approximately 3 miles southwest of the former Richmond Hill Mine (Barrick Gold). The Atlas Development portion of the property was the site of historic small scale gold operations and was explored with shallow drilling by Homestake Mining Company in the 1970’s and 1980’s. Historic resources on the property were included in State Mine Permit 416, which is still active. Dakota believes that the Ragged Top Property is an excellent prospect for additional tertiary-aged limestone hosted gold mineralization and for tertiary-aged gold and silver replacement mineralization in the preferred Deadwood formation host that lies under the cover of the limestone that dominates the surface exposure.

44.35 °
-103.9 °
N
0
1,000
feet

RaggedTop Property	Dakota Territory Resource Corp.	
	Date: 1/7/2022	Figure 6
	Author: WTG	
	Office: Lead	
	Scale: 1 in = 0.181871 ft	
	Projection: LAT/LONG Decimal Degree WGS 84

Poorman Anticline Property
The Poorman Anticline Property consists of 104 unpatented lode-mining claims, covering a total of approximately 1,461 acres in the western portion of Lawrence County, South Dakota, USA. More specifically the claims lie within the Black Hills Meridian, Township 4 N, Range3E covering portions of Sections 5, 6, 7, 8, 9, 16, and 17, and Township 5 N, Range2E covering a portion of Section 36, and Township 5 N, Range3E covering portions of Sections 30 and 31.
Dakota staked Poorman Anticline Property between February 2019 and August 2021 and maintains 100% ownership of the property. There is no known encumbrance of any kind and there are no known private surface rights owners within the bounds of the claims with all surface rights under the control of the US Forest Service or the Bureau of Land Management. Annual claim maintenance fees are $165 per claim, or a total of $17,160 for the 104 claims that comprise the Poorman Anticline Property. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the BLM, the USFS, and the SDDANR prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work.
Access to the northern end of the property is gained by traveling southwest from the City of Lead on Highway 85/14A and turning onto the Kirk Road and traveling approximately 1.5 miles east. Alternately, the area can be accessed by traveling approximately 3.6 miles southwest of Lead on Highway 85/14A, turning on to County 205 south for 0.5 miles to Brownsville Road and traveling 0.8 miles east and turning north traveling approximately 2.3 miles on the Englewood Road.
The Poorman Anticline is the southwestern-most extension of the Homestake iron-formation host in the district. Gold mineralization was discovered underground on the 2600 and 4100 foot levels in the far western extents of the Homestake Mine in the 1950’s and 60’s with little known historic follow-up exploration in the Poorman Anticline closer to surface. Dakota’s targeting in the Poorman Anticline is based on the presence of the Homestake iron-formation host and projected intersections with important shear fabric that is known to have conducted fluids necessary to the deposition of gold mineralization in the northern extents of the structural corridor.

44.35 °
-103.79 °
N
0
2,000
feet

Poorman Anticline Property

Dakota Territory Resource Corp.

Date: 1/7/2022	**Figure 7.**
Author: WTC	
Office: Lead	
Scale: 1 in = 0.218282 ft	
Projection: LAT/LONG Decimal Degree WGS 84

Maitland Property
The initial 37.8 mineral acres of the Maitland Property were acquired in April of 2017 through an Exploration and Mining Lease and Option to Purchase Property Agreement with Trucano Novelty Inc., of South Dakota. On October 26,2020, Dakota acquired 2,112 mineral-acres from Homestake Mining Company of California, a wholly owned subsidiary of Barrick Gold Corporation. Pursuant to the terms of the definitive agreement, the Company paid consideration to Barrick comprised of $3.5 million cash and the issuance of 750,000 shares of Dakota’s common stock. Additionally, Barrick retained a 2.5% net smelter returns royalty on the property. In August 2021, Dakota Territory purchased an additional 25.5 acres to expand the Maitland Property to a total of 2,175 acres, all of which is located in the western portion of Lawrence County, South Dakota, USA within Black Hills Meridian, Township 5 N, Range 2 E, covering portions of Sections 12, 13, and 24, and Township 5 N, Range 3 E, covering portions of Sections 7, 8, 17, 18, 19 and 20.
The Maitland Property is an important component of Dakota’s exploration strategy for the structural corridor that extends from the Homestake Gold Mine to Dakota’s Blind Gold Property at the northern end of the District. The Maitland Property covers the down-plunge component of Homestake formation extending from the Blind Gold Property target at the north end, and Homestake Mining Company’s North Drift gold discovery of the late 1980’s to the south. In addition to Pre-Cambrian aged gold mineralization hosted within the Homestake iron formation, the property area holds several historic Tertiary age mineralization and historic mines hosted in the younger sedimentary and intrusive rocks.
Access to the Maitland Gold Property is gained by traveling 2 miles north of Lead on Highway 85/14A to Central City/Blacktail and then turning and traveling northwest approximately 1.7 miles on the Maitland

Road. The property is proximal to the Company’s Homestake Paleoplacer Property and is contiguous to the Blind Gold and West Corridor Properties, as well as property Dakota purchased from Deadbroke Mining Company near the historic Maitland Mine.

44.4 °
-103.8 °
N
0
2,000
feet

Maitland Property

Dakota Territory Resource Corp.

Date: 1/7/2022

Author: WTG

Office: Lead

Figure 8.

Scale: 1 in = 0.219803 ft

Projection: LAT/LONG Decimal Degree WGS 84

South Lead / Whistler Gulch Property
The South Lead / Whistler Gulch Property was staked between June and September 2021 and is comprised of 594 unpatented claims covering a total of approximately 10,128 acres located in the western portion of Lawrence County, South Dakota, USA. More specifically the claims lie within the Black Hills Meridian, Township 4 N, Range 2 E, covering portions of Sections 2, 9, 10, 11, 13, 14, 15, 22, 23, 24, 25, 26 and 36, and Township 4 N, Range 3 E, covering portions of Sections 1, 2, 3, 13, 19, 20, 21, 22, 24, 27, 28, 29, 30, 31, 32, 33, and 34, and Township 4 N, Range 4 E, covering portions of Sections 18, 19 and 31, and Township 5 N, Range 3 E, covering portions of Sections 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 and 36.
The South Lead portion of the property is not contiguous but is generally located south of the City of Lead extending as a band approximately 9 miles across the southern end Homestake District from
Highway 85/14A at the west side to US Highway 385 on the east side. Multiple points of access to the property are gained from the paved State and Federal highway systems, as well as from numerous all-weather secondary paved and gravel roads maintained by Lawrence County. A network of BLM and Forest

Service roads also cut the property. The Whistler Gulch section of the property is generally located immediately south of the City of Deadwood and extending south and east from Whistler Gulch. Access to the property is gained from the streets within the City of Deadwood, US Highway 385 along at the western property boundary, and from numerous all-weather gravel roads maintained by Lawrence County. A network of BLM and Forest Service roads also cut the property.
Dakota maintains 100% ownership of the property. There are no known private surface rights owners within the bounds of the claims with all surface rights on the property under the control of the US Forest Service or BLM. Annual claim maintenance fees are $165 per claim, or a total of $98,010 for the 594 claims that comprise the Property. Annual claim maintenance fees are due before September 1st of each year.
Notice must be filed with and approved by the BLM, the USFS, and State regulatory agencies prior to undertaking any exploration activities. The notice describes the proposed exploration activities and any remedial reclamation deemed necessary. The various government agencies review the application to ensure there will be no deleterious impacts as a result of activity on the claims prior to granting any approvals for the proposed work.
The South Lead / Whistler Gulch Property has been subject to extensive historic prospect and mining activity, primarily related to Tertiary-aged gold mineralization in Deadwood formation, Tertiary-aged intrusives and the Pre Cambrian basement rocks. Dakota believes the South Lead / Whistler Gulch Property also holds potential for Homestake style iron-formation hosted mineralization down plunge from the Homestake mine under cover of the younger rocks that dominate the surface.

44.3 °
-103.8 °
N
0
5,000
feet

South Lead / Whistler Property

Dakota Territory Resource Corp.

Date: 1/7/2022

Author: WTG

Office: Lead

Scale: 1 in = 0.627715 ft

Projection: LAT/LONG Decimal Degree WGS 84

Figure 9.

Barrick Option Property
Dakota entered into a three-year option agreement on September 7, 2021 to acquire 4,261 acres of surface rights with attendant facilities and data held by Homestake Mining Company of California, a wholly owned subsidiary of Barrick Gold Corporation. In consideration for the Option, Dakota made a cash payment of US$1.3 million and issued 1 million shares of common stock of the Company (“Shares”) to Barrick and will make annual Option payments of US$300,000 during the Option period. Dakota may exercise the Option on or before September 7, 2024, by assuming all of the liabilities and bonds currently held by Homestake within the District. In addition, on exercise of the Option, Dakota will issue Barrick 3 million Shares and grant a 2.5% NSR to Barrick with respect to any gold that may be recovered from the Grizzly Gulch property.

The property is located in and around the City of Lead and lies within the Black Hills Meridian, Township 5 N, Range 3 E, covering portions of Sections 19, 20, 27, 28, 29, 30, 32, 33, and 34, and Township 4 N, Range3 E, covering portions of Sections 2, 3, 4, 9, 10, 11, 14, and 15.
Access to the property is gained from multiple public roads and highways including, streets within the City of Lead, paved Highway 85/14A near Central City, US Highway 385 at Pluma, and via Lawrence County maintained Grizzly Gulch, Kirk, and Yellow Creek roads.
The Barrick Option Property was previously a part of, or utilized in support of Homestake Mining Company’s historic gold mining operations at Lead. Subdivisions of the property include Sawpit Gulch, Open Cut and Grizzly Gulch areas. As the property was previously disturbed by mining, Dakota Territory believes that potential exists for the Company to repurpose the property and remaining infrastructure for future operations in the event that exploration is successful at Dakota project areas that lie in close proximity. The Grizzly Gulch area of the property also holds potential to re-process tailings from milling operations at the Homestake Gold Mine.

44.35 °
-103.75 °
N
0
2,500
feet

Barrick Option Agreement

Dakota Territory Resource Corp.

Date: 1/7/2022

Author: WTG

Office: Lead

Figure 10.

Scale: 1 in = 0.287092 ft

Projection: LAT/LONG Decimal Degree WGS 84

Richmond Hill Property
On October 14, 2021, Dakota entered into an option agreement to acquire a 100% interest in the Richmond Hill Property in the Homestake District, South Dakota. Under the terms of the agreement, Dakota has a three-year option to acquire 2,126 acres of surface and mineral rights with attendant facilities.

Dakota issued 400,000 Shares to Barrick and will make annual Option payments of $100,000 during the option period. Dakota may exercise the Option on or before September 7, 2024, by assuming all of the liabilities and bonds associated with the Richmond Hill Property. In addition, on exercise of the option, Dakota will issue Barrick an additional 400,000 shares and grant a 1% NSR to Barrick with respect to any gold that may be recovered from the Richmond Hill Property.
The property is located in the western portion of Lawrence County, South Dakota, USA. More specifically the property lies within the Black Hills Meridian, Township 5N, Range2E covering portions of Sections 9, 10, 11, 13. 14, 15, 16, 21, 22, 23, 24, 26, 27, and 34. The property is contiguous to Dakota’s West Corridor and Blind Gold Properties and is located approximately 1/2 mile north of the producing Wharf Gold Mine (Coeur Mining). Access to the property is gained by traveling 1 mile southwest of Lead SD on Highway 85/14A to State Highway 473 and then traveling west approximately 3.2 miles to Wharf Mine Road and continuing west approximately 1.2 miles before turning and traveling 1 mile north on the Richmond Hill Road.
The Richmond Hill Property is an important component of Dakota’s exploration strategy for the Homestake District. The property includes the past producing Richmond Hill mine and the mines of the Carbonate District. The Richmond Hill mine produced ore from Tertiary breccias dominantly hosted within Precambrian units that were processed as an open pit, heap leach operation. Tertiary hosted and replacement gold mineralization, as well as possible Precambrian iron formation hosted mineralization were also identified during exploration programs in the 1980’s and 1990’s.

44.4 °
-103.84 °
N
0 1,000
feet

Richmond Hill Property

Dakota Territory Resource Corp.

Date: 1/7/2022	**Figure 11.**
Author: WTG	
Office: Lead	
Scale: 1 in = 0.169624 ft	
Projection: LAT/LONG Decimal Degree WGS 84

Internal Controls
Dakota’s properties are all at an early stage of exploration, with no reserves, resources, or drill penetrations that could be construed as being a potentially economic discovery. Furthermore, Dakota has not yet commenced exploration on its properties that involves drilling, sampling, or assaying, therefore internal controls relating to Quality Assurance and Quality Control (QA/QC) have not to date been necessary. However, prior to conducting exploration that involves drilling, sampling, assaying, and the reporting of results from those activities, Dakota will implement sampling and analytical QA/QC protocols consistent with industry standards. These protocols include, but are not limited to, the following procedures:
1.
All sampling will be conducted under the supervision of Dakota’s project geologists and the chain of custody from the project to the sample preparation facility will be continuously monitored. A blank, certified reference material, or duplicate will be inserted approximately every tenth sample. The samples will be delivered to Bond Mineral Services and Engineering preparation facility in Central City, SD where they are readied for shipment to ALS Global’s certified laboratory in Reno, NV for crushing and pulverizing.

2.
Pulps will be digested and analyzed for gold using fire assay fusion and an atomic absorption spectroscopy (AAS) finish on a 30-gram split.

3.
Over limit gold assays will be determined using a fire assay fusion with a gravimetric finish on a 30-gram split. All other elements will be determined by four-acid digestion and ICP analysis.

4.
Data verification of the analytical results will include a statistical analysis of the standards and blanks that must pass certain parameters for acceptance to insure accurate and verifiable results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF DAKOTA TERRITORY RESOURCE CORP.
This management’s discussion and analysis should be read in conjunction with the financial statements for the fiscal years ended March 31, 2021 and 2020 and the condensed consolidated financial statements for the three and nine months ended December 31, 2021 of Dakota Territory Resource Corp. (for purposes of this section, referred to as “Dakota” or the “Company”) and notes thereto as set forth herein. Readers are also urged to carefully review and consider the various disclosures made by Dakota, which attempt to advise interested parties of the factors which affect the Company’s business, including without limitation, the disclosures made under “Risk Factors” in Dakota’s Annual Report on Form 10-K for the year ended March 31, 2021. Our audited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles. On May 13, 2021, the Dakota board approved a reverse stock split of Dakota’s common stock at a ratio of 1-for-4. All share numbers and common stock prices presented give effect to the reverse split.
Overview
The Company’s goal is to create stockholder value through the acquisition, responsible exploration and future development of high caliber gold properties in the Homestake District of South Dakota. Management and the technical teams cumulatively have several hundred years of international mining and exploration experience and key personnel have more than 50 combined years in the Homestake District, mostly with the Homestake Mining Company, as well as other exploration companies that worked in the region. The Company believes this experience uniquely positions the Company and will allow it to leverage its direct experience and knowledge of past exploration and mining activities in the District with modern exploration and mining techniques and understanding to focus its programs and build upon dominance where the historic Homestake Mining Company left off in the 1990s.
The Homestake District has yielded approximately 44.6 million ounces of gold production with most of it coming from within a small area. The production ledges of the old mine define a cumulative surface projection area of much less than 3 square miles. Homestake Mining Company’s historic gold production and exploration in the District is overwhelmingly focused on the underground mine. Modern statistical studies and understanding of the distribution of large gold camps around the world identifies that large gold deposits generally occur in clusters. The Company believes the Homestake District is generally underexplored and has lacked the modern efforts required to search for gold deposits especially under the cover of younger sedimentary and igneous rocks that dominate the surface. The Homestake District is a safe low-cost jurisdiction with well-developed mining infrastructure and is a jurisdiction in which regulatory authorities have consistently demonstrated a willingness to work with responsible operators to permit well-planned compliant projects.
Since 2012, the Company has consistently pursued a strategy of expanding its portfolio of brownfields properties located exclusively within the Homestake District to build a dominant land position with the goal of consolidating the remaining mineral potential. Property acquisitions are focused and based on past exploration, the access to proprietary data sets the Company has assembled over the years, and new research that has been conducted on the gold systems that created the deposits in the Homestake District. Dakota has not established that any of the Company’s projects or properties contain any proven or probably reserves under Subpart 1300 of Regulation S-K.
The Company believes the Homestake District is located in a safe, low-cost jurisdiction with well- developed infrastructure and is in a regulatory jurisdiction in which authorities have consistently demonstrated a willingness to work with responsible operators to permit well-planned compliant projects.
Planned Activities
Our planned activities during fiscal 2022 are focused on advancing the Company’s Maitland, Blind Gold, City Creek and Tinton gold exploration properties and to continue to build on the Company’s overall property position in the Homestake District of South Dakota.
The Company’s experienced technical group and consultants continue to model data acquired by its regional high-definition airborne geophysical survey, supplemented by ground geophysical surveys completed in 2021, to enhance possible drill targets, as well as to screen targets on other brownfields areas of interest within the District. Several field sampling and mapping programs have been initiated and the Company continues to locate, evaluate and add to the historic information in its regional and project level data sets from the 145-year-old Homestake Mining Company files as well as from other sources.
Permitting and site preparations have been completed for the first drilling program on the iron- formation target and other tertiary-age replacement targets in the Maitland area and drilling has commenced. Preparations for drilling on iron-formation targets, the unconformity target and other types of tertiary-age replacement targets on the City Creek and Richmond Hill projects are on schedule for completion before the arrival of a second drill rig, approximately in late February. Permit and environmental field work for the Blind Gold and Tinton project areas has also been initiated. Targets in some of the other brownfields areas may also be identified and advanced for drilling as exploration activities continue throughout the year.
Table: Fiscal Year 2022 Proposed Exploration Expenditures (millions)
General & administrative	$3.4
Drilling, Field programs/Met Testing/Data Compilation	$6.2
Property Acquisition	$3.8
TOTAL	$13.4
Since the Company’s projects are all exploration stage and do not, to date, generate revenues. The Company has not established that any of its properties or projects contain proven or probable reserves as defined under Subpart 1300 of Regulation S-K. Expenditure projections are subject to numerous contingencies and risk factors beyond the Company’s control, including exploration and development risks, competition from well-funded competitors, and the Company’s ability to manage growth. The Company cannot offer assurance that its expenses will either meet or exceed its projections.
As of December 31, 2021, the Company has a commitment to purchase an additional exploration property at an approximate cost of approximately $190,000 which is expected to close in the first half of 2022.
Liquidity and Capital Resources
The Company is in the exploration-stage company and does not generate revenues. As such, the Company finance its operations and the acquisition and exploration of its mineral properties through the issuance of share capital, and the Company could be materially adversely affected if it is unable to raise capital because of market or other factors.
As of December 31, 2021, the Company had working capital of $46,191,920 and its accumulated deficit as of December 31, 2021, was $31,196,490. The Company had a net loss for the nine months ended December 31, 2021, of $22,653,706.
During the nine months ended December 31, 2021, the Company issued a total of 11,203,661 shares of common stock for net proceeds of $49,515,626.
During the Company’s fiscal year ending March 31, 2022, the Company plans to spend approximately $13.4 million. The timing of these expenditures is dependent upon a number of factors, including the availability of contractors. The Company has sufficient funds for funding its activities for the current year and for the 12 month period beyond the Company’s fiscal year-end.
Nine months ended December 31, 2021 and 2020
Cash flows used in operating activities
During the nine months ended December 31, 2021, and 2020, the Company’s cash slows used in operating activities were $5,715,288 and $1,616,447, respectively. Cash used in operations for the December 31, 2021, period increased year over year as the company increased the amount of land staking and associated annual claim maintenance costs. In addition, the company completed an airborne geophysical survey and engaged additional personnel to review and commence the compilation of historical geological data obtained through the Barrick option agreements. The Company also began preparation for drilling activities, which commenced in January of 2022.
Cash flows used in investing activities
During the nine months ended December 31, 2021, and 2020, cash flow used in investing activities were $6,753,649 and $3,771,801, respectively. In the period ended December 31, 2021, the cash used for investing activities consisted primarily of the acquisition of land. As the Company has increased the land package for mineral rights under control, it has increased land acquisition expenditures in fiscal 2022 compared to fiscal 2021.
Cash flows used in financing activities
During the nine months ended December 31, 2021, and 2020, cash flows from financing activities were $48,713,911 and $10,945,161, respectively. In the period ended December 31, 2021, Dakota, issued shares for proceeds of $50.3 million and made a repayment of related party notes for $801,715. Cash flows from investing in the period ended December 31, 2020, consisted primarily of Dakota issuing shares for proceeds of $9.4 million, receiving proceeds from option exercises of $631,000 and proceeds from a note payable of $1.1 million.
Fiscal years ended March 31, 2021 and 2020
Cash flows used in operating activities
During the years ended March 31, 2021 and 2020, the Company’s cash flow used in operating activities were $2,439,245 and $451,082, respectively. Cash used in operations for the March 31, 2021 period increased year over year as the company increased the amount of land claims and associated annual claim maintenance costs. In addition, the company completed an airborne geophysical survey and engaged additional personnel to review and commence the compilation of historical geological data obtained through the Barrick option agreements.
Cash flows used in investing activities
During the years ended March 31, 2021 and 2020, cash flow used in investing activities were $4,689,266 and $nil, respectively. In the period ended March 31, 2021, the cash used for investing activities consisted primarily of the acquisition of land.
Cash flows used in financing activities
During the years ended March 31, 2021 and 2020, cash flow from financing activities were $17,375,026 and $444,917, respectively. In the period ended March 31, 2021 Dakota, issued shares to receive proceeds of $20.6 million, partially offset by a dividend to non-controlling interest shareholders of $4.3 million. In the period ended March 31, 2020, financing inflows were primarily due to a loan for the Company of $300,000.
Results of Operations
Three months ended December 31, 2021 and 2020
Revenue
Dakota had no operating revenues for the three months ended December 31, 2021.
Exploration Costs
During the three months ended December 31, 2021, and 2020, the Company’s exploration costs were $2,058,521 and $94,071, respectively. The largest increase year over year related to $1,210,390 of share- based compensation expense in the three months ended December 31, 2021, (2020 — $0) as a result of higher share price driving a higher fair value for equity compensation being granted, as well as a one-time grant to employees and contractors of shares of common stock and Restricted Share Units related. Exploration work continued to ramp up, with higher payments of annual claim maintenance fees related to mineral properties from a larger land package, a regional geophysical survey and preparatory work for drilling, which commenced in January of 2022.
General and Administrative
The Company’s general and administrative expenses for the three months ended December 31, 2021 and 2020, were $3,391,952 and $158,364, respectively. The largest expenses were related to merger and related activities, including $1,827,808 of share-based compensation expense in the three months ended December 31, 2021 (2020 — $0), and legal, accounting and professional fees and investor relations accounting for $409,440 (2020 — $110,384). These costs are not expected to be incurred at such levels going forward.
Nine months ended December 31, 2021 and 2020
Revenue
The Company had no operating revenues for the nine months ended December 31, 2021, and are currently not profitable. As a result of ongoing operating losses, the Company had an accumulated deficit of $31,196,490 as of December 31, 2021.
Exploration Costs
During the nine months ended December 31, 2021, the Company’s exploration costs were $6,117,247 (2020 — $576,260). Included in these costs were share-based compensation and payments of annual claim maintenance fees related to its mineral properties. The increase year over year related to $3,869,590 of share- based compensation expense in the nine months ended December 31, 2021 (2020 — $0) as a result of higher share price driving a higher fair value for equity compensation being granted, as well as a one-time grant to employees and contractors of shares of common stock and Restricted Share Units related and having additional funds as a result of the financing proceeds from JR (the “Purchase Agreement”), which funded the airborne geophysical survey and review and compilation of historical geological data. Exploration work continued to ramp up, with higher payments of annual claim maintenance fees related to mineral properties from a larger land package, a regional geophysical survey and preparatory work for drilling, which commenced in January of 2022.
General and Administrative
The Company’s general and administrative expenses for the nine months ended December 31, 2021 and 2020 were $16,427,931 and $524,266, respectively. The largest expenses were related to merger and related activities, including $12,483,570 for share-based compensation in the nine months ended December 31, 2021 (2020 — $0) and $1,275,101 (2020 — $435,161) for legal, accounting and professional fees. These costs are not expected to be incurred at such levels going forward. Other general and administrative expenses necessary for operations accounted for $2,641,986 during the nine-month period ended December 31, 2021 (2020 — $89,105).
The Company had losses from operations for the nine months ended December 31, 2021 and 2020, totaling $22,545,178 and $1,100,526, respectively. The Company had total net losses for the nine months ended December 31, 2021 and 2020, of $22,653,706 and $2,415,630, respectively. The Company incurred interest expense for the nine months ended December 31, 2021 and 2020, respectively, in the amounts of $101 and $1,322,244 and recognized a loss on settlement of related party debt of $124,521 and $0, respectively.
The Company’s money market account generated interest income during the nine months ended December 31, 2021 and 2020, respectively, in the amounts of $16,094 and $2,140.
Off-Balance Sheet Arrangements
As at December 31, 2021 and 2020, Dakota has off-balance sheet arrangements for annual payments in relation to the mineral leases as disclosed in Note 3 of the Company’s interim financial statements for the period ended December 31, 2021.

Fiscal years ended March 31, 2021 and 2020
Revenue
Dakota had no operating revenues during the fiscal years ended March 31, 2021 and 2020. Dakota not currently profitable. As a result of ongoing operating losses, the Company had an accumulated deficit of approximately $8,543,000 as of March 31, 2021.
Exploration Costs
During the years ended March 31, 2021 and 2020, exploration costs totaled approximately $674,000 and $100,000, respectively. Included in these costs were for payments of annual claim maintenance fees related to the Company’s mineral properties. The increase year over year related to the company having additional funds as a result of the Agreement, which funded the airborne geophysical survey and review and compilation of historical geological data.
General and Administrative
Our general and administrative expenses for the fiscal years ended March 31, 2021 and March 31, 2020 were approximately $1,161,000 and $1,001,000, respectively. These expenditures were primarily for legal, accounting & professional fees, investor relations and other general and administrative expenses necessary for the Company’s operations.
Dakota had losses from operations for the fiscal years ended March 31, 2021 and 2020 totaling approximately $1,835,000 and $1,101,000, respectively. Dakota had a net loss for the fiscal years ended March 31, 2021 and 2020 of approximately $3,165,000 and $1,114,000, respectively. Dakota incurred interest expense from notes payable for the fiscal years ended March 31, 2021 and 2020, respectively, in the amounts of approximately $1,338,000 and $13,000. During the year ended March 31, 2021, and in connection with the Agreement with JR, Dakota allocated $1,305,000 of the proceeds received from a $1,450,000 promissory note to a detachable option agreement providing JR the right to acquire a total of 35,641,667 shares of the Company’s common stock. The amount allocated to the option agreement was recognized in equity and as a discount on the promissory note. Such discount was to be recognized as additional interest expense over the life of the note using the effective interest method. On October 15, 2020, and as a part of the first closing of the Company’s agreement with JR, the promissory note to JR was converted into 2,416,6667 shares of the Company’s common stock resulting in the full $1,305,000 discount being recognized as interest expense during the year ended March 31, 2021. In addition, approximately $16,000 of a discount recognized on related party notes was recognized as additional interest expense in the year ended March 31, 2021. Our money market account generated approximately $7,200 of interest income during the year ended March 31, 2021.
Off-Balance Sheet Arrangements
For the fiscal years ended March 31, 2021 and 2020, Dakota has off-balance sheet arrangements for annual payments in relation to the mineral leases as disclosed in Note 4 of the Company’s audited annual financial statements for the fiscal year ended March 31, 2021.
Critical Accounting Estimates
Management’s discussion and analysis of financial condition and results of operations is based on the Company’s financial statements, which have been prepared in accordance with US GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies. Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that the Company’s financial statements are fairly presented in accordance with US GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the Company’s assumptions and estimates, and such differences could be material. Management believes that the following critical accounting estimates and judgments have a significant impact on the Company’s financial statements: valuation of options granted to directors and officers using the Black-Scholes model and fair value of mineral properties. The accounting policies are described in greater detail in Note 2 to the Company’s audited annual financial statements for the fiscal year ended March 31, 2021.
Quantitative and Qualitative Disclosures About Market Risk
Not applicable.

MANAGEMENT
Overview
Biographies of the directors of each of JR and Dakota are set forth below. Pursuant to the merger agreement, JR will take all requisite action such that, at the effective time of the First Merger, Dakota Gold’s (as JR will be renamed) board will consist of the current members of the board of directors of Dakota.
JR Directors
Below is a biography of each of the directors of JR.
Name	Age
Jonathan T. Awde	43
William Gehlen	67
Mac Jackson	60
Jonathan Awde
Mr. Awde has served as a director, President and Chief Executive Officer of JR since November 15, 2017. Mr. Awde has been Chief Executive Officer and a director of Dakota since March 2021. Mr. Awde is a co-founder, director and past Chief Executive and President of Gold Standard Ventures Corp. As Chief Executive Officer and President, from July 2010 through December 2020, Mr. Awde oversaw all corporate development, asset acquisition, joint ventures, capital raising and the procurement of capital for the development of Gold Standard Ventures Corp.’s assets. Mr. Awde spent the last 15 years raising financing for various junior resource companies, focusing on institutional accounts, high net worth and family offices, and he has raised over $600 million for public and private companies in the natural resources sector during this period. In September 2014, Mr. Awde was fined a total of $46,000 by the Quebec court for 11 counts of failing to file insider reports within the prescribed time period required under applicable securities legislation in respect of certain trades in securities of Northern Star Mining Corp. during the period from November 2008 to April 2010. The fine has been paid in full.
William Gehlen
Mr. Gehlen has served as a director of JR since May 26, 2020. Mr. Gehlen has served as Manager of Geology for JR since January 2021. Mr. Gehlen is a director of Guanajuato Silver Company Ltd. Mr. Gehlen also served as Manager of Corporate Development for Gold Standard Ventures Corp. from 2018 to 2020 and as Manager of Resource Development for OceanaGold Corp. from 2013 to 2018. Prior to his term at Oceana, Mr. Gehlen served as VP of Exploration for Pacific Rim Mining Corp. where he managed all aspects of mineral exploration for the company and was in charge of exploration at the El Dorado gold deposit in El Salvador, and the Diablillos silver-gold deposit in Argentina. Mr. Gehlen earned an M.S. (Geology) from the University of Idaho after completing a B.Sc. (Geology) at the University of Oregon. It is anticipated that Mr. Gehlen will resign as at director at the effective time of the First Merger.
Mac Jackson
Mr. Jackson has served as a director of JR since May 26, 2020. Mr. Jackson has over 20 years of experience as an exploration geologist, and most recently was the Chief Geologist of Gold Standard Ventures Corp. from August 2011 to November 2019. Since December 2019, Mr. Jackson has operated his own geological consulting business. In addition, Mr. Jackson worked for Newmont Mining Corporation for eight years. During his tenure with Newmont, Mr. Jackson was a significant contributor to the discovery of the West Leeville and Turf deposits, both of which are on the Carlin Trend, and the Fiber Line deposit at the Twin Peaks complex. Mr. Jackson is a certified professional geologist (CPG — 11661) with the American Institute of Professional Geologists (January 2014) and holds a Master of Science degree from the University of Nevada (June 1988). It is anticipated that Mr. Jackson will resign as at director at the effective time of the First Merger.

Dakota Directors
Below is a biography of each of the directors of Dakota, each of whom is expected to serve as a director of Dakota Gold.
Name	Age
Jonathan T. Awde	43
Gerald M. Aberle	62
Stephen T. O’Rourke	66
Robert Quartermain	66
Jennifer Grafton	45
Amy Koenig	48
Alex G. Morrison	58
Jonathan Awde
See above for Mr. Awde’s biography. The Company believes that Mr. Awde’s extensive finance experience in the natural resources industry and as a chief executive officer qualifies him to serve as a director of Dakota Gold.
Gerald Aberle
Mr. Aberle graduated in 1980 from South Dakota School of Mines and Technology with a bachelor of science degree in mining engineering. Mr. Aberle has over 40 years of experience in the minerals industry, including 22 years with Homestake Mining Company at the Homestake gold mine in Lead, S.D. Mr. Aberle’s mining background includes extensive engineering, operations management and project management experience. Mr. Aberle has consulted in the mining, underground construction and minerals exploration business for clients including Homestake Mining Co., Barrick Gold Corp., the State of South Dakota and the University of Washington in connection with the planning and development of the National Science Foundation’s national deep underground science and engineering laboratory. Mr. Aberle has held numerous corporate management positions for public companies operating in the junior exploration business and has more than 24 years of private business experience in the United States, primarily in the land development and construction industries. From 2012 to July 2018, Mr. Aberle has served as the Chief Operating Officer of Dakota. Mr. Aberle served as Chief Executive Officer of Dakota from July 2018 to March 2021. Mr. Aberle has served as Chief Operating Officer of Dakota since March 2021. The Company believes that Mr. Aberle’s extensive experience as an executive officer in the mining industry provides him with the necessary qualifications to serve as a director of Dakota Gold.
Stephen T. O’Rourke
Mr. O’Rourke served as President of Global Petroleum Exploration for BHP Billiton (NYSE:BHP) and was a member of the senior management team of the corporation. Other key roles at BHPB included vice President of Development Planning and Vice President of Appraisal and Petroleum Engineering. Prior to joining BHPB he held various senior technical and management roles for Shell Oil Company. Mr. O’Rourke has served as a founding partner of Strategic Management Partners LLC, a consulting firm based in Rapid City, SD specializing in energy, minerals & business development, since 2012. He has served as managing director for Heat Mining LLC, a geothermal technology development company, since 2011. He is currently a non-executive board member of RESPEC, an engineering consulting firm also based in Rapid City, SD and a non-executive director for TerraCOH, Inc., a CO2 geothermal energy company based in Minneapolis, MN. Mr. O’Rourke serves as a member of the South Dakota School of Mines & Technology (SDSM&T) Geological Engineering advisory board as well as board member of the university’s Center for Alumni Relations & Advancement. Mr. O’Rourke holds a BSc in Geological Engineering and an Honorary Doctorate of Public Service from SDSM&T and is a graduate of the Wharton School of Business Advanced Management Program. The Company believes that Mr. O’Rourke’s experience as an executive officer in a NYSE-listed public company, as well as his extensive exploration and project development industry experience, provides him with the necessary qualifications to serve as a director of Dakota Gold.

Robert Quartermain
Dr. Quartermain, P Geo, DSc has been a director of Dakota since March 2021. Dr. Quartermain has 45 years experience in the resource industry. Dr. Quartermain is a precious metals entrepreneur and was most recently Executive Chairman of Pretium Resources Inc. which he founded in October 2010. Dr. Quartermain retired from Pretium on December 31, 2019. Prior to Pretium, Dr. Quartermain was the President and Chief Executive Officer of Silver Standard Resources Inc. (now SSR Mining Inc.) for 25 years starting in 1985. In addition to his focus on gold development opportunities, Dr. Quartermain has a number of wildlife and social justice philanthropic interests. The Company believes that Dr. Quartermain’s extensive experience in the resource industry and as a chief executive officer qualifies him to serve as a director of Dakota Gold.
Amy Koenig
Ms. Koenig currently serves as Vice President — Governance, Corporate Secretary and Deputy General Counsel for Black Hills Corporation (NYSE: BKH), an electric and gas utility company headquartered in Rapid City, South Dakota. Prior to joining Black Hills Corporation in 2013, Ms. Koenig spent ten years in private practice as a litigator with Gunderson, Palmer, Nelson & Ashmore, LLP. Before beginning her legal career, Ms. Koenig held various engineering roles of increasing responsibility in both the chemical and computer industries. Ms. Koenig also serves on the Board of Directors of the SD Mines Center for Alumni Relations and Advancement and on the Board of Directors of the Children’s Home Society of South Dakota. The Company believes that Ms. Koenig’s extensive corporate and legal experience qualifies her to serve as a director of Dakota Gold.
Jennifer Grafton
Ms. Grafton has served as Senior Vice President and Associate General Counsel of E2open Parent Holdings Inc. (NYSE: ETWO), a cloud-based, end-to-end supply chain management software company, since January 2021. Ms. Grafton was self-employed as a consultant from July 2019 to January 2021. Previous to E2open, Ms. Grafton worked at Westmoreland Coal Company (NASDAQ: WLB) from December 2008 to July 2019, most recently serving as Chief Legal Officer, Chief Administrative Officer and Secretary. Prior to Westmoreland, Ms. Grafton worked in the corporate group of various Denver-based and national law firms focusing her practice on securities and corporate governance. The Company believes that Ms. Grafton’s extensive corporate and legal experience qualifies her to serve as a director of Dakota Gold.
Alex G. Morrison
Mr. Morrison is a mining executive and chartered professional accountant with over 25 years of experience in the mining industry. Mr. Morrison has held board and senior executive positions with a number of mining companies, most recently serving as a director of Energy Fuels Corporation since August 2019, Gold Standard Ventures since September 2017, Gold Resource Corporation since March 2016, Taseko Mines Limited from 2011 to July 2020, Detour Gold Corporation from 2010 until December 2018. Mr. Morrison served as Vice President and Chief Financial Officer of Franco-Nevada Corporation from 2007 to 2010. From 2002 to 2007, Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice President, Information Technology. Prior to that, Mr. Morrison was Vice President and Chief Financial Officer of NovaGold Resources Inc., Vice President and Controller of Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University. The Company believes that Mr. Morrison’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to finance and accounting, mining operations and risk assessment and make him well-qualified to serve as a director of Dakota Gold.
Director Independence
NYSE American listing standards require that a majority of the members of the Dakota Gold board be “independent,” as such term is defined by the NYSE American listing standards. Based on such definition, the Dakota Board has determined that, at the effective time of the First Merger, all directors other than Mr. Awde, who is an officer of JR, Mr. Aberle, who will be an officer of Dakota Gold, and Mr. O’Rourke, who has received a consulting fee from Dakota, will be independent.
Committees
At the effective time of the First Merger, the Dakota Gold board committees will be constituted in a manner that complies with the independence requirements under the NYSE listing standards and pursuant to Rule 10A-3 of the Exchange Act.
Executive Officers
The executive officers of JR consist of Jonathan Awde, as President and Chief Executive Officer. Upon completion of the transactions, the Dakota Gold executive officers will consist of Jonathan Awde as President and Chief Executive Officer, Gerald Aberle as Chief Operating Officer and Shawn Campbell as Chief Financial Officer. Please see above for the biographies of Mr. Awde and Mr. Aberle. Mr. Campbell’s biography is below.
Shawn Campbell
Mr. Campbell has served as Chief Financial Officer of Dakota since June 1, 2021 and brings more than 15 years of progressively senior experience in project and operations financial management obtained via professional practice, capital markets and industry experience. Mr. Campbell most recently served as the Chief Financial Officer of GT Gold Corp. from November 2019 to May 2021. Prior to GT Gold Corp., from July 2013 to November 2019, Mr. Campbell worked in various roles with Goldcorp Inc., including Head of Investor Relations and the Head of Finance for Canada and the U.S. He holds a Bachelor of Commerce Degree (Distinction) from the University of Victoria, and a Diploma in Accounting (DAP) from the University of British Columbia. He is a Chartered Professional Accountant (CPA, CA) and a CFA Charter Holder.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the named executive officers of JR who will serve as executive officers of Dakota Gold following the completion of the transactions.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Jonathan Awde, Chief Executive Officer	2021	52,500	—	—	52,500
Gerald Aberle, Chief Operating Officer	2021	—	—	—	—
Shawn Campbell, Chief Financial Officer	2021	—	—	—	—
Narrative Disclosure to Summary Compensation Table
In the fiscal year ended March 31, 2021, JR paid $52,500 to Jonathan Awde as compensation for his services as chief executive officer of the company.
JR has not paid compensation to Gerald Aberle or Shawn Campbell. Neither Mr. Aberle nor Mr. Campbell are currently employed by JR and will not be employed by JR until the completion of the transactions.
Outstanding Equity Awards at Fiscal Year-End
There were no outstanding equity awards as of March 31, 2021.
Director Compensation
JR has not paid compensation to its directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Party Transactions of JR
William Gehlen Employment Agreement
Effective on January 1, 2021, JR entered into an employment agreement with William Gehlen, pursuant to which Mr. Gehlen serves as the Manager of Geology of JR and receives a salary of C$190,000 per year. Mr. Gehlen will continue to be employed by Dakota Gold following completion of the mergers.
Dakota Stockholders Support Agreement
In connection with the execution of the merger agreement, JR and Dakota entered into the Support Agreements with each of Alex Morrison, Gerald Aberle and Stephen O’Rourke, a copy of the form of which is attached as Annex B to this prospectus. Pursuant to the Support Agreements, certain stockholders holding approximately 7.17% of the issued and outstanding shares of Dakota’s common stock have agreed to, among other things: (i) vote in favor of the transactions contemplated by the merger agreement, (ii) vote against and withhold consent with respect to any merger, purchase of all or substantially all of Dakota’s assets or other similar business combination transaction other than those contemplated by the merger agreement, (iii) be bound by certain transfer restrictions with respect to the common stock of Dakota held by the stockholder; and (iv) do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the merger agreement and not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to those transactions, in each case, subject to the terms and conditions of the Support Agreements.
Each Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time (as defined in the merger agreement) and (ii) the written agreement of JR, Dakota and the stockholder. Upon such termination of the Support Agreement, all obligations of the parties under the Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Support Agreements will not relieve any party thereto from liability arising in respect of any breach of the Support Agreement prior to such termination.
JR Private Placements
In early 2021, JR’s available cash was materially reduced due to certain expenses. As a result, in March of 2021 JR entered into agreements to complete a private placement with certain arm’s length investors, as well as Mr. Awde and Mr. Campbell, to invest under the same terms as under JR’s private placements in 2020. On a post-JR reverse stock split basis, the terms of the private placement were to purchase units priced at $1.39 per unit, with each unit consisting of one share of JR’s common stock and one-half of a warrant. Each whole warrant is exercisable into one share of JR’s common stock at an exercise price of $2.08 for a period expiring on March 15, 2026. The arm’s length parties subscribed for 180,377 units, Mr. Awde subscribed for 90,188 units and Mr. Campbell subscribed for 234,491 units, which were issued by JR in May 2021.
Certain Relationships and Related Party Transactions of Dakota
Jerikodie Inc. Consulting Agreement
Mr. Gerald Aberle is Dakota’s former president, chief executive officer and is the current chief operating officer. He is also a director and significant stockholder of Dakota and the owner of Jerikodie, Inc. (“Jerikodie”). Under a February 2012 agreement, Jerikodie earns a fixed consulting fee of $9,000 per month, plus approved expenses. In October 2020, Dakota paid Jerikodie $200,000 of the approximate $729,500 owed to it for consulting fees and issued a note payable to Jerikodie for the remaining balance of approximately $529,500 bearing interest at 0.25% per year. On June 1, 2021, Dakota and Jerikodie settled debt of $529,500 through the payment of $376,550 and the issuance of 45,563 shares of common stock. Upon settlement, Dakota recognized all unamortized debt discount on the note totaling $37,876 as interest expense. The fair value of the consideration paid to settle the note exceeded the carrying amount of the note resulting in a loss on settlement of $54,169. During the three and nine months ended December 31, 2021, Dakota paid Jerikodie $0 and $66,178, respectively (2020 — $27,000 and $81,000, respectively) for consulting fees. Effective April 15, 2021, Mr. Aberle transitioned from being a consultant to being an employee of Dakota and the agreement with Jerikodie was terminated. Dakota engaged a company controlled by a family member of Mr. Aberle, for the purpose of providing general labor and during the three and nine months ended December 31, 2021 and incurred $23,000 and $43,000 in costs, respectively (2020 — $0).
Gerald Aberle Loans
As of March 31, 2020, Dakota owed Mr. Aberle, individually, $20,500 in unsecured loans. These unsecured loans bear interest of 3% per year and are due on demand or when past due. In July 2020, Mr. Aberle was paid in full for these unsecured loans and related accrued interest of $770.
Minera Teles Pires Inc. Consulting Agreement
Mr. Richard Bachman is Dakota’s former chief geological officer. He is also a director and significant stockholder of Dakota and the owner of Minera Teles Pires Inc. (“Minera Teles”). Under an October 2005 agreement that expired in March 2020, Minera Teles earned a $10,000 monthly consulting fee and received $1,500 per month for office rent and expenses. The consulting fee was divided between a $5,000 per month cash payment and a $5,000 per month deferred amount.
Richard Bachman Loans
Dakota also owed Mr. Bachman, individually, $305,145 in unsecured loans. These unsecured loans bear interest at rates ranging from 3% to 4% per year and are due on demand. In June 2020, Dakota repaid $40,145 of unsecured loans, plus accrued interest totaling $6,095. In October 2020, Dakota paid Minera Teles $200,000 for amounts owed for prior services and combined the remaining amount owed of approximately $795,500 with amounts owed under the unsecured loans, including unpaid interest, into a new note in the amount of $1,055,310, bearing interest at 0.25% per year. A payment of $145,000 was made in December 2020. In July 2021, Dakota and Mr. Bachman settled debt of $872,578 through the payment of $425,165 in cash and the issuance of 99,049 Dakota Shares.
WCM Associates, LP Note
In October 2020, Dakota issued a note payable to WCM Associates, LP, an entity controlled by
Wm. Chris Mathers, Dakota’s CFO, in the amount of $123,000, bearing interest at 0.25% per year, for amounts owed for consulting fees. The note required an initial payment in the amount of $86,500 due on January 1, 2021 and subsequent payments in the amount of $25,000 plus accrued interest, due on the last day of each quarter, beginning with the quarter ending March 2021, and continuing until the note is fully repaid. On February 4, 2021, the note to WCM Associates, LP was fully paid.
During the three and nine months ended December 31, 2021, Dakota paid $0 and $6,000, respectively (2020 — $9,000 and $27,000, respectively) for consulting fees to WCM Associates, LP.
Blind Gold Property Royalty
Messrs. Aberle and Bachman own a 5% net smelter return royalty on the original eighty-four unpatented mining claims comprising the Blind Gold Property. During the nine months ended December 31, 2021, the Company extinguished the royalty by paying Messrs. Aberle and Bachman $25,000 each.
Dakota Stockholders Support Agreement
In connection with the execution of the merger agreement, JR and Dakota entered into the Support Agreements with each of Alex Morrison, Gerald Aberle and Stephen O’Rourke, the form of which is attached as Annex B to this prospectus. Pursuant to the Support Agreements, certain stockholders holding approximately 7.17% of the issued and outstanding shares of Dakota’s common stock have agreed to, among other things: (i) vote in favor of the transactions contemplated by the merger agreement, (ii) vote against and withhold consent with respect to any merger, purchase of all or substantially all of Dakota’s assets or other similar business combination transaction other than those contemplated by the merger agreement, (iii) be bound by certain transfer restrictions with respect to the common stock of Dakota held by the stockholder; and (iv) do all things reasonably necessary, proper or advisable to consummate the transactions and not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to those transactions, in each case, subject to the terms and conditions of the Support Agreements.
Each Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time (as defined in the merger agreement) and (ii) the written agreement of JR, Dakota and the stockholder. Upon such termination of the Support Agreement, all obligations of the parties under the Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Support Agreements will not relieve any party thereto from liability arising in respect of any breach of the Support Agreement prior to such termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF JR RESOURCES CORP.
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of JR’s common stock, as of March 25, 2022, by (1) each individual or entity known by JR to beneficially own more than 5% of JR outstanding common stock, (2) each of JR’s named executive officers, (3) each of JR’s directors and director nominees, and (4) all of JR’s directors and executive officers as a group.
A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
To JR’s knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned JR’s common stock.
Percentage computations are based on 35,641,079 shares of JR’s common stock outstanding as of March 25, 2022. Such number (a) takes into account JR’s reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 basis, which JR completed on March 8, 2022 but (b) does not include shares underlying outstanding warrants, shares underlying outstanding options or shares reserved for issuance under equity incentive plans.
Name and Address of Beneficial Owner(1)	Common Stock of JR Beneficially Owned	Percent of Outstanding Shares Beneficially Owned	Percent of Outstanding Shares of JR Beneficially Owned After the Transaction(2)
5% + Holders
Robert Quartermain 106 Glendale Drive, Suite A, Lead, SD 57754	7,431,569(3)	20.85%	11.22%
Directors and Executive Officers
Jonathan Awde	6,349,301(4)	17.59%	9.18%
William Gehlen	72,151	0.20%	0.29%
Mac Jackson	865,813	2.43%	1.39%
All Directors and Officers as a Group (3 persons)	7,197,077	20.19%	10.86%

(1)
Except as otherwise noted, the business address of each of the named individuals in this table is c/o JR Resources Corp., 1588 — 609 Granville Street, Vancouver, BC V7Y 1H4.

(2)
In addition to the securities described in the table above, includes the conversion of the following securities of Dakota to securities of JR.

a.
425,000 Dakota shares and 91,667 vested Dakota options held by Robert Quartermain;

b.
28,786 shares of common stock beneficially owned through an entity controlled by Jonathan Awde and 129,167 vested Dakota options held by Jonathan Awde;

c.
131,250 vested Dakota options held by William Gehlen; and

d.
37,500 Dakota shares and 84,375 vested Dakota options held or controlled by Mac Jackson.

(3)
Consists of 6,890,436 JR shares held and 541,133 JR warrants.

(4)
Consists of 6,259,113 JR shares controlled or deemed to be controlled by Jonathan Awde and 90,188 JR warrants controlled by Jonathan Awde.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF DAKOTA TERRITORY RESOURCE CORP.
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Dakota’s common stock, as of March 25, 2022, by (1) each individual or entity known by Dakota to beneficially own more than 5% of Dakota outstanding common stock, (2) each of Dakota’s named executive officers, (3) each of Dakota’s directors and director nominees, and (4) all of Dakota’s directors and named executive officers as a group.
A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
To Dakota’s knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned Dakota’s common stock.
Securities subject to option and restricted share unit grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options or restricted share units, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage computations are based on 70,850,983 shares of Dakota’s common stock outstanding as of March 25, 2022.
Name and Address of Beneficial Owner(1)	Common Stock of Dakota Beneficially Owned	Percent of Outstanding Shares Beneficially Owned	Percent of Outstanding Shares of JR Beneficially Owned After the Transaction(2)
5% + Holders
JR Resources Corp. 1588 – 609 Granville Street Vancouver, BC V7Y 1H4	35,641,667	50.31%	Nil
Richard Bachman PO BOX 33084, Reno, NV 89533	3,527,781	4.98%	4.98%
Directors and Named Executive Officers
Jonathan Awde	35,804,620(3)	50.54%	9.18%
Gerald Aberle	4,262,230(4)	6.02%	6.02%
Shawn Campbell	100,000(5)	0.14%	0.64%
Alex Morrison	275,313(6)	0.39%	0.39%
Stephen O’Rourke	966,667(7)	1.36%	1.36%
Robert Quartermain	516,667(8)	0.73%	11.22%
Jennifer Grafton	33,333(9)	0.05%	0.05%
Amy Koenig	33,333(9)	0.05%	0.05%
All Directors and Officers as a Group (8 persons)	41,992,163	59.27%	28.91%

(1)
Except as otherwise noted, the business address of each of the named individuals in this table is c/o Dakota Territory Resource Corp., 106 Glendale Drive, Suite A, Lead, SD 57754.

(2)
In addition to the securities described in the table above, includes the ownership of the following JR securities (taking into account JR’s reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 basis, which JR completed on March 8, 2022) that are currently held by:

a.
6,890,436 shares of JR’s common stock and 541,133 JR warrants held by Robert Quartermain;

b.
6,259,113 shares of JR’s common stock and 90,188 JR warrants held by Jonathan Awde; and

c.
234,491 shares of JR’s common stock and 117,245 JR warrants held by Shawn Campbell.

(3)
Includes 35,641,667 shares of common stock (through control of JR), 33,786 shares of common stock beneficially owned through an entity controlled by Mr. Awde and 129,167 vested options.

(4)
Consists of 4,179,563 shares of common stock and 91,667 vested options.

(5)
Consists of 100,000 vested options.

(6)
Consists of 214,063 shares of common stock and 61,250 vested options.

(7)
Consists of (i) 187,500 shares of common stock owned individually (ii) 500,000 shares beneficially owned through an entity controlled by Mr. O’Rourke, and (iii) 91,667 vested options.

(8)
Consists of 425,000 shares of common stock and 91,667 vested options.

(9)
Consists of 33,333 vested options.

DESCRIPTION OF JR RESOURCES CORP.’S CAPITAL STOCK
The following description of material terms of the capital stock of JR is a summary of certain terms, does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of JR, which are filed as exhibits to the registration statement to which this prospectus relates and which are incorporated by reference into this prospectus.
Authorized Shares of Capital Stock of JR
On March 8, 2022, JR completed a reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 basis. As of March 25, 2022, following the reverse stock split, JR’s authorized capital stock consists of 144,302,330 shares of common stock, par value $0.001 per share.
As of March 25, 2022, there were 35,641,079 shares of JR’s common stock outstanding and 70,850,983 shares of Dakota’s common stock outstanding (of which 35,641,667 of such Dakota shares were held by JR). The Company expects that, immediately following the closing of the transactions, there will be a total of 70,850,983 shares of Dakota Gold’s common stock outstanding, approximately 51% of which will be owned by JR’s existing stockholders and 49% of which will be owned by Dakota’s former stockholders.
Common Stock
Voting Rights
The holders of JR’s common stock are titled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote. Election of directors requires the affirmative vote of a plurality of shares represented at a meeting, and other general stockholder action (other than an amendment to the Articles of Incorporation) requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.
Dividends
The holders of common stock are titled to receive dividends, if declared by the JR board, out of funds legally available.
Liquidation
In the event of liquidation, dissolution or winding up of the affairs of JR, the holders of common stock are titled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities.
Rights and Preferences
Holders of JR’s common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to JR’s common stock. The holders of Dakota Gold’s common stock will have and possess all rights pertaining to the capital stock of JR, subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to any series of preferred stock of Dakota Gold that may be issued with any preference or priority over the Dakota Gold’s common stock.
Fully Paid and Nonassessable
All of the outstanding shares of Dakota Gold’s common stock to be issued in connection with the transactions will be fully paid and nonassessable. The authorized but unissued shares of Dakota Gold’s common stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable the Dakota Gold board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of Dakota Gold.

Private Placement Warrants
Below is a summary of warrants issued by JR for the stated periods. Such discussion is presented after giving effect to the Company’s 1 for 35,641,667 / 49,398,602 reverse stock split, which was completed on March 8, 2022.
During the year ended March 31, 2021, JR issued 5,632,508 shares of common stock at a weighted average price of $0.38 for proceeds of $2,126,387, and 14,722,397 units at a price of $1.39 for proceeds of $20,405,269 through various private placements. Each unit consists of one share of JR’s common stock (14,722,397 total shares) and one-half of one warrant (7,363,193 total warrants). Each whole warrant entitles the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period expiring on March 15, 2026. In connection with such private placements, JR incurred expenses of $94,839.
During the nine months ended December 31, 2021, JR issued 505,050 units at a price of $1.39 for proceeds of $700,000 through various private placements. Each unit consists of one share of JR’s common stock (505,050 total shares) and one-half of one warrant (252,525 total warrants). Each whole warrant entitles the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period expiring on March 15, 2026. In connection with the such private placements, JR incurred aggregate expenses of $348,924.
A summary of changes in warrants outstanding is as follows:
	Warrants	Weighted average exercise price
Balance, March 31, 2020	—	$—
Issued	7,363,193	2.08
Balance, March 31, 2021	7,363,193	$2.08
Issued	252,525	2.08
Balance, December 31, 2021	7,615,718	$2.08
Warrants to be Issued
As of March 25, 2022, following the reverse stock split, JR has 7,615,718 warrants outstanding. Such outstanding warrants are referred to in this prospectus as the “Private Placement Warrants.” In connection with JR’s planned transaction with Dakota, JR has proposed to exchange the Placement Warrants for new warrants, which materially alter the terms of the Private Placement Warrants. Such new warrants are referred to elsewhere in this prospectus as the “Warrants.” The Warrants will be deemed issued in exchange for the Private Placement Warrants immediately following the effectiveness of the registration statement of which this prospectus forms a part.
Once issued in exchange for the Private Placement Warrants, each Warrant will entitle the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period expiring on March 15, 2026. The Company has proposed to name Odyssey Trust Company, a trust company incorporated under the laws of Alberta, to serve as warrant agent in connection with the issuance, registration, transfer, exchange and exercise of the Warrants. The Warrants will be evidenced by a global warrant and settled via-book entry through the Depository Trust Company. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to the form of global warrant, substantially in the form attached as an exhibit to the registration statement to which this prospectus relates.
LEGAL MATTERS
Certain legal matters will be passed upon by Erwin Thompson Faillers, counsel to JR.
EXPERTS
JR Resources Corp.
The consolidated financial statements of JR Resources Corp. as of March 31, 2021 and 2020, and for each of the two years in the period ended March 31, 2021, have been included herein in reliance upon the report of Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
Dakota Territory Resource Corp.
The consolidated financial statements of Dakota Territory Resource Corp. as of March 31, 2021 and 2020, and for each of the two years in the period ended March 31, 2021, have been included herein in reliance upon the report of Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, appearing elsewhere herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
JR has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock registered hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about the Company and the common stock registered hereunder, you are referred to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an internet website that contains reports, proxy statements and other information about registrants, like the Company, that file electronically with the SEC. The address of that website is www.sec.gov.
Upon the closing of the transactions, JR will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.
Dakota files annual, quarterly and current reports and other information with the SEC, which filings are available on the SEC’s website. Dakota’s SEC filings are also available over the Internet on Dakota’s corporate website at http://www.dakotatrc.com.
By referring to the SEC’s website and Dakota’s website, Dakota does not incorporate such websites or its contents into this prospectus.

INDEX TO FINANCIAL STATEMENTS
JR RESOURCES CORP.

JR RESOURCES CORP.
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED
DECEMBER 31, 2021 AND 2020
UNAUDITED

Page
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED): CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS AS AT DECEMBER 31, 2021 AND MARCH 31, 2021	F-3
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2021 AND 2020	F-4
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED DECEMBER 31, 2021 AND 2020	F-5
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE NINE MONTHS ENDED DECEMBER 31, 2021 AND 2020	F-6
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS	F-7

JR RESOURCES CORP.
CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
(UNAUDITED — Expressed in United States dollars, except number of shares)
	December 31, 2021	March 31, 2021
ASSETS
Current assets
Cash	$46,790,482	$11,444,668
Receivable	22,884	13,317
Prepaid expenses and other current assets	345,274	371,580
Total current assets	47,158,640	11,829,565
Non-current assets
Mineral properties	72,892,131	57,931,794
Property and equipment, net	1,341,108	870,744
Total assets	$121,391,879	$70,632,103
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,185,755	$846,622
Accounts payable – related party	—	3,000
Current portion of notes payable – related party	—	906,768
Total current liabilities	1,185,755	1,756,390
Non-current liabilities
Non-current portion of notes payable – related party	—	473,325
Deferred tax liability	9,016,766	9,398,458
Total liabilities	10,202,521	11,628,173
Stockholders’ equity
Common stock, par value $0.001; 144,302,330 shares authorized, 35,641,079 and 35,136,029 shares issued and outstanding at December 31, 2021 and March 31, 2021, respectively	35,641	35,136
Additional paid-in capital	44,001,171	12,105,720
Retained earnings	11,806,295	25,679,461
Equity attributable to stockholders of the Company	55,843,107	37,820,317
Non-controlling interest	55,346,251	21,183,613
Total stockholders’ equity	111,189,358	59,003,930
Total liabilities and stockholders’ equity	$121,391,879	$70,632,103
The accompanying notes are an integral part of these condensed consolidated interim financial statements

JR RESOURCES CORP.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(UNAUDITED — Expressed in United States dollars, except number of shares)
	For the nine months ended December 31,
	2021	2020
Operating expenses
Consulting	$507,404	$213,557
Exploration costs	6,117,247	192,818
Office, travel and general	15,378,269	241,384
Professional fees	1,635,989	341,505
Loss from operations	(23,638,909)	(989,264)
Other income (expenses)
Foreign exchange gain (loss)	(49,543)	(1,168)
Loss on settlement of debt	(124,521)	—
Gain on derivative assets	—	27,087,667
Interest expense	(70,854)	—
Interest income	16,094	29,472
	(228,824)	27,115,971
Income (loss) before income tax	(23,867,733)	26,126,707
Deferred tax benefit	381,692	206,712
Net income (loss)	$(23,486,041)	$26,333,419
Net income (loss) attributable to:
Non-controlling interest	(9,612,875)	(112,591)
Stockholders of the Company	(13,873,166)	26,446,010
Net income (loss)	$(23,486,041)	$26,333,419
Weighted average number of basic and diluted common shares outstanding	35,561,255	21,315,035
Basic and diluted earnings (loss) per share attributable to the Company	$(0.39)	$1.24
The accompanying notes are an integral part of these condensed consolidated interim financial statements

JR RESOURCES CORP.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
(UNAUDITED — Expressed in United States dollars)
	For the nine months ended December 31,
	2021	2020
Cash flows used in operating activities
Net income (loss)	$(23,486,041)	$26,333,419
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	103,411	—
Interest income	—	(29,472)
Interest expense	124,521	—
Stock-based compensation expense	16,353,160	—
Gain on derivative assets	—	(27,087,667)
Deferred tax benefit	(381,692)	(206,712)
Changes in non-cash working capital items:
Receivable	(9,567)	(6,972)
Prepaid expenses and deposit	26,306	(84,696)
Accounts payable and accrued liabilities	339,881	(82,544)
Accounts payable – related party	(3,000)	(379,441)
Net cash used in operating activities	(6,933,021)	(1,544,085)
Cash flows used in investing activities
Note receivable	—	(1,150,000)
Loan receivable	—	(356,574)
Purchases of property and equipment	(573,775)	(19,921)
Purchases of mineral properties	(6,179,873)	(1,323,558)
Investment in DTRC	—	(9,000,000)
Cash acquired on acquisition	—	9,697,502
Net cash used in investing activities	(6,753,648)	(2,152,551)
Cash flows used in financing activities
Issuance of share capital, net of issuance costs	318,572	11,404,889
Proceeds from issuance of DTRC common stock	49,515,626	8,718,812
Proceeds from exercise of DTRC stock options and warrants	—	455,000
Net proceeds from (repaid to) related parties	(801,715)	(427,634)
Net cash provided by financing activities	49,032,483	20,151,067
Net increase in cash	35,345,814	16,454,431
Cash, beginning of period	11,444,668	141,768
Cash, end of period	$46,790,482	$16,596,199
Non-cash investing and financing activities
DTRC common stock issued for investment in mineral properties	$8,780,464	$—
DTRC common stock issued for payment of note payable	$703,647	$—
The accompanying notes are an integral part of these condensed consolidated interim financial statements

JR RESOURCES CORP.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED — Expressed in United States dollars, except number of shares)
	Capital Stock		Additional Paid-in Capital	Share Subscriptions Receivable	Retained earnings (Accumulated Deficit)	Non-Controlling Interest	Total Stockholders’ Equity
	Number of Shares	Amount
Balance, March 31, 2020	14,781,124	$14,781	$1,205,063	$(126,753)	$(331,453)	$—	$761,638
Common stock issued for cash, net of issuance costs	12,270,306	12,270	11,265,866	126,753	—	—	11,404,889
Cash received for unissued shares	—	—	8,718,812	—	—	—	8,718,812
Acquisition of DTRC common shares	—	—	(12,911,839)	—	—	25,444,979	12,533,140
Payment of cash dividend by DTRC	—		—	—	—	(4,357,246)	(4,357,246)
Change in non-controlling interest	—	—	(2,933,323)	—	—	2,933,323	—
DTRC common stock issued for investment in mineral property	—	—	—	—	—	1,320,000	1,320,000
Debt discount on notes payable – related party	—	—	—	—	—	86,026	86,026
DTRC common stock issued upon exercise of options	—	—	—	—	—	455,000	455,000
Net income	—	—	—	—	26,446,010	(112,591)	26,333,419
Balance, December 31, 2020	27,051,430	$27,051	$5,344,579	$—	$26,114,557	$25,769,491	$57,255,678
Balance, March 31, 2021	35,136,029	$35,136	$12,105,720	$—	$25,679,461	$21,183,613	$59,003,930
Common stock issued for cash, net of issuance costs	505,050	505	318,067	—	—	—	318,572
DTRC common stock issued	—	—	—	—	—	49,515,626	49,515,626
DTRC common stock issued for investment in mineral property	—	—	—	—	—	8,780,464	8,780,464
DTRC common stock issued upon conversion of debt	—	—	—	—	—	703,647	703,647
Stock-based compensation expense	—	—	—	—	—	16,353,160	16,353,160
Change in non-controlling interest	—	—	31,577,384	—	—	(31,577,384)	—
Net loss	—	—	—	—	(13,873,166)	(9,612,875)	(23,486,041)
Balance, December 31, 2021	35,641,079	$35,641	$44,001,171	$—	$11,806,295	$55,346,251	$111,189,358
The accompanying notes are an integral part of these condensed consolidated interim financial statements

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 1 — Organization and Nature of Business
JR Resources Corp. (the “Company” or “JR”) was incorporated on November 15, 2017 under the Business Corporations Act (British Columbia, Canada). The Company focuses its business efforts on the acquisition, exploration, and development of mineral properties in the United States of America (“U.S.”). On May 22, 2020, the Company completed the domestication process and changed the Company’s registration from the Province of British Columbia, Canada to the State of Nevada, U.S.
The Company’s mineral properties are at the exploration stage and are without a known body of commercial ore. The business of exploring for minerals involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish ore reserves, to develop metallurgical processes, to acquire construction and operating permits and to construct mining and processing facilities. The amounts shown as exploration and evaluation assets cost represent acquisition, holding and deferred exploration costs and do not necessarily represent present or future recoverable values. The recoverability of the amounts shown for exploration and evaluation assets cost is dependent upon the Company obtaining the necessary financing to complete the exploration and development of the properties, the discovery of economically recoverable reserves and future profitable operations or through sale of the assets.
These condensed consolidated interim financial statements have been prepared on the assumption that the Company and its subsidiaries will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. As at December 31, 2021, the Company had not advanced its properties to commercial production and is not able to finance day-to-day activities through operations.
The Company’s continuation as a going concern is dependent upon the successful results from its exploration activities and its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations. The Company estimates it has sufficient working capital to continue operations for one year from the filing of this document.
Uncertainties and Economic Development
In March 2020, the World Health Organization designated the new coronavirus (“COVID-19”) as a global pandemic. Federal, state and local governments have mandated orders to slow the transmission of the virus, including but not limited to shelter-in-place orders, quarantines, restrictions on travel, and work restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic effects of the pandemic has resulted in significant volatility in the financial markets. The restrictions put in place by federal, state and local governments could delay the Company’s exploratory programs on the Company’s mineral properties. Furthermore, the impact of the pandemic on the global economy could also negatively impact the availability and cost of future borrowings should the need arise. It is unknown how long the adverse conditions associated with the pandemic will last and what the complete financial effect will be to the Company. The Company continues to monitor the impact that the pandemic, including relief bills enacted in response thereto, may have on operations. Currently, the Company is unable to determine the impact that the pandemic will have on its financial condition, results of operations, or liquidity.
NOTE 2 — Significant Accounting Policies and Basis of Preparation
The following is a summary of significant accounting policies used in the preparation of these condensed consolidated interim financial statements:
Basis of Presentation
The accompanying unaudited condensed consolidated interim financial statements (“interim financial statements”) of JR have been prepared in accordance with accounting principles generally accepted in the

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 2 — Significant Accounting Policies and Basis of Preparation (continued)
United States of America (“US GAAP”) and the rules of the Securities and Exchange Commission (“SEC”) for interim statements, and should be read in conjunction with the audited annual consolidated financial statements for the year ended March 31, 2021 (the “audited annual financial statements”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.
The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the interim financial statements which would substantially duplicate the disclosures contained in the audited annual financial statements, have been omitted. Unless otherwise noted, there have been no material changes to the footnotes from those accompanying the audited annual financial statements.
Reverse stock split
On March 8, 2022, JR completed a reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 of a share basis, par value $0.001 per share (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each share of common stock issued and outstanding was automatically decreased to approximately 0.721512 of a share of issued and outstanding common stock, without any change in the par value per share. All information related to JR’s common stock, warrants and earnings or loss per share have been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented. This adjustment impacts footnote 7. To effect the Reverse Stock Split, on March 8, 2022, the Company filed a certificate of change with the Nevada Secretary of State to decrease the number of authorized shares from 200,000,000 to 144,302,330 shares of common stock, par value of $0.001 per share.
Non-controlling Interest
The Company initially recognizes a non-controlling interest recognized in an asset acquisition on the date of acquisition at its fair value. Subsequent to initial recognition and measurement a non-controlling interest is allocated its share of net income or loss, and its respective share of each component of other comprehensive income of the consolidated subsidiary.
Merger Agreement
On May 14, 2021, the Company entered into a definitive merger agreement with Dakota Territory Resource Corp. (“DTRC”) (“Merger Agreement”). Pursuant to the Merger Agreement, the Company and DTRC have incorporated a new company (“NewCo”) that will acquire all of the outstanding securities of DTRC and of the Company in exchange for securities of NewCo (the “Merger”). Shareholders of the Company will receive a number of NewCo shares of common stock equal to their percentage shareholding in JR multiplied by the 35,641,667 DTRC shares that JR owns. Shareholders of DTRC other than JR will receive one share of common stock of NewCo for each share of common stock of DTRC.
In addition, at the closing of the Merger, (i) each outstanding option to purchase DTRC common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (ii) each outstanding warrant to purchase JR common stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (iii) any outstanding awards of restricted stock units with respect to shares of DTRC common stock will be assumed and converted into the right to receive an award of restricted stock units representing a

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 2 — Significant Accounting Policies and Basis of Preparation (continued)
right to receive a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, and (iv) NewCo will change its name to “Dakota Gold Corp.”
The completion of the Merger is subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of JR stockholders and the approval of DTRC stockholders. In addition, in connection with the Merger, the Company and DTRC intend to cause NewCo to prepare and file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”).
On April 30, 2021, DTRC incorporated Dakota Gold Services (Canada) Corp. (“Dakota Canada”) under the British Columbia Business Corporations Act. These interim financial statements consolidate Dakota Canada, a wholly-owned subsidiary.
On September 10, 2021, the Company amended the closing mechanics in respect to the Merger with DTRC without any changes to the economic considerations of the JR shareholders and DTRC shareholders. Pursuant to the amended agreement:
•
DTRC shareholders will receive one share of JR Resources (which will be renamed Dakota Gold Corp. prior to closing) for each share of DTRC;

•
JR shareholders will continue to hold shares of JR (which will be renamed Dakota Gold Corp. prior to closing); and

•
On March 8, 2022, prior to the closing of the Merger, JR completed a reverse share split such that the total number of JR shares was proportionately reduced to 35,641,667 JR shares.

Recent Accounting Pronouncements
Pronouncements between December 31, 2021 and the date of these interim financial statements were available to be issued are not expected to have a significant impact on the Company’s operations, financial position, or cash flow, nor does the Company expect the adoption of recently issued, but not yet effective, accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.
NOTE 3 — Note Receivable
In February 2020, the Company advanced $300,000 to DTRC. The note bore interest at 3.0% per year and was due on May 5, 2021. In May 2020, the Company and DTRC entered into an amended and restated promissory note in the amount of $1,450,000, which included the February 2020 $300,000 advance and an additional $1,150,000 that was advanced in May 2020. The amended and restated unsecured note bore interest at 0.25% per year, compounded annually, and matures on December 31, 2021. At maturity, the principal amount of the note, together with any accrued but unpaid interest, will be due and payable in cash, provided that, if and to the extent that DTRC does not pay this note in cash on the maturity date, then the Company will be required to exercise, and will be deemed to have exercised, its right to convert such unpaid portion of the note into shares of DTRC common stock. The conversion price was $0.60 per share through December 31, 2020 and, thereafter, the lesser of $0.60 per share and the volume weighted average price of DTRC common stock for the five consecutive trading days immediately preceding the date of such conversion (with a floor of $0.40 per share). The note has customary event of default provisions and, upon an event of default, the Company will be required to convert the unpaid portion of the note into the shares of DTRC common stock, if not paid in cash by DTRC.
In connection with the promissory note agreement with DTRC, the Company was granted an option by DTRC to purchase up to 35,641,667 shares of common stock at $0.60 per share in one or more closings

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 3 — Note Receivable (continued)
on or prior to October 15, 2020. The convertible feature of the amended and restated promissory note was determined to be a derivative asset. At issuance date, the Company determined the fair value of the convertible feature was $1,727,655. During the nine months ended December 31, 2021, the Company recorded a gain on derivative assets of $nil (2020 — $1,836,667, respectively).
In October 2020, the Company converted the principal amount of $1,450,000 into 2,416,667 DTRC common shares. The convertible feature was revalued to $1,836,667 prior to conversion. The Company recorded a gain on derivative assets of $1,836,667 for the year ended March 31, 2021.
In January 2021, the Company advanced a further $300,000 to DTRC, on an unsecured basis. On the occurrence of the final closing of DRTC acquisition (see Note 4), the unpaid principal of the loan was applied to the consideration.
NOTE 4 — Acquisition
In May 2020, the Company entered into an agreement with DTRC (the “Agreement”) whereby the Company loaned an additional $1,150,000 to DTRC (see Note 3) and DTRC granted JR the right to purchase up to 35,641,667 shares of common stock of DTRC at $0.60 per share (approximately 64% on a fully diluted basis) in one or more closings on or prior to October 15, 2020. The purchase right was determined to be a derivative asset. At issuance date, the Company determined the fair value of the purchase right was $16,351,772 using a Black Scholes valuation model. The weighted-average assumptions used to calculate the grant date fair value were as follows: (i) risk-free interest rate of 0.17%, (ii) estimated volatility of 223%, (iii) dividend yield of 0%, and (iv) expected life of 0.39 years. The fair value of the purchase right was revalued at each reporting period end with the gain or loss on derivative asset being recorded in the statement of operation. For the year ended March 31, 2021, the Company recognized a gain on derivative assets of $25,251,000 related to the purchase rights. During the nine months ended December 31, 2021, the Company recorded a gain on derivative assets of $nil (2020 — $25,251,000).
Upon execution of the Agreement, the Company and DTRC entered into an amended and restated promissory note in the amount of $1,450,000, of which $300,000 was advanced in February 2020 and $1,150,000 was advanced in May 2020 as noted above.
In October 2020, the Company and DTRC effected the first closing under the Agreement whereby JR purchased 17,416,667 common shares of DTRC for aggregate consideration of $10,450,000, including $9,000,000 in cash and $1,450,000 upon conversion of the principal amount of the May 2020 promissory note. The convertible feature of the promissory note exercised on October 15, 2020 was fair valued at $1,836,667 using a Black Scholes valuation model. However, given there was no term remaining on the convertible feature of the promissory note the fair value was equal to the intrinsic value at October 15, 2020.
The purchase right derivative assets that were exercised on October 15, 2020 were fair valued at $12,339,161 using a Black Scholes valuation model. However, given there was no term remaining on the purchase right the fair value was equal to the intrinsic value at October 15, 2020. The purchase right was revalued to $25,251,000 prior to exercise using a Black Scholes valuation model. For the year ended March 31, 2021, the Company recognized a gain on derivative assets of $25,251,000 related to the purchase right.
In addition, the Company and DTRC entered into amending agreements on October 15, 2020 and February 15, 2021 whereby (i) it was agreed to extend the balance of the May 2020 purchase right until March 17, 2021, and would allow JR the option to purchase up to an additional 18,225,000 shares of common stock for up to an additional $10,935,000, and (ii) DTRC created two director vacancies and agreed to allow for two JR nominees to be appointed, of which a nominee was appointed as a director to fill one vacancy on October 15, 2020.

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 4 — Acquisition (continued)
Immediately after the first closing, the Company owned 49.42% of DTRC common shares outstanding and had the right to purchase a further 18,225,000 DTRC common shares. In addition, the Company substantially controlled the operational and financial decisions of DTRC through a contractual agreement related to the use of the investment proceeds. Therefore, the Company determined that the acquisition of control of DTRC took place on October 15, 2020. The acquisition of DTRC has been treated as an acquisition of mineral properties.
The total consideration for the acquisition of the assets and liabilities of DTRC assumed on acquisition were as follows:
Consideration:
Conversion of promissory note	$1,450,000
Value of convertible feature of promissory note	1,836,667
Cash investment	9,000,000
Value of purchase right	12,339,161
Transaction costs	231,043
$24,856,871
Allocated as follows:
Cash and cash equivalents	$9,697,502
Prepaid expenses	14,403
Mineral properties	53,035,706
Property and equipment	8,801
Accounts payable and accrued liabilities	(479,794)
Accounts payable – related party	(1,770,234)
Notes payable – related party	(392,652)
Deferred tax liability	(9,811,882)
Non-controlling interest	(25,444,979)
$24,856,871
The consideration paid for DTRC has been allocated to the individual assets acquired and liabilities assumed based on their relative fair values. The carrying value of cash and cash equivalents, prepaid expenses, property and equipment, accounts payable and accrued liabilities, accounts payable — related party, notes payable — related party approximated fair value at acquisition. The mineral properties were fair valued using a market-based approach considering comparable market transactions and the non-controlling interest has been recognized at fair value.
The consideration paid less the net assets of DTRC have been adjusted based on the percentage of shares held by the Company and the non-controlling interest and added to the mineral properties to reflect the fair value of the Black Hills Project (See Note 5). As a result of the acquisition, the Company recorded a deferred tax liability of $9,811,882.
In March 2021, the Company and DTRC effected the second and final closing under the Agreement, as amended, whereby JR purchased 18,225,000 common shares of DTRC for an aggregate consideration of $10,935,000, $10,635,000 in cash and $300,000 upon conversion of the principal amount of a promissory note issued in January 2021. The Company’s interest in DTRC increased from 49.42% on the first closing to

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 4 — Acquisition (continued)
63.42% and the Company maintained control of DTRC.
NOTE 5 — Mineral Properties
Black Hills Project
On September 26, 2012, the Company was re-organized with North Homestake Mining Company and acquired the Blind Gold Property located in the Homestake District of South Dakota. In 2018 and 2019, the Company acquired additional acreage associated with the Company’s City Creek Property and the
Tinton Gold Camp. In 2020 and 2021, the Company increased the size of the Company’s Blind Gold Property, the Tinton Property, the Poorman Anticline Property, the Ragged Top Gold Camp, the West Corridor Property, the City Creek Property and added the South Lead/Whistler Gulch Property through both acquisitions and claim staking.
On October 26, 2020, the Company completed the purchase of the Maitland Gold Property from Homestake Mining Company of California (“HMCC”), a wholly owned subsidiary of Barrick Gold Corporation (“Barrick”). At closing, the Company paid Barrick $3.5 million cash and issued 750,000 shares of its common stock valued at $1.76 per share, for total consideration of $4.82 million. Additionally, Barrick retained a 2.5% net smelter returns royalty on the property. The 2,112 mineral-acre Maitland acquisition is an important component of the Company’s exploration and development strategy for the structural corridor that extends from the Homestake Gold Mine to the Company’s Blind Gold Property at the northern end of the Homestake District.
On September 7, 2021, the Company entered into an option agreement to acquire surface rights and certain facilities in the Homestake District, South Dakota from HMCC. The agreement provides for exclusive access to three extensive historic data sets which chronicle its 145-year exploration and mining history throughout South Dakota. Under the terms of the agreement, the Company has a three-year option to acquire 4,261 acres of surface rights with attendant facilities and data held by HMCC. In consideration for the option, the Company made a cash payment of $1.3 million and issued 1 million shares of common stock to Barrick and will make annual option payments of $300,000 during the option period. The Company may exercise the option on or before September 7, 2024, by assuming all of the liabilities and bonds currently held by HMCC in the Homestake District. In addition, on exercise of the option, Dakota Territory will issue Barrick 3 million shares and grant a 2.5% NSR to Barrick with respect to any gold that may be recovered from the Grizzly Gulch property.
On October 14, 2021, the Company entered into an option agreement to acquire the Richmond Hill Property in the Homestake District, South Dakota from LAC Minerals (USA) LLC and HMCC. Under the terms of the agreement, Dakota Territory has a three-year option to acquire 2,126 acres of surface and mineral rights with attendant facilities. The Company issued 400,000 shares to Barrick and will make annual option payments of $100,000 during the option period. The Company may exercise the option on or before September 7, 2024, by assuming all of the liabilities and bonds associated with the Richmond Hill Property. In addition, on exercise of the option, the Company will issue Barrick an additional 400,000 shares and grant a 1% NSR to Barrick with respect to any gold that may be recovered from the Richmond Hill Property.
In total, the Company currently holds eleven brownfield project areas in the District comprised of 1,905 unpatented mining claims (32,256 unpatented acres), the Homestake Option Area (4,261 patented acres), the Richmond Hill Option Area (2,126 patented acres) and additional lands and mineral rights throughout the District (3,201 patented acres, for a combination of surface and mineral lease rights covering

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 5 — Mineral Properties (continued)
a total of 41,844 acres. The Company has not established that any of its projects or properties contain any proven or probable reserves under SEC S-K 1300.
As at December 31, 2021 and March 31, 2021, the Company’s mineral properties totaled $72,892,131 and $57,931,794, respectively. As at December 31, 2021, the Company is in the exploration stage and has not commenced amortization of its properties.
NOTE 6 — Property and Equipment
As at December 31, 2021 and March 31, 2021, the Company’s property and equipment consists of the following:
	Estimated Useful Life (Years)	December 31, 2021	March 31, 2021
Land		$70,000	$70,000
Building	39	630,798	503,711
Furniture and equipment	3 – 5	621,862	330,125
Vehicles	5	154,952	—
		1,477,612	903,836
Less accumulated depreciation		(136,503)	(33,092)
Property and equipment, net		$1,341,109	$870,744
For the nine months ended December 31, 2021, depreciation expense was $103,411 (2020 — $868).
NOTE 7 — Share Capital
Authorized Share Capital
The Company’s authorized capital stock consists of 144,302,330 shares of common stock, with a par value of $0.001 per share.
Issued Share Capital
During the year ended March 31, 2021, the Company issued 5,362,508 common shares at a weighted average price of $0.38 for proceeds of $2,126,387 and 14,722,397 units at a price of $1.39 for proceeds of $20,405,269 through various private placements. Each unit consists of one common share of the Company and one-half of a warrant. Each whole warrant is exercisable into one common share of the Company at an exercise price of $2.08 for a period of 5 years. In connection with the private placement, the Company incurred expenses of $94,839.
During the nine months ended December 31, 2021, the Company issued 505,050 units at a price of $1.39 for proceeds of $700,000 through various private placements. Each unit consists of one common share of the Company and one-half of a share purchase warrant. Each whole warrant is exercisable into one common share of the Company at an exercise price of $2.08 for a period of 5 years. In connection with the private placement, the Company incurred expenses of $348,924.
Share Purchase Warrants
During the year ended March 31, 2021, in connection with various private placements, the Company issued 7,363,193 warrants with an exercise price of $2.08 per warrant. ASC 480, Distinguishing Liabilities

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 7 — Share Capital (continued)
from Equity, provides that these warrants are classified as equity. The fair value of these warrants was determined using the Black-Scholes Merton valuation model.
During the nine months ended December 31, 2021, in connection with various private placements, the Company issued 252,525 warrants with an exercise price of $2.08 per warrant. ASC 480, Distinguishing Liabilities from Equity, requires that these warrants are classified as equity. The fair value of these warrants was determined using the Black-Scholes Merton valuation model.
Number of warrants	Exercise price	Remaining life (years)	Expiry date
3,318,900	$2.08	1.04	October 13, 2022
184,902	$2.08	1.38	February 15, 2023
3,859,351	$2.08	1.45	March 15, 2023
90,187	$2.08	1.60	May 6, 2023
117,244	$2.08	1.62	May 15, 2023
45,094	$2.08	1.66	May 30, 2023
7,615,718
A summary of changes of warrants outstanding is as follows:
	Warrants	Weighted average exercise price
Balance, March 31, 2020	—	$—
Issued	7,363,193	2.08
Balance, March 31, 2021	7,363,193	$2.08
Issued	252,525	2.08
Balance, December 31, 2021	7,615,718	$2.08
All of the common stock, warrants, units and per share amounts of JR in these financial statements and notes thereto have been adjusted for an approximately 0.721512-for-1 reverse stock split which took effect on March 8, 2022.
Stock Options
During the and nine months ended December 31, 2021, DTRC granted a total of 2,571,250 stock options with a weighted average exercise price of $4.46, exercisable for up to five years. The Company recognized stock-based compensation related to issuance of stock options totaling $6,025,440 and $nil during the nine months ended December 31, 2021 and 2020, respectively, of which $1,574,372 being allocated to exploration costs and $4,451,068 and being allocated to administrative expenses. During the nine months ended December 31, 2021, the Company estimated the fair value of each stock option to have a weighted average grant date fair value of $2.90 per share on the date of grant using a Black Scholes valuation model. The weighted- average assumptions used to calculate the grant date fair value were as follows: exercise price of $4.77, risk-free interest rate ranging from 0.39% — 1.28%, estimated volatility between 82.61% and 95.82%, dividend yield of 0%, and expected life of 4.08 to 5 years. As at December 31, 2021 the unrecognized compensation cost related to unvested options was $3,608,802, which will be expensed through December 2023. The weighted average life remaining for the stock options is 4.37 years.

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 7 — Share Capital (continued)
Restricted Stock Units
During the nine months ended December 31, 2021 DTRC issued 1,175,000 restricted stock units (“RSU’s”) with a grant date fair value of $4.95 per share to certain directors, officers, employees and consultants vesting on June 4, 2022. The share-based compensation expense for the RSU’s will be amortized monthly and allocated to exploration costs and general and administrative expenses. For the nine months ended December 31, 2021, $899,410 and $2,207,158 were allocated to exploration costs and general and administrative expenses, respectively. As at December 31, 2021 the unrecognized compensation cost related to unvested RSUs was $2,547,183, which will be expensed through June 2022.
Bonus Shares Issued by DTRC
During the nine months ended December 31, 2021, DTRC issued 1,450,000 shares of common stock valued at $7,177,500 as bonus shares to directors, employees and consultants of DTRC. For the nine months ending December 31, 2021, the share-based compensation expense for the bonus shares was allocated as $1,361,250 to exploration costs and $5,816,250 to general and administrative expenses.
NOTE 8 — Related Party Transactions
The Company engages in related party transactions that involve its officers and directors and/or companies controlled by the officers and directors. Following is an analysis of related party transactions: Mr. Gerald Aberle is the Company’s former President, Chief Executive Officer and is currently Chief Operating Officer of the Company. He is also a director and significant shareholder of the Company and the owner of Jerikodie Inc. (“Jerikodie”). Under a February 2012 agreement, Jerikodie earned a fixed consulting fee of $9,000 per month, plus approved expenses. In October 2020, the Company paid Jerikodie $200,000 of the approximate $729,500 owed to it for consulting fees and issued a note payable to Jerikodie for the remaining balance of $529,500 bearing interest at 0.25% per year. On June 1, 2021, the Company and Jerikodie settled debt of $529,544 through the payment of $376,550 and the issuance of 45,563 shares of common stock. The fair value of the consideration paid to settle the note exceeded the carrying amount of the note, resulting in a loss on settlement of $92,045. During the nine months ended December 31, 2021, the Company paid Jerikodie $66,178 (2020 — $81,000) for consulting fees, in addition to $25,000 in the nine months ended December 31, 2021, for the extinguishment of a net smelter royalty disclosed below. Effective April 15, 2021, the agreement with Jerikodie was terminated. The Company engaged a Company controlled by a family member of Mr. Aberle, for the purpose of providing general labor and during the nine months ended December 31, 2021, incurred approximately $43,000 in costs, respectively (2020 — $0).
Mr. Richard Bachman was the Company’s former Chief Geological Officer. He is also a significant shareholder of the Company and the owner of Minera Teles Pires Inc. (“Minera Teles”). Under an October 2005 agreement that expired in March 2020, Minera Teles earned a $10,000 monthly consulting fee and received $1,500 per month for office rent and expenses. The consulting fee was divided between a $5,000 per month cash payment and a $5,000 per month deferred amount. The Company also owed Mr. Bachman, individually, $305,145 in unsecured loans. These unsecured loans bore interest rates ranging from 3% to 4% per year and were due on demand. In June 2020, the Company repaid $40,145 of unsecured loans, plus accrued interest totaling $6,095. In October 2020, the Company paid Minera Teles $200,000 for amounts owed for prior services and combined the remaining amount owed of approximately $795,500 with amounts owed under the unsecured loans, including unpaid interest, into a new note in the amount of $1,055,310, bearing interest at 0.25% per year. A payment of $145,000 was made in December 2020. In July 2021, the Company and Mr. Bachman settled debt of $872,578 through the payment of $425,165 in cash and the issuance of 99,049 shares of common stock. The fair value of the consideration paid to settle the note exceeded the carrying amount of the note, resulting in a loss on settlement of $32,476.

JR RESOURCES CORP.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR
THE NINE MONTHS ENDED DECEMBER 31, 2021 and 2020
(UNAUDITED — Expressed in United States dollars)
NOTE 8 — Related Party Transactions (continued)
In connection with the notes payable issued in 2020, as discussed above, the Company determined that the 0.25% contractual rate represented a below-market interest rate. Interest was imputed on the notes payable at 5.00% interest resulting in a discount at issuance of $86,024. During the three months ended December 31, 2020, the Company recognized amortization of the debt discount of $10,644 in interest expense, with the remaining unamortized discount to be recognized into interest expense over the remaining life of the notes using the effective interest method. The notes payable were extinguished in July 2021.
During the nine months ended December 31, 2021, the Company incurred $6,000 (2020 — $27,000) for consulting fees to WCM Associates, LP, an entity controlled by the Company’s former CFO.
Messrs. Aberle and Bachman owned a 5% net smelter return royalty on the original 84 unpatented mining claims that comprised the Blind Gold Property. In August 2021, the Company extinguished the royalty by paying Messrs. Aberle and Bachman $25,000 each.
In March 2021, Jonathan Awde was appointed Chief Executive Officer and Gerald Aberle resigned as Chief Executive Officer and was appointed Chief Operating Officer. Mr. Awde is also a director and significant shareholder of the Company.
NOTE 9 — Non-Controlling Interest
Non-controlling interest represents the portion of net assets in consolidated entities that are not owned by the Company. The following table presents the non-controlling interest balances reported in stockholders’ equity in the consolidated balance sheets as at December 31, 2021 and March 31, 2021:
Balance, March 31, 2020	$—
Acquisition of DTRC	25,444,979
Payment of cash dividend by DTRC	(4,357,246)
Change in non-controlling interest	(1,396,034)
DTRC common stock issued for investment in mineral property	1,320,000
Stock-based compensation expense	121,385
Debt discount on notes payable – related party	86,026
DTRC common stock issued upon exercise of options	455,000
Net loss attributable to non-controlling interest	(490,497)
Balance, March 31, 2021	$21,183,613
DTRC common stock issued	49,515,626
DTRC common stock issued for investment in mineral property	8,780,464
DTRC common stock issued upon conversion of debt	703,647
Stock-based compensation expense	16,353,160
Change in non-controlling interest	(31,577,384)
Net loss attributable to non-controlling interest	(9,612,875)
Balance, December 31, 2021	$55,346,251
In October 2020, the Company acquired 49.42% of the DTRC common shares outstanding. In March 2021, the Company and DTRC effected the second and final closing whereby the Company increased its interest in DTRC from 49.42% to 63.42%. As at March 31, 2021, there were no further changes to the Company’s ownership of DTRC.
During the nine months ended December 31, 2021, the Company’s interest in DTRC decreased from 63.42% to 50.32%.

JR Resources Corp.
And Subsidiaries
CONSOLIDATED FINANCIAL STATEMENTS WITH REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AS OF AND FOR THE YEARS ENDED MARCH 31, 2021 AND 2020
JR RESOURCES CORP. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
JR Resources Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of JR Resources Corp. and subsidiaries (collectively, the “Company”), as of March 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended March 31, 2021, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the consolidated financial statements that were communicated or required to be communicated with those charged with governance of the financial statements and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) represented especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts and disclosures to which they relate.
Consolidated Financial Statements — Acquisition of Dakota Territory Resource Corp. (“DTRC”) — See Note 4 to the consolidated financial statements
Critical Audit Matter Description
The Company completed its acquisition of a 49.42% ownership interest in DTRC in October 2020 and acquired an additional interest in March 2021 resulting in a 63.42% ownership interest as of March 31, 2021.

The transaction was accounted for as an asset acquisition. The Company determined that control of DTRC took place on October 15, 2020 due to its 49.42% ownership interest, rights to acquire additional shares at an exercise price that was in the money, and a contractual agreement providing the Company with operational and financial decision-making authority.
We identified the acquisition of DTRC to be a critical audit matter based on the significant judgements and interpretations required of management in its application of the asset acquisition guidance, the timing of when control was obtained, recognition and subsequent treatment of non-controlling interest, and the overall impact on the consolidated financial statements of the Company.
How the Critical Audit Matter was Addressed in the Audit
Our audit procedures related to management’s assessment of the acquisition of DTRC and the subsequent treatment of non-controlling interest included the following, among others:
We assessed the evidence underlying the accounting of the transaction as an asset acquisition, the timing of the change in control and the recognition of the non-controlling interest. Specifically, we read and evaluated the Company’s asset acquisition accounting memorandum that documented the facts and circumstances in the transaction, which included the factors the Company considered in determining the applicable accounting treatment. In addition, we compared the facts and circumstances in the Company’s accounting memorandum to the acquisition agreement.
We assessed the evidence underlying the subsequent measurement of non-controlling interest. We read and evaluated the Company’s non-controlling interest accounting memorandum that documented the guidance considered and conclusions reached with regards to the recognition of changes in non-controlling interest. In addition, we reviewed and recalculated the Company’s computations for the subsequent changes in NCI.
/s/ Ham, Langston & Brezina, L.L.P.
We have served as JR Resources Corp.’s auditor since 2021.
Houston, Texas
October 21, 2021, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is March 28, 2022

JR RESOURCES CORP.
CONSOLIDATED BALANCE SHEETS
	March 31, 2021	March 31, 2020
ASSETS
Current assets
Cash	$11,444,668	$141,768
Prepaid expense and other current assets	384,897	—
Loan receivable	—	407,834
Note receivable	—	300,000
Total current assets	11,829,565	849,602
Non-current assets
Mineral properties	57,931,794	—
Property and equipment, net	870,744	—
Total assets	$70,632,103	$849,602
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$846,622	$87,964
Accounts payable – related party	3,000	—
Current portion of notes payable – related party	906,768	—
Total current liabilities	1,756,390	87,964
Non-current liabilities
Non-current portion of notes payable – related party	473,325	—
Deferred tax liability	9,398,458	—
Total liabilities	11,628,173	87,964
Stockholders’ equity
Common stock, par value $0.001; 144,302,330 shares authorized, 35,136,029 and 14,781,124 shares issued and outstanding at March 31, 2021 and 2020, respectively	35,136	14,781
Additional paid in capital	12,105,720	1,205,063
Share subscriptions receivable	—	(126,753)
Retained earnings (deficit)	25,679,461	(331,453)
Equity attributable to stockholders of the Company	37,820,317	761,638
Non-controlling interest	21,183,613	—
Total stockholders’ equity	59,003,930	761,638
Total stockholders’ equity and liabilities	$70,632,103	$849,602
The accompanying notes are an integral part of these consolidated financial statements

JR RESOURCES CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the year ended March 31,
	2021	2020
General and administrative expenses
Consulting	$670,920	$—
Exploration costs	271,853	47,668
Office, travel and general	515,104	23,147
Professional fees	634,241	85,226
Write off of mineral properties	—	13,632
Loss from operations	(2,092,118)	(169,673)
Other income (expenses)
Foreign exchange loss	79,001	(26,974)
Gain on derivative assets	27,087,667	—
Interest income	32,443	3,364
	27,199,111	(23,610)
Income (loss) before income tax	25,106,993	(193,283)
Deferred tax benefit	413,424	—
Net income (loss)	25,520,417	(193,283)
Less: Net loss attributable to non-controlling interest	(490,497)	—
Net income (loss) attributable to JR Resources Corp	$26,010,914	$(193,283)
Basic and diluted earnings (loss) per share	$1.12	$(0.05)
Weighted average number of basic and diluted
common shares outstanding	23,165,060	4,013,877
The accompanying notes are an integral part of these consolidated financial statements

JR RESOURCES CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the year ended March 31,
	2021	2020
Cash flows used in operating activities
Net income (loss)	$25,520,417	$(193,283)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	17,306	—
Interest income	—	(3,364)
Accretion of debt discount	86,024	—
Write off on mineral properties	—	13,632
Unrealized foreign exchange	—	23,989
Stock-based compensation expense	121,385	—
Gain on derivative assets	(27,087,667)	—
Deferred tax benefit	(413,424)	—
Changes in operating assets and liabilities:
Receivable	(13,317)	—
Prepaid expenses and deposit	(357,177)	—
Accounts payable and accrued liabilities	278,865	(10,268)
Accounts payable – related party	(319,237)	—
Net cash used in operating activities	(2,166,825)	(169,294)
Cash flows used in investing activities
Issuance of note receivable	(1,150,000)	(300,000)
Payments from loan receivable	407,834	—
Purchases of property and equipment	(879,249)	—
Impact on cash of initial consolidation	9,697,502	—
Purchases of mineral properties	(12,807,130)	(428,459)
Net cash used in investing activities	(4,731,043)	(728,459)
Cash flows from financing activities
Issuance of share capital, net of issuance costs	22,563,570	1,093,090
Proceeds from exercise of DTRC stock options and warrants	455,000	—
Payment of cash dividend to non-controlling interest	(4,357,246)	—
Net proceeds repaid to related parties	(460,556)	(55,499)
Net cash provided by financing activities	18,200,768	1,037,591
Net increase in cash	11,302,900	139,838
Cash, beginning of year	141,768	1,930
Cash, end of year	$11,444,668	$141,768
Supplemental disclosure with respect to cash flows (See Note 12)
The accompanying notes are an integral part of these consolidated financial statements

JR RESOURCES CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
	Capital Stock		Additional Paid-in Capital	Share Subscriptions Receivable	Retained Earnings (Deficit)	Non- Controlling Interest	Total Stockholders’ Equity
	Number of Shares	Amount
Balance, March 31, 2019	72	$1	$—	$—	$(138,170)	$—	$(138,169)
Common stock issued for cash, net of issuance costs	14,781,052	14,780	1,205,063	(126,753)	—	—	1,093,090
Net loss	—	—	—	—	(193,283)	—	(193,283)
Balance, March 31, 2020	14,781,124	14,781	1,205,063	(126,753)	(331,453)	—	761,638
Common stock issued for cash, net of issuance costs	20,354,905	20,355	22,416,462	126,753	—	—	22,563,570
Acquisition of DTRC common shares	—	—	(12,911,839)	—	—	25,444,979	12,533,140
Payment of cash dividend by DTRC	—	—	—	—	—	(4,357,246)	(4,357,246)
Change in non-controlling interest	—	—	1,396,034	—	—	(1,396,034)	—
DTRC common stock issued for investment in mineral property	—	—	—	—	—	1,320,000	1,320,000
Stock-based compensation expense	—	—	—	—	—	121,385	121,385
Debt discount on notes payable – related party	—	—	—	—	—	86,026	86,026
DTRC common stock issued upon exercise of options	—	—	—	—	—	455,000	455,000
Net income	—	—	—	—	26,010,914	(490,497)	25,520,417
Balance, March 31, 2021	35,136,029	$35,136	$12,105,720	$—	$25,679,461	$21,183,613	$59,003,930
The accompanying notes are an integral part of these consolidated financial statements

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 1 — Organization and Nature of Business
JR Resources Corp. (the “Company” or “JR”) was incorporated on November 15, 2017 under the Business Corporations Act (British Columbia, Canada). The Company focuses its business efforts on the acquisition, exploration, and development of mineral properties in the United States of America (“U.S.”). On May 22, 2020, the Company completed the domestication process and changed the Company’s registration from the Province of British Columbia, Canada to the State of Nevada, U.S.
The Company’s mineral properties are at the exploration stage and are without a known body of commercial ore. The business of exploring for minerals involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish ore reserves, to develop metallurgical processes, to acquire construction and operating permits and to construct mining and processing facilities. The amounts shown as exploration and evaluation assets cost represent acquisition, holding and deferred exploration costs and do not necessarily represent present or future recoverable values. The recoverability of the amounts shown for exploration and evaluation assets cost is dependent upon the Company obtaining the necessary financing to complete the exploration and development of the properties, the discovery of economically recoverable reserves and future profitable operations or through sale of the assets.
These consolidated financial statements have been prepared on the assumption that the Company and its subsidiaries will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. As of March 31, 2021, the Company had not advanced its properties to commercial production and is not able to finance day-to-day activities through operations. The Company’s continuation as a going concern is dependent upon the successful results from its exploration activities and its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations. The Company estimates it has sufficient working capital to continue operations for a period of 12 months from the date of these financial statements.
Uncertainties and Economic Development
In March 2020, the World Health Organization designated the new coronavirus (“COVID-19”) as a global pandemic. Federal, state and local governments have mandated orders to slow the transmission of the virus, including but not limited to shelter-in-place orders, quarantines, restrictions on travel, and work restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic effects of the pandemic has resulted in significant volatility in the financial markets.
Restrictions put in place by federal, state and local governments could delay our exploratory programs on our mineral properties. Furthermore, the impact of the pandemic on the global economy could also negatively impact the availability and cost of future borrowings should the need arise.
It is unknown how long the adverse conditions associated with the pandemic will last and what the complete financial effect will be to the Company. The Company continues to monitor the impact that the pandemic, including relief bills enacted in response thereto, may have on operations. Currently, the Company is unable to determine the impact that the pandemic will have on its financial condition, results of operations, or liquidity.
NOTE 2 — Significant Accounting Policies and Basis of Preparation
The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 2 — Significant Accounting Policies and Basis of Preparation (continued)
Basis of Presentation
The Company’s financial records are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include, valuation of stock based compensation, valuation of derivative assets and impairment of long-lived assets. Actual results could differ from those estimates.
Basis of consolidation
These consolidated financial statements include the accounts of the Company and its subsidiaries at the end of the reporting periods as follows:
		Percentage owned
	Incorporation	2021	2020
1169164 B.C. Ltd.	Canada	0%	100%
Seahawk Exploration (US) Inc. (“Seahawk”)	USA	0%	100%
JR (Canada) Resources Services Corp.	Canada	100%	0%
Dakota Territory Resource Corp. (“DTRC”)	USA	63%	0%
On May 15, 2020, the Company sold 1169164 B.C. Ltd., which owned 100% of Seahawk, to a related party for a nominal amount. At the time of the sale, 1169164 B.C. Ltd. did not have any assets or liabilities. As a result of the sale, the Company deconsolidated 1169164 B.C. Ltd. as of May 15, 2020 and did not result in any gain or loss.
As discussed in Note 4, the Company acquired control of DTRC and, as such, the results of DTRC have been included beginning on October 15, 2020.
All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated upon consolidation.
Non-controlling interest represents the portion of a subsidiary’s earnings and losses and net assets that are not held by the Company. If losses in a subsidiary applicable to a non-controlling interest exceed the non-controlling interest in the subsidiary’s equity, the excess is allocated to the non-controlling interest except to the extent the majority interest holder has a binding obligation and is able to cover the losses.
Reverse Stock Split
On March 8, 2022, JR completed a reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 of a share basis, par value $0.001 per share (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each share of common stock issued and outstanding was automatically decreased to approximately 0.721512 of a share of issued and outstanding common stock, without any change in the par value per share. All information related to JR’s common stock, warrants and earnings or loss per share have been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented. This adjustment impacts footnote 9 and 14. To effect the Reverse Stock Split, on March 8, 2022, the Company filed a certificate

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 2 — Significant Accounting Policies and Basis of Preparation (continued)
of change with the Nevada Secretary of State to decrease the number of authorized shares from 200,000,000 to 144,302,330 shares of common stock, par value of $0.001 per share.
Foreign Currency
The financial position and results of operations of the Company’s Canadian subsidiaries are measured using the U.S. dollar as the functional currency. Accordingly, there is no translation gain or loss associated with these operations. Transaction gains and losses related to monetary assets and liabilities where the functional currency is the U.S. dollar are remeasured at current exchange rates and the resulting adjustments are included in the accompanying consolidated statements of operations.
Cash and cash equivalents
The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. The Company is exposed to credit risk from its deposits of cash in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses on its deposits of cash.
Loan Receivable
Loan receivable is stated at cost, net of any allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses where there is doubt as to the collectability of the principal amount. In evaluating the collectability of the receivable, the Company considers many factors, including the payment history, length of time past due, credit worthiness of the borrower and economic trends. At March 31, 2020, management believed that the full amount of the loan receivable was collectible and no allowance for doubtful accounts was deemed necessary.
Property and Equipment
Property and equipment consist primarily of land, buildings, office furniture and equipment, and are recorded at cost. Expenditures related to acquiring or extending the useful life of property and equipment are capitalized. Expenditures for repair and maintenance are charged to operations as incurred. Depreciation is computed using the straight-line method over an estimated useful life of 3-39 years.
Mineral Property Costs
The Company has been in the exploration stage since inception and has not yet realized any revenues from its planned operations. All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the associated capitalized costs will be expensed at that time. Costs of abandoned projects are charged to mining costs including related property and equipment costs.
To determine if the capitalized mineral property costs are in excess of their recoverable amount, the Company conducts periodic evaluation of the carrying value of capitalized costs and any related property and equipment costs based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (ASC) 360-10-35-15, Impairment or Disposal of Long-Lived Assets.

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 2 — Significant Accounting Policies and Basis of Preparation (continued)
Fair Value Measurements
The Company accounts for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The three levels of inputs used to measure fair value are as follows:
•
Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•
Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company’s financial instruments consist principally of cash, note receivable, loan receivable, accounts payable and notes payable. The carrying amounts of such financial instruments in the accompanying financial statements approximate their fair values due to their relatively short-term nature or the underlying terms are consistent with market terms.
Environmental Costs
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue, generally are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of the completion of a feasibility study or the Company’s commitment to a plan of action based on the then known facts.
Derivative Assets
The Company estimated the fair value of its derivative asset using the Black-Scholes valuation model, in accordance with the provisions of ASC 815, Derivatives and Hedging. Key inputs and assumptions used to estimate the fair value of the derivative asset include the exercise price of the derivative, the expected option term, volatility of the beneficiary’s stock, the risk-free rate, and dividend yield.
Income Taxes
Income taxes are computed using the asset and liability method, in accordance with ASC 740, Income Taxes. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities, and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.
The Company recognizes and measures a tax benefit from uncertain tax positions when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 2 — Significant Accounting Policies and Basis of Preparation (continued)
technical merits of the position. The Company recognizes a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company adjusts these liabilities when its judgement changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate or future recognition of an unrecognized tax benefit. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.
The Company recognizes interest and penalties related to unrecognized tax positions within the income tax expense line in the statements of operations.
Stock-Based Compensation
The Company estimates the fair value of stock-based compensation using the Black-Scholes valuation model, in accordance with the provisions of ASC 718, Compensation — Stock Compensation. Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate, and dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.
Basic and Diluted Earnings (Loss) Per Share
The Company computes basic and diluted earnings (loss) per share amounts pursuant to the provisions of ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted for the dilutive effect of potential future issuances of common stock related to outstanding options and warrants, if any.
The dilutive effect of outstanding options and warrants is reflected in diluted earnings per share by application of the treasury stock method. The effect of the Company’s outstanding options and warrants were excluded for both the years ended March 31, 2021 and 2020, because they were anti-dilutive.
Noncontrolling interest
The Company initially recognizes a noncontrolling interest recognized in an asset acquisition on the date of acquisition at its fair value. Subsequent to initial recognition and measurement a noncontrolling interest is allocated its share of net income or loss, and its respective share of each component of other comprehensive income of the consolidated subsidiary.
Recent Accounting Pronouncements
Pronouncements between March 31, 2021 and the date of this filing are not expected to have a significant impact on the Company’s operations, financial position, or cash flow, nor does the Company expect the adoption of recently issued, but not yet effective, accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 3 — Note Receivable
In February 2020, the Company advanced $300,000 to DTRC. The note bore interest at 3.0% per year and was due on May 5, 2021. In May 2020, the Company and DTRC entered into an amended and restated promissory note in the amount of $1,450,000, which included the $300,000 that was advanced in February 2020 and an additional $1,150,000 that was advanced in May 2020. The amended and restated unsecured note bore interest at 0.25% per year, compounded annually, and matures on December 31, 2021. At maturity, the principal amount of the note, together with any accrued but unpaid interest, will be due and payable in cash, provided that, if and to the extent that DTRC does not pay this note in cash on the maturity date, then the Company will be required to exercise, and will be deemed to have exercised, its right to convert such unpaid portion of the note into shares of DTRC common stock. The conversion price was $0.60 per share through December 31, 2020 and, thereafter, the lesser of $0.60 per share and the volume weighted average price of DTRC common stock for the five consecutive trading days immediately preceding the date of such conversion (with a floor of $0.40 per share). The note has customary event of default provisions and, upon an event of default, the Company will be required to convert the unpaid portion of the note into the shares of DTRC common stock, if not paid in cash by DTRC.
In connection with the promissory note agreement with DTRC, the Company was granted an option by DTRC to purchase up to 35,641,667 shares of common stock at $0.60 per share in one or more closings on or prior to October 15, 2020. The convertible feature of the amended and restated promissory note was determined to be a derivative asset. At issuance date, the Company determined the fair value of the convertible feature was $1,727,655.
In October 2020, the Company converted the principal amount of $1,450,000 into 2,416,667 DTRC common shares. The convertible feature was revalued to $1,836,667 prior to conversion. The Company recorded a gain on derivative assets of $1,836,667 for the year ended March 31, 2021.
In January 2021, the Company advanced $300,000 to DTRC, on an unsecured basis. On the occurrence of the final closing, the unpaid principal of the loan was applied to the consideration relating to the final close.
NOTE 4 — Acquisition
In May 2020, the Company entered into an agreement with DTRC (the “Agreement”) whereby the Company loaned an additional $1,150,000 to DTRC (see Note 3) and DTRC granted JR the right to purchase up to 35,641,667 shares of common stock of DTRC at $0.60 per share (approximately 64% on a fully diluted basis) in one or more closings on or prior to October 15, 2020. The purchase right was determined to be a derivative asset. At issuance date, the Company determined the fair value of the purchase right was $16,351,772 using a Black Scholes valuation model. The weighted-average assumptions used to calculate the grant date fair value were as follows: (i) risk-free interest rate of 0.17%, (ii) estimated volatility of 223%, (iii) dividend yield of 0%, and (iv) expected life of 0.39 years. The fair value of the purchase right was revalued at each reporting period end with the gain or loss on derivative asset being recorded in the statement of operation. For the year ended March 31, 2021, the Company recognized a gain on derivative assets of $25,251,000 related to the purchase rights.
Upon execution of the Agreement, the Company and DTRC entered into an amended and restated promissory note in the amount of $1,450,000, of which $300,000 was advanced in February 2020 and $1,150,000 was advanced in May 2020 as noted above.
In October 2020, the Company and DTRC effected the first closing under the Agreement whereby JR purchased 17,416,667 common shares of DTRC for aggregate consideration of $10,450,000, including $9,000,000 in cash and $1,450,000 upon conversion of the principal amount of the May 2020 promissory note. The convertible feature of the promissory note exercised on October 15, 2020 was fair valued at $1,836,667 using a Black Scholes valuation model. However, given there was no term remaining on the

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 4 — Acquisition (continued)
convertible feature of the promissory note, the fair value was equal to the intrinsic value at October 15, 2020. The purchase right derivative assets that were exercised on October 15, 2020 were fair valued at $12,339,161 using a Black Scholes valuation model. However, given there was no term remaining on the purchase right the fair value was equal to the intrinsic value at October 15, 2020.
In addition, the Company and DTRC entered into amending agreements on October 15, 2020 and February 15, 2021 whereby (i) it was agreed to extend the balance of the May 2020 purchase right until March 17, 2021, and would allow JR the option to purchase up to an additional 18,225,000 shares of common stock for up to an additional $10,935,000, and (ii) DTRC created two director vacancies and agreed to allow for two JR nominees to be appointed, of which a nominee was appointed as a director to fill one vacancy on October 15, 2020.
Immediately after the first closing, the Company owned 49.42% of DTRC common shares outstanding and had the right to purchase a further 18,225,000 DTRC common shares. In addition, the Company substantially controlled the operational and financial decisions of DTRC though contractual agreement related to the use of the investment proceeds. Therefore, the Company determined that the acquisition of control of DTRC took place on October 15, 2020. The acquisition of DTRC has been treated as an acquisition of mineral properties.
The total consideration for the acquisition of the assets and liabilities of DTRC assumed on the acquisition date were as follows:
Consideration:
Conversion of promissory note	$1,450,000
Value of convertible feature of promissory note	1,836,667
Cash investment	9,000,000
Value of purchase right	12,339,161
Transaction costs	231,043
$24,856,871
Allocated as follows:
Cash and cash equivalents	$9,697,502
Prepaid expenses	14,403
Mineral properties	53,035,706
Property and equipment	8,801
Accounts payable and accrued liabilities	(479,794)
Accounts payable – related party	(1,770,234)
Notes payable – related party	(392,652)
Deferred tax liability	(9,811,882)
Non-controlling interest	(25,444,979)
$24,856,871
The consideration paid for DTRC has been allocated to the individual assets acquired and liabilities assumed based on their relative fair values. The carrying value of cash and cash equivalents, prepaid expenses, property and equipment, accounts payable and accrued liabilities, accounts payable — related party, notes payable — related party approximated fair value at acquisition. The mineral properties were fair valued in

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 4 — Acquisition (continued)
accordance with the Company’s accounting policy using a market based approach and the non- controlling interest has been recognized at fair value.
The consideration paid, less the DTRC net asset acquired, have been adjusted based on the percentage of shares held by the Company and the non-controlling interest holders and added to the mineral properties to reflect the fair value of the Black Hills Project (See Note 5). As a result of the acquisition, the Company recorded a deferred tax liability of $9,811,882.
In March 2021, the Company and DTRC effected the second and final closing under the Agreement, as amended, whereby JR purchased 18,225,000 common shares of DTRC for an aggregate consideration of $10,935,000, $10,635,000 in cash and $300,000 upon conversion of the principal amount of a promissory note issued in January 2021. The Company’s interest in DTRC increased from 49.42% on the first closing to 63.42% and the Company maintained control of DTRC.
NOTE 5 — Mineral Properties
Seahawk Project
The project was located in Box Elder County, Utah, USA.
During the year ended March 31, 2020, the Company impaired the Seahawk project as management did not have further plans to explore the property, as such, the Company recorded an impairment on mineral properties of $13,632.
During the year ended March 31, 2021, the Company sold the project to a related party for a nominal value.
Black Hills Project
As a result of the acquisition of a controlling financial interest in DTRC (See Note 4), the Company acquired a 100% right, title and interest in mining claims located in the Homestake Gold District of the Black Hills of South Dakota, USA.
In October 2020, the Company completed the purchase of the Maitland Gold Property from Homestake Mining Company of California, a wholly owned subsidiary of Barrick Gold Corporation (“Barrick”). At closing, the Company paid Barrick $3.5 million cash and issued 750,000 shares of DTRC common stock valued at $1.76 per share, for a total consideration of $4.82 million. Additionally, Barrick retained a 2.5% net smelter returns royalty on the property.
In November 2020, the Company acquired 64 unpatented lode mining claims covering approximately 1,092 acres located south and to the west of the former Homestake Gold Mine at Lead, South Dakota. The Poorman Anticline geological structure is the southwestern-most known extension of the Homestake iron- formation host in the district. Gold mineralization was discovered underground on the 2,600 and 4,100 foot levels in the far western extents of the Homestake Mine in the 1950’s and 60’s with little historic follow-up exploration in the Poorman Anticline closer to surface. The Company’s targeting in the Poorman Anticline is based on the presence of the Homestake iron-formation host and projected intersections with important shear fabric that is known to have conducted fluids necessary to the deposition of gold mineralization in the northern extents of the structural corridor.
In January 2021, the Company acquired 143 unpatented lode mining claims covering approximately 2,468 acres. The acquisition was based on continuing analysis of the Company’s historic data sets coupled with new insights derived from the Company’s district-scale airborne geophysical survey flown during the summer of 2020 and increased the acreage covered by three of the Company’s existing project areas. At

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 5 — Mineral Properties (continued)
the west side of the Homestake District, the Tinton property was extended to the north and northwest adding approximately 1,966 acres to the original claim block. In the central region of the District, the West Corridor property was extended west to Cleopatra Creek covering approximately 242 additional acres between Richmond Hill and Wharf gold mines, and the Blind Gold Property was expanded west adding approximately 260 acres immediately north of the Richmond Hill Mine.
In March 2021, the Company acquired 39 unpatented lode mining claims covering approximately 806.5 at the eastern boundary of the Company’s Tinton Property. Tinton was the site of placer mining activity between 1876 and the turn of the century, the lode source for which has not been discovered. The original Tinton claim block was located based on historic research and exploration conducted by members of our technical team at Homestake Mining Company in the 1980’s and 1990’s, which suggested a Pre-Cambrian lode source at depth. The latest property acquisition is focussed on additional younger Tertiary-aged gold mineralization in the younger sedimentary and igneous rocks covering the property.
In March 2021, the Company acquired, by option, 25 patented mining claims covering approximately 307 acres at the eastern boundary of the northern segment of the Company’s Ragged Top Property. The property was acquired from Donald Valentine of Steamboat Springs, Colorado. Two additional unpatented lode claims covering approximately 29 acres were also acquired by staking and added at the north end of the property. The Ragged Top Property has been subject to historic mining operations producing Tertiary- aged gold and silver mineralization primarily from vertical fissures and collapsed breccias within the Paha Sapa limestone unit. The Ragged Top property is located just northwest of the producing Wharf Mine (Coeur Mining) and approximately 3 miles southwest of the former Richmond Hill Mine (Barrick Gold).
As of March 31, 2021 and 2020, the Company’s mineral properties totaled $57,931,794 and $0, respectively. As of March 31, 2021, the Company is in the exploration stage and has not commenced amortization of its properties.
NOTE 6 — Property and Equipment
As of March 31, 2021 and 2020, the Company’s property and equipment consists of the following:
	Estimated Useful Life (Years)	2021	2020
Land		$70,000	$—
Building	39	503,711	—
Furniture and equipment	3 – 5	314,339	—
		888,050	—
Less accumulated depreciation		(17,306)	—
Property and equipment, net		$870,744	$—
Depreciation expense for the year ended March 31, 2021 was $17,306.
NOTE 7 — Loan Receivable
During the year ended March 31, 2020, the Company advanced a total of $407,834 to a third party. The unsecured loan bears interest at 5% per annum and is payable on demand. During the year ended March 31, 2021, the Company advanced a further $1,144,416 to the same party and recorded interest income of $27,252. The loan was repaid in full prior to March 31, 2021.

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 8 — Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities consists of the following at March 31, 2021 and 2020:
	March 31, 2021	March 31, 2020
Trade payables	$524,512	$87,964
Refundable share subscriptions paid	321,362	—
Other	748	—
	$846,622	$87,964
NOTE 9 — Share Capital
Authorized Share Capital
In connection with the domestication process on May 22, 2020, the Company changed its share capital structure from common stock without par value to 200,000,000 authorized shares of common stock (on a pre-reverse stock split basis), with a par value of $0.001 per share.
Issued Share Capital
During the year ended March 31, 2020, the Company issued 14,781,052 common shares at a weighted average price of $0.08 for proceeds of $1,219,843 through various private placements. As at March 31, 2020, the Company had subscriptions receivable totaling $126,753, owing by a related party, which the Company received in full subsequent to the year end.
During the year ended March 31, 2021, the Company issued 5,632,508 common shares at a weighted average price of $0.38 for proceeds of $2,126,387 and 14,722,397 units at a price of $1.39 for proceeds of $20,405,269 through various private placements. Each unit consists of one common share of the Company and one-half of a warrant. Each whole warrant is exercisable into one common share of the Company at an exercise price of $2.08 for a period of 5 years. In connection with the private placement, the Company incurred expenses of $94,839.
Dividends
On November 13, 2020, DTRC declared a special cash dividend of $0.30 per common share, totaling $4,357,246, to the non-controlling interest stockholders of record as at December 22, 2020 and paid $4,357,246 on 14,289,782 shares of common stock. The Company had contractually waived its right to receive its pro-rata share of this special cash dividend. This dividend was paid in January 2021.
Share Purchase Warrants
During the year ended March 31, 2021, in connection with various private placements, the Company issued 7,363,193 warrants with an exercise price of $2.08 per warrant. ASC 480, Distinguishing Liabilities from Equity, provides that these warrants are classified as equity. The fair value of these warrants totaled $3,567,641 and was determined using the Black-Scholes Merton valuation model.
Number of warrants	Exercise price	Remaining life (years)	Expiry date
3,318,900	$2.08	4.54	October 13, 2022
184,902	$2.08	4.88	February 15, 2023
3,859,391	$2.08	4.96	March 15, 2023
7,363,193

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 9 — Share Capital (continued)
A summary of changes of warrants outstanding is as follows:
	Warrants	Weighted average exercise price
Balance, March 31, 2019 and 2020	—	$—
Issued	7,363,193	2.08
Balance, March 31, 2021	7,363,193	$2.08
All of the common stock, warrants, units and per share amounts of JR in these financial statements and notes there to have been adjusted for an approximately 0.721512-for-1 reverse stock split which took effect on March 8, 2022.
Stock Options
DTRC’s 2015 Omnibus Incentive Plan (the “Omnibus Plan”) authorizes DTRC to grant or issue non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards or other stock-based awards up to a total of 3,750,000 shares of DTRC. Under the terms of the Omnibus Plan, awards may be granted to employees, directors and third-party service providers. Awards issued under the Omnibus Plan vest as determined by the board of directors at the time of grant. Any shares related to an award granted under the Omnibus Plan that terminates by expiration, forfeiture, or otherwise without the issuance of the shares shall be available again for grant under the Omnibus Plan. As of March 31, 2021, a total of 1,087,500 shares remained available for future grants under the Omnibus Plan.
Outstanding stock options under the Omnibus Plan have terms ranging from 5 to 10 years. Outstanding stock options granted to third-party service providers generally vest over the period of  the contract, which is typically one year. During the year ended March 31, 2021, DTRC granted a total of 750,000 stock options with an exercise price of $1.92 exercisable for up to five years. The Company recognized stock-based compensation related to issuance of stock options totaling $121,385 and $0 during the years ended March 31, 2021 and 2020, respectively, which is included in general and administrative expenses in the accompanying statements of operations. During the year ended March 31, 2021, the Company estimated the fair value of each stock option on the date of grant using a Black Scholes valuation model. The weighted-average assumptions used to calculate the grant date fair value were as follows: (i) risk-free interest rate of 1.52%, (ii) estimated volatility of 80%, (iii) dividend yield of 0%, and (iv) expected life of 5 years. As at March 31, 2021, the Company had unamortized stock-based compensation expense of $4,963,034.
A summary of DTRC’s stock option activity and related information for the period ended March 31, 2021 is as follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding as of October 15, 2020	2,062,500	$0.32	4.13	$2,146,000
Options granted .	750,000	1.92	4.96	—
Options exercised	(1,987,500)	0.32	—	—
Outstanding as of March 31, 2021 .	825,000	1.77	4.86	285,000

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 9 — Share Capital (continued)
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Options vested or expected to vest as of March 31, 2021	75,000	0.32	3.84	135,000
Options exercisable as of March 31, 2021	75,000	$0.32	3.84	$135,000
NOTE 10 — Related Party Transactions
On May 15, 2020, the Company sold 1169164 B.C. Ltd., which owned 100% of Seahawk, to a related party for a nominal amount. At the time of the sale, 1169164 B.C. Ltd. did not have any assets or liabilities.
Mr. Gerald Aberle is DTRC’s Chief Operating Officer. He is also a director and significant shareholder of DTRC and the owner of Jerikodie, Inc. Under a February 2012 agreement, Jerikodie Inc. earns a fixed consulting fee of $9,000 per month, plus approved expenses. In October 2020, the Company paid Jerikodie, Inc, $200,000 of the approximate $729,500 owed to it for consulting fees and issued a note payable to Jerikodie for the remaining balance of approximately $529,500 bearing interest at 0.25% per year. On June 1, 2021 the Company and Jerikodie settled debt of $529,500 through the payment of $376,550 and the issuance of 45,563 shares of common stock resulting in a loss on settlement of debt of $54,169. During the year ended March 31, 2021, the Company engaged a company controlled by a family member of Mr. Aberle, for the purpose of providing general labor and incurred approximately $37,000 in costs.
Mr. Richard Bachman is DTRC’s former Chief Geological Officer (“CGO”). He is also a director and significant stockholder of DTRC and the owner of Minera Teles Pires Inc. (“Minera Teles”). Under an
October 2005 agreement that expired in March 2020, Minera Teles earned a $10,000 monthly consulting fee and received $1,500 per month for office rent and expenses. The consulting fee was divided between a $5,000 per month cash payment and a $5,000 per month deferred amount. DTRC also owed Mr. Bachman, individually, $305,145 in unsecured loans. These unsecured loans bear interest at rates ranging from 3% to 4% per year and are due on demand. In June 2020, DTRC repaid $40,145 of unsecured loans, plus accrued interest totaling $6,095. In October 2020, DTRC paid Minera Teles $200,000 for amounts owed for prior services and combined the remaining amount owed of approximately $795,500 with amounts owed under the unsecured loans, including unpaid interest, into a new note in the amount of $1,055,310, bearing interest at 0.25% per year. A payment of $145,000 was made in December 2020. As of March 31, 2021, the unpaid principal balance totalled $910,454.
In October 2020, the Company issued a note payable to WCM Associates, LP, an entity controlled by DTRC’s former CFO, in the amount of $123,000, bearing interest at 0.25% per year, for amounts owed for consulting fees. Subsequent to March 31, 2021, the note has been paid in full.
In September 2019, Mr. O’Rourke, a director of DTRC, was issued a five-year option to purchase 250,000 shares of our common stock at an exercise price of $0.32 per share in exchange for consulting services. Mr. O’Rourke exercised these options for cash in October 2020.
In October and December 2020, options to purchase 1,075,000 shares of DTRC common stock were exercised for $344,000 by DTRC’s officers and directors. Messrs. Aberle and Bachman own a 5% net smelter return royalty on the original 84 unpatented mining claims that comprised the Blind Gold Property.
NOTE 11 — Non-Controlling Interest
Non-controlling interest represents the portion of net assets in consolidated entities that are not owned by the Company. The following table presents the non-controlling interest balances reported in stockholders’ equity in the consolidated balance sheets as of March 31, 2021 and 2020:

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 11 — Non-Controlling Interest (continued)
Balance, March 31, 2020	$—
Acquisition of DTRC	25,444,979
Payment of cash dividend by DTRC	(4,357,246)
Change in non-controlling interest	(1,396,034)
DTRC common stock issued for investment in mineral property	1,320,000
Stock-based compensation expense	121,385
Debt discount on notes payable – related party	86,026
DTRC common stock issued upon exercise of options	455,000
Net loss attributable to non-controlling interest	(490,497)
Balance, March 31, 2021	$21,183,613
In October 2020, the Company acquired 49.42% of the DTRC common shares outstanding. In March 2021, the Company and DTRC effected the second and final closing whereby the Company increased its interest in DTRC from 49.42% to 63.42%. As of March 31, 2021, there were no further changes to the Company’s ownership of DTRC.
NOTE 12 — Supplemental Disclosures With Respect to Cash Flows
	For the year ended March 31,
	2021	2020
Supplemental cash flow information
Cash paid for interest expense	$—	$—
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities
DTRC common stock issued for investment in mineral property	$1,320,000	$—
Conversion of note receivable as consideration for mineral properties	$1,450,000	$—
Related party accounts payable and accrued interest converted to related party note payable	$1,447,997	$—
Conversion of derivative to consideration for mineral properties	$12,339,161	$—
Value of convertible feature of promissory note as consideration for mineral properties	$1,836,667	$—
NOTE 13 — Income Taxes
The following table set forth a reconciliation of the statutory federal income tax for the years ended March 31, 2021 and 2020:
	Years ended March 31,
	2021	2020
Income tax (expense) benefit computed at federal statutory rates	$(5,272,469)	$40,589
Non-deductible stock based compensation	(25,470)	—
Non-deductible interest expense	(4,565)	—
Non-taxable gain on derivatives	5,688,410	—

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 13 — Income Taxes (continued)
	Years ended March 31,
	2021	2020
Other non-deductible expenses	(62,583)	—
Unrecognized temporary differences	52,374	—
Change in valuation allowance	37,727	(40,589)
Deferred tax benefit	$413,424	$—

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax assets are set out below along with a valuation allowance to reduce the net deferred tax asset to zero as of March 31, 2020.
In order to comply with generally accepted accounting principles in the United States of America, management has decided to establish a valuation allowance because of the potential that the tax benefits underlying deferred tax asset may not be realized. With the acquisition of DTRC, the valuation allowance was reversed due to the net deferred tax liability position.
Significant components of deferred tax assets and liabilities are as follows:
	As of March 31,
	2021	2020
Deferred income tax assets:
Net operating losses	$1,502,021	$37,727
Net capital losses	36,685	—
Less: valuation allowance	—	(37,727)
Deferred income tax liability:
Property and equipment	(182,856)	—
Mineral properties	(10,754,308)	—
Deferred income tax liability, net	$9,398,458	$—
As at March 31, 2021, the Company had accumulated net operating losses of approximately $7,100,000 that begin to expire in 2027.
Tax attributes are subject to review, and potential adjustment by tax authorities. As of March 31, 2021, the Company’s tax returns for all periods since inception remain subject to examination for both federal and state filings.
NOTE 14 — Subsequent Events
a)
Subsequent to March 31, 2021, the Company issued 505,050 units at a price of $1.39 for proceeds of $700,000 through various private placements. Each unit consists of one common share of the Company and one-half of a share purchase warrant. Each whole warrant is exercisable into one common share of the Company at an exercise price of $2.08 for a period of 5 years.

b)
On May 14, 2021, the Company entered into a definitive merger agreement with DTRC (“Merger Agreement”). Pursuant to the Merger Agreement, the Company and DTRC will incorporate a new company (“NewCo”) that will acquire all of the outstanding securities of DTRC and of the Company in exchange for securities of NewCo (the “Merger”). Shareholders of the Company will

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 14 — Subsequent Events (continued)
receive a number of NewCo shares of common stock equal to their percentage shareholding in JR multiplied by the 35,641,667 DTRC shares that JR owns. Shareholders of DTRC other than JR will receive one share of common stock of NewCo for each share of common stock of DTRC.
In addition, at the closing of the Merger, (i) each outstanding option to purchase DTRC common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (ii) each outstanding warrant to purchase JR common stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (iii) any outstanding awards of restricted stock units with respect to shares of DTRC common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, and (iv) NewCo will change its name to “Dakota Gold Corp.”
The completion of the Merger is subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of JR stockholders and the approval of DTRC stockholders. In addition, in connection with the Merger, the Company and DTRC intend to cause NewCo to prepare and file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), which will require the approval of the SEC.
On September 10, 2021, the Company amended the closing mechanics in respect to the Merger with DTRC without any changes to the economic considerations of the JR shareholders and DTRC shareholders. Pursuant to the amended agreement:
•
DTRC shareholders will receive one share of JR Resources (which will be renamed Dakota Gold Corp. prior to closing) for each share of DTRC;

•
JR shareholders will continue to hold shares of JR (which will be renamed Dakota Gold Corp. prior to closing); and

•
On March 8, 2022, prior to the closing of the Merger, JR completed a reverse share split such that the total number of JR shares was proportionately reduced to 35,641,667 JR shares.

There can be no assurance that the necessary approvals will be obtained, or the structure of the merger will be as outlined, or completed at all.
c)
On May 21, 2021, the Company purchased surface and mineral title to approximately 213 acres located contiguous to the northwest boundary of the Company’s West Corridor Property. The property is also located just south of the mineral property DTRC acquired from Deadbroke Mining Company in the Maitland Area in March of 2014, just north of the producing Wharf Mine (Coeur Mining) and just to the south and east of the former Richmond Hill Mine (Barrick Gold). The purchased property is subject to a 2% NSR Royalty held by Homestake Mining Company of California and a buyback right for 51% interest in the property subject to, among other provisions, the establishment of a 1,000,000-ounce reserve and/or inferred resource from one or more deposits located within a one-kilometer area of influence surrounding the property.

d)
On June 4, 2021, DTRC issued 1,450,000 shares of DTRC common stock and 1,050,000 DTRC restricted share units to certain directors, officers, employees and consultants. On May 17, 2021, 2,071,250 DTRC options with a weighted average exercise price of $4.76 exercisable for 5 years were granted.

e)
On August 2, 2021, DTRC entered into a series of substantially similar subscription agreements

JR RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2021 and 2020
NOTE 14 — Subsequent Events (continued)
pursuant to which the Company issued and sold to certain investors, in the final tranche of the Private Placement, an aggregate of 120,550 common shares at a price of $4.50 per share, for gross proceeds of $542,475. In aggregate with the first tranche issuance of 2,311,000 common shares for gross proceeds of $10,399,500, and the second tranche issuance of 8,734,611 common shares for $39,305,750, DTRC issued a total of 11,166,161 common shares for total gross proceeds of $50,247,725.
f)
On September 7, 2021, DTRC announced that it had entered into a binding definitive option agreement (the “Definitive Agreement”) to acquire Homestake Mining Company of California’s (“HMCC” or “Homestake”) surface rights and certain residual facilities in the Homestake District, South Dakota.

Under the terms of the Definitive Agreement, DTRC has a three-year option to acquire 4,261 acres of surface rights with attendant facilities and data held by HMCC (the “Option”). In consideration for the Option, DTRC made a cash payment of US$1.3 million and issued 1 million shares of common stock of DTRC to Barrick and will make annual option payments of US$300,000 during the Option period. DTRC may exercise the Option on or before September 7, 2024, by assuming all of the liabilities and bonds currently held by HMCC in the Homestake District. In addition, on exercise of the Option, DTRC will issue Barrick 3 million shares of DTRC and grant a 2.5% NSR to Barrick with respect to any gold that may be recovered from the Grizzly Gulch property.
The Company’s management has evaluated the effect of subsequent events on the Company’s consolidated financial statements through October 21, 2021, the date the consolidated financial statements were available to be issued and has concluded there are no additional events to be reported.

INDEX TO FINANCIAL STATEMENTS
DAKOTA TERRITORY RESOURCE CORP.

DAKOTA TERRITORY RESOURCE CORP.
CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
(Unaudited)
	December 31, 2021	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$46,637,914	$10,392,940
Prepaid expenses and other current assets	173,604	75,608
Total current assets	46,811,518	10,468,548
Mineral properties	20,297,409	5,337,072
Property and equipment	1,341,109	870,744
Total assets	$68,450,036	$16,676,364
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$619,598	$165,024
Current portion of notes payable – related party	—	906,768
Total current liabilities	619,598	1,071,792
Notes payable – related party	—	473,325
Total liabilities	619,598	1,545,117
Commitments and contingencies
Shareholders’ equity
Common stock, par value $0.001; 75,000,000 shares authorized, 70,828,204 and 56,197,331 shares issued and outstanding as of December 31, 2021 and March 31, 2021, respectively	70,828	56,197
Additional paid-in capital	98,956,100	23,617,834
Accumulated deficit	(31,196,490)	(8,542,784)
Total shareholders’ equity	67,830,438	15,131,247
Total liabilities and shareholders’ equity	$68,450,036	$16,676,364
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

DAKOTA TERRITORY RESOURCE CORP.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Operating expenses
Exploration costs	$2,058,521	$94,071	$6,117,247	$576,260
General and administrative expenses	3,391,952	158,364	16,427,931	524,266
Total operating expenses	5,450,473	252,435	22,545,178	1,100,526
Loss from operations	(5,450,473)	(252,435)	(22,545,178)	(1,100,526)
Other income (expense)
Loss on debt settlement	—	—	(124,521)	—
Interest income	9,760	140	16,094	2,140
Interest expense	—	(1,048,735)	(101)	(1,322,244)
Other income	—	5,000	—	5,000
Total other income (expense)	9,760	(1,043,595)	(108,528)	(1,315,104)
Net loss	$(5,440,713)	$(1,296,030)	$(22,653,706)	$(2,415,630)
Net loss per share:
Basic and diluted net loss per share	$(0.08)	$(0.04)	$(0.35)	$(0.11)
Weighted average number of shares outstanding
Basic and diluted	70,541,658	31,374,130	65,079,372	21,174,813
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

DAKOTA TERRITORY RESOURCE CORP.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(22,653,706)	$(2,415,630)
Adjustments to reconcile net loss to net cash used in operating activities: Stock-based compensation expense	16,353,160	—
Loss on settlement of debt	124,521	—
Depreciation expense	103,411	868
Amortization of debt discount	—	1,315,644
Changes in current assets and liabilities
Prepaid expenses and other current assets	(97,996)	(87,604)
Accounts payable and accrued expenses	455,322	(100,104)
Accounts payable – related party	—	(329,621)
Net cash used in operating activities	(5,715,288)	(1,616,447)
Cash flow from investing activities
Purchases of property and equipment	(573,776)	(20,789)
Purchases of mineral properties	(6,179,873)	(3,751,012)
Net cash used in investing activities	(6,753,649)	(3,771,801)
Cash flow from financing activities
Proceeds from sale of common stock	50,270,224	9,380,000
Share issuance costs	(754,598)	—
Repayment of note payable – related party	(801,715)	—
Proceeds from exercise of options	—	631,000
Proceeds from the issuance of note payable – related party	—	(210,645)
Proceeds from note payable	—	1,150,000
Repayment of line of credit, net	—	(5,194)
Net cash provided by financing activities	48,713,911	10,945,161
Net change in cash and cash equivalents	36,244,974	5,556,913
Cash and cash equivalents, beginning of period	10,392,940	146,425
Cash and cash equivalents, end of period	$46,637,914	$5,703,338
Supplemental cash flow information:
Interest paid	$—	$6,865
Non-cash investing and financing activities:
Common stock issued for investments in mineral properties	$8,780,464	$1,320,000
Common stock issued for settlement of notes payable	$703,647	$—
Common stock issued upon conversion of note payable	$—	$1,450,000
Related party accounts payable converted to related party note	$—	$1,447,997
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

DAKOTA TERRITORY RESOURCE CORP.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the three months ended December 31, 2021 and 2020
(Unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, September 30, 2021	70,428,204	$70,428	$94,102,303	$(25,755,777)	$68,416,954
Common stock issued for investment in mineral properties	400,000	400	1,815,600	—	1,816,000
Stock-based compensation expense	—	—	3,038,197	—	3,038,197
Net loss for the period	—	—	—	(5,440,713)	(5,440,713)
Balance, December 31, 2021	70,828,204	$70,828	$98,956,100	$(31,196,490)	$67,830,438
Balance, September 30, 2020	17,628,741	$17,629	$4,490,918	$(6,497,343)	$(1,988,796)
Issuance of previously unissued shares	137,500	138	(138)	—	—
Common stock issued for cash	15,000,000	15,000	8,985,000	—	9,000,000
Common stock issued for investment in mineral properties	750,000	750	1,319,250	—	1,320,000
Common stock issued upon conversion of debt	2,416,667	2,417	1,447,583	—	1,450,000
Common stock issued upon exercise of options and warrants	1,912,500	1,913	605,087	—	607,000
Common stock issued upon cashless exercise of options	126,923	127	(127)	—	—
Debt discount on notes payable, related party	—	—	86,024	—	86,024
Cash dividend	—	—	(4,357,246)	—	(4,357,246)
Net loss for the period	—	—	—	(1,296,030)	(1,296,030)
Balance, December 31, 2020	37,972,331	$37,974	$12,576,351	$(7,793,373)	$4,820,952
Balance, March 31, 2021	56,197,331	$56,197	$23,617,834	$(8,542,784)	$15,131,247
Private placement	11,203,661	11,203	50,259,021	—	50,270,224
Common stock issued for investment in mineral properties	1,832,600	1,833	8,778,631	—	8,780,464
Common stock issued upon settlement of debt	144,612	145	703,502	—	703,647
Share issuance costs	—	—	(754,598)	—	(754,598)
Stock-based compensation expense	1,450,000	1,450	16,351,710	—	16,353,160
Net loss for the period	—	—	—	(22,653,706)	(22,653,706)
Balance, December 31, 2021	70,828,204	$70,828	$98,956,100	$(31,196,490)	$67,830,438
Balance, March 31, 2020	16,354,197	$16,354	$2,783,193	$(5,377,743)	$(2,578,196)
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

DAKOTA TERRITORY RESOURCE CORP.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
For the three months ended December 31, 2021 and 2020
(Unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Issuance of previously unissued shares	412,500	413	(413)	—	—
Cash received for unissued shares	—	—	380,000	—	380,000
Common stock issued for cash	15,000,000	15,000	8,985,000	—	9,000,000
Common stock issued for investment in mineral properties	750,000	750	1,319,250	—	1,320,000
Common stock issued upon conversion of debt	2,416,667	2,417	1,447,583	—	1,450,000
Common stock issued upon exercise of options and warrants	1,987,500	1,988	629,012	—	631,000
Common stock issued upon cashless exercise of options and warrants	1,051,467	1,052	(1,052)	—	—
Debt discount assigned to purchase option	—	—	1,305,000	—	1,305,000
Debt discount on notes payable, related party	—	—	86,024	—	86,024
Cash dividend	—	—	(4,357,246)	—	(4,357,246)
Net loss for the period	—	—	—	(2,415,630)	(2,415,630)
Balance, December 31, 2020	37,972,331	$37,974	$12,576,351	$(7,793,373)	$4,820,952
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 1 — Summary of Accounting Policies
Basis of Presentation and Going Concern
The accompanying unaudited interim condensed consolidated financial statements (“interim financial statements”) of Dakota Territory Resource Corp. (“we”, “us”, “our”, the “Company”, “Dakota Territory”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules of the Securities and Exchange Commission (“SEC”) for interim statements, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K, for the year ended March 31, 2021, as filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year ended March 31, 2021, as reported in the Company’s Annual Report on Form 10-K, have been omitted. The year-end balance sheet data was derived from the audited financial statements. Unless otherwise noted, there have been no material changes to the footnotes from those accompanying the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K.
Uncertainties and Economic Development
In March 2020, the World Health Organization designated the new coronavirus (“COVID-19”) as a global pandemic. Federal, state and local governments have mandated orders to slow the transmission of the virus, including but not limited to shelter-in-place orders, quarantines, restrictions on travel, and work restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic effects of the pandemic has resulted in significant volatility in the financial markets. The restrictions put in place by federal, state and local governments could delay the Company’s exploratory programs on its mineral properties. Furthermore, the impact of the pandemic on the global economy could also negatively impact the availability and cost of future borrowings or equity financing should the need arise. It is unknown how long the adverse conditions associated with the pandemic will last and what the complete financial effect will be to the Company. The Company continues to monitor the impact that the pandemic, including relief bills enacted in response thereto, may have on operations. Currently, the Company is unable to determine the impact that the pandemic will have on its financial condition, results of operations, or liquidity.
Reverse Stock Split
On May 13, 2021, the Board of Directors of the Company approved a reverse stock split of the Company’s common stock at a ratio of 1-for-4. The reverse stock split was made effective on May 25, 2021, and all share numbers and common stock prices presented give effect to the reverse split.
Merger Agreement
On September 10, 2021, the Company and JR Resources Corp. (“JR”) entered into an Amended and Restated Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) providing for a business combination of the Company and JR. Prior to the completion of the transactions, JR will change its name to Dakota Gold Corp. (“Dakota Gold”).
Under the terms of the merger agreement, after the completion of the transactions, Dakota Gold will be the parent company. In the transactions, the Company’s stockholders will receive one share of Dakota Gold common stock for each share of the Company’s common stock that they own at the time of the closing of the transactions. It is anticipated that, upon the closing of the transactions, the Company’s former

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 1 — Summary of Accounting Policies (continued)
stockholders will own approximately 49% and JR’s existing stockholders will own approximately 51% of the outstanding shares of Dakota Gold Corp. common stock.
The parties contemplate that, effective at, or around the time of, the completion of the transactions, Dakota Gold’s common stock will be traded on the NYSE American stock exchange (the “NYSE American”) under the symbol “DC” through the “uplisting” of the Company’s common stock, which currently trades on the OTCQB under the symbol “DTRC.” Although the Company’s has applied for listing of Dakota Gold’s common stock on the NYSE American, no assurance can be given that the Company’s listing application will be approved.
The Company will hold a special meeting of its stockholders to consider and vote on matters necessary to complete the transactions contemplated by the merger agreement. The completion of the Merger is subject to customary closing conditions for a transaction of this nature, including securities law compliance and the approval of the Company’s shareholders.
Please see the Company’s Management’s Discussion and Analysis for further details on the merger agreement.
Consolidation
On April 30, 2021, the Company incorporated Dakota Gold Services (Canada) Corp. (“Dakota Canada”) under the British Columbia Business Corporations Act. These financial statements consolidate Dakota Canada, a wholly-owned subsidiary. All significant intercompany transactions and accounts have been eliminated on consolidation.
Going Concern
The accompanying financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company as a going-concern basis. The going-concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. At March 31, 2021, the Company had not generated any revenues since inception and had suffered recurring losses from operations which raised substantial doubt about its ability to continue as a going concern.
The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or obtain the necessary financing, in the form of equity or debt financing, to meet its obligations when they become due. During the period June through August 2021, the Company raised approximately $50 million in a non-brokered private placement. Management believes the proceeds are sufficient to meet its obligations as they become due for the twelve months following the filing date of these financial statements and, accordingly, substantial doubt about the Company’s ability to continue as a going concern has been alleviated.
Note 2 — Related Party Transactions
The Company engages in related party transactions that involve its officers and directors and/or companies controlled by its officers and directors. Following is an analysis of related party transactions:
Mr. Gerald Aberle is the Company’s former President, Chief Executive Officer and is currently Chief Operating Officer of the Company. He is also a director and significant shareholder of the Company and the owner of Jerikodie Inc. (“Jerikodie”). Under a February 2012 agreement, Jerikodie earned a fixed consulting fee of $9,000 per month, plus approved expenses. In October 2020, the Company paid Jerikodie $200,000 of the approximate $729,500 owed to it for consulting fees and issued a note payable to Jerikodie for

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 2 — Related Party Transactions (continued)
the remaining balance of $529,500 bearing interest at 0.25% per year. On June 1, 2021, the Company and Jerikodie settled debt of $529,544 through the payment of $376,550 and the issuance of 45,563 shares of common stock. The fair value of the consideration paid to settle the note exceeded the carrying amount of the note, resulting in a loss on settlement of $92,045. During the three and nine months ended December 31, 2021, the Company paid Jerikodie $0 and $66,178, respectively (2020 — $27,000 and $81,000, respectively) for consulting fees, in addition to $25,000 in the nine months ended December 31, 2021, for the extinguishment of a net smelter royalty disclosed below. Effective April 15, 2021, the agreement with Jerikodie was terminated. The Company engaged a Company controlled by a family member of Mr. Aberle, for the purpose of providing general labor and during the three and nine months ended December 31, 2021, incurred approximately $23,000 and $43,000 in costs, respectively (2020 — $0).
Mr. Richard Bachman was the Company’s former Chief Geological Officer. He is also a significant shareholder of the Company and the owner of Minera Teles Pires Inc. (“Minera Teles”). Under an October 2005 agreement that expired in March 2020, Minera Teles earned a $10,000 monthly consulting fee and received $1,500 per month for office rent and expenses. The consulting fee was divided between a $5,000 per month cash payment and a $5,000 per month deferred amount. The Company also owed Mr. Bachman, individually, $305,145 in unsecured loans. These unsecured loans bore interest rates ranging from 3% to 4% per year and were due on demand. In June 2020, the Company repaid $40,145 of unsecured loans, plus accrued interest totaling $6,095. In October 2020, the Company paid Minera Teles $200,000 for amounts owed for prior services and combined the remaining amount owed of approximately $795,500 with amounts owed under the unsecured loans, including unpaid interest, into a new note in the amount of $1,055,310, bearing interest at 0.25% per year. A payment of $145,000 was made in December 2020. In July 2021, the Company and Mr. Bachman settled debt of $872,578 through the payment of $425,165 in cash and the issuance of 99,049 shares of common stock. The fair value of the consideration paid to settle the note exceeded the carrying amount of the note, resulting in a loss on settlement of $32,476.
In connection with the notes payable issued in 2020, as discussed above, the Company determined that the 0.25% contractual rate represented a below-market interest rate. Interest was imputed on the notes payable at 5.00% interest resulting in a discount at issuance of $86,024. During the three months ended December 31, 2020, the Company recognized amortization of the debt discount of $10,644 in interest expense, with the remaining unamortized discount to be recognized into interest expense over the remaining life of the notes using the effective interest method. The notes payable were extinguished in July 2021.
During the three and nine months ended December 31, 2021, the Company incurred $0 and $6,000, respectively (2020 — $9,000 and $27,000, respectively) for consulting fees to WCM Associates, LP, an entity controlled by the Company’s former CFO.
Messrs. Aberle and Bachman owned a 5% net smelter return royalty on the original 84 unpatented mining claims that comprised the Blind Gold Property. In August 2021, the Company extinguished the royalty by paying Messrs. Aberle and Bachman $25,000 each.
In March 2021, Jonathan Awde was appointed Chief Executive Officer and Gerald Aberle resigned as Chief Executive Officer and was appointed Chief Operating Officer. Mr. Awde is also a director and significant shareholder of the Company.
Note 3 — Mineral Properties
On September 26, 2012, the Company was re-organized with North Homestake Mining Company and acquired the Blind Gold Property located in the Homestake District of South Dakota. In 2018 and 2019, the Company acquired additional acreage associated with the Company’s City Creek Property and the Tinton Gold Camp. In 2020 and 2021, the Company increased the size of the Company’s Blind Gold Property,

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 3 — Mineral Properties (continued)
the Tinton Property, the Poorman Anticline Property, the Ragged Top Gold Camp, the West Corridor Property, the City Creek Property and added the South Lead/Whistler Gulch Property through both acquisitions and claim staking.
On October 26, 2020, the Company completed the purchase of the Maitland Gold Property from Homestake Mining Company of California (“HMCC”), a wholly owned subsidiary of Barrick Gold Corporation (“Barrick”). At closing, the Company paid Barrick $3.5 million cash and issued 750,000 shares of its common stock valued at $1.76 per share, for total consideration of $4.82 million. Additionally, Barrick retained a 2.5% net smelter returns royalty on the property. The 2,112 mineral-acre Maitland acquisition is an important component of the Company’s exploration and development strategy for the structural corridor that extends from the Homestake Gold Mine to the Company’s Blind Gold Property at the northern end of the Homestake District.
On September 7, 2021, the Company entered into an option agreement to acquire surface rights and certain facilities in the Homestake District, South Dakota from HMCC. The agreement provides for exclusive access to three extensive historic data sets which chronicle its 145-year exploration and mining history throughout South Dakota. Under the terms of the agreement, the Company has a three-year option to acquire 4,261 acres of surface rights with attendant facilities and data held by HMCC. In consideration for the option, the Company made a cash payment of $1.3 million and issued 1 million shares of common stock to Barrick and will make annual option payments of $300,000 during the option period. The Company may exercise the option on or before September 7, 2024, by assuming all of the liabilities and bonds currently held by HMCC in the Homestake District. In addition, on exercise of the option, Dakota Territory will issue Barrick 3 million shares and grant a 2.5% NSR to Barrick with respect to any gold that may be recovered from the Grizzly Gulch property.
On October 14, 2021, the Company entered into an option agreement to acquire the Richmond Hill Property in the Homestake District, South Dakota from LAC Minerals (USA) LLC and HMCC. Under the terms of the agreement, Dakota Territory has a three-year option to acquire 2,126 acres of surface and mineral rights with attendant facilities. The Company issued 400,000 shares to Barrick and will make annual option payments of $100,000 during the option period. The Company may exercise the option on or before September 7, 2024, by assuming all of the liabilities and bonds associated with the Richmond Hill Property. In addition, on exercise of the option, the Company will issue Barrick an additional 400,000 shares and grant a 1% NSR to Barrick with respect to any gold that may be recovered from the Richmond Hill Property.
In total, the Company currently holds eleven brownfield project areas in the District comprised of 1,905 unpatented mining claims (32,256 unpatented acres), the Homestake Option Area (4,261 patented acres), the Richmond Hill Option Area (2,126 patented acres) and additional lands and mineral rights throughout the District (3,201 patented acres, for a combination of surface and mineral lease rights covering a total of 41,844 acres. The Company has not established that any of its projects or properties contain any proven or probable reserves under SEC Industry Guide 7.
As of December 31, 2021, and March 31, 2021, the cost of the Company’s mineral properties totaled $20,297,409 and $5,337,072, respectively. As of December 31, 2021, the Company is in the exploration stage and has not commenced amortization of its properties.

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 4 — Notes Payable
JR Resources Corp.
In February 2020, the Company entered into a $300,000 unsecured promissory note agreement with JR. The note bore interest at 3.0% per year and was due on May 5, 2020. In May 2020, JR and the Company entered into an amended and restated promissory note in the amount of $1,450,000, which included the $300,000 that was advanced in February 2020 and an additional $1,150,000 that was advanced in May 2020. The amended and restated unsecured note bore interest at 0.25% per year, compounded annually, and was converted into shares of the Company’s common stock in October 2020, as further described below.
In October 2020, JR acquired 2,416,667 shares of the Company’s common stock for aggregate consideration of $10,450,000, consisting of $9,000,000 in cash and $1,450,000 upon conversion of the principal amount of the promissory note issued in May 2020. In connection with the conversion, the Company recognized the remaining $1,036,849 of unamortized debt discount as interest expense. For the three and nine months ended December 31, 2020, the Company recognized additional interest expense of approximately $1,047,000 and $1,316,000, respectively, related to amortization of debt discount.
On January 20, 2021, the Company borrowed $300,000 from JR on an unsecured basis. On the occurrence of the final closing of the proposed merger, the unpaid principal of the loan was applied to the consideration relating to the final close.
In March 2021, the Company and JR effected the second and final closing under the option, whereby JR acquired 18,225,000 shares of the Company’s common stock for aggregate consideration of $10,935,000, consisting of $10,635,000 in cash and $300,000 upon conversion of the principal amount of the promissory note issued in January 2021. The final closing increased JR’s common stock ownership above 50%.
Note 5 — Property and Equipment
As of December 31, 2021, and March 31, 2021, the Company’s property and equipment consists of the following:
	Estimated Useful Life (Years)	December 31, 2021	March 31, 2021
Land		$70,000	$70,000
Building	39	630,798	503,711
Furniture and equipment	3 – 5	621,862	330,125
Vehicles	5	154,952	—
		1,477,612	903,836
Less accumulated depreciation		(136,503)	(33,092)
Property and equipment, net		$1,341,109	$870,744
Depreciation expense for the three and nine months ended December 31, 2021, was $45,136 and $103,411, respectively. Depreciation expense for the three and nine months ended December 31, 2020, was $744 and $868, respectively.
Note 6 — Shareholders’ Equity
Common Stock
The Company’s authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 6 — Shareholders’ Equity (continued)
On June 23, 2021, the Company issued 2,311,000 shares of common stock at a price of $4.50 per common share, for gross proceeds of $10,399,500 in connection with the initial tranche of a non-brokered private placement (“Private Placement”). On July 21, 2021, the Company issued 8,734,611 shares of common stock at a price of $4.50 per common share, for gross proceeds of $39,305,750 in connection with the second tranche of the non-brokered Private Placement. On August 2, 2021, the Company entered into a series of substantially similar subscription agreements, pursuant to which the Company issued and sold to certain investors, in the final tranche of the Private Placement, an aggregate of 120,550 common shares at a price of $4.50 per share, for gross proceeds of $542,475. In aggregate, the Company issued a total of 11,166,161 common shares for total gross proceeds of $50,247,725. Robert Quartermain, a director and Co-Chair of the Company, purchased 50,000 common shares in the Private Placement. The Company paid a total of $754,598 in share issuance costs related to the Private Placement.
During the nine months ended December 31, 2021, the Company also issued (i) 1,832,600 shares of common stock valued at $8,780,464 for investment in mineral properties (see Note 3 for additional discussion), (ii) 144,612 shares of common stock valued at $703,647 for settlements of debt (see Note 2 for additional discussion), and (iii) 1,450,000 shares of common stock valued at $7,177,500 to directors, employees and consultants to the Company and (iv) 37,500 shares of common stock for cash consideration of $22,500. During the nine months ended December 31, 2021, the Company recognized $7,177,500 of stock- based compensation ($1,361,250 being allocated to exploration costs and $5,816,250 being allocated to general and administrative expenses).
Of the 1,450,000 shares of common stock issued as share-based compensation, 400,000 shares vested on June 4, 2021, and the remaining 1,050,000 shares will vest on June 4, 2022. The share-based compensation expense on the unvested bonus shares is being amortized on a straight-line basis until the vest date.
During the nine months ended December 31, 2020, the Company issued (i)) 15,412,500 shares of common stock for $9,000,000; (ii) 1,987,500 shares of common stock for $631,000 upon the exercise of stock options and warrants; (iii) 1,051,467 shares upon cashless exercise of stock options and warrants; (iv) 750,000 shares of common stock valued at $1,320,000 for investment in mineral properties (see Note 4 for further discussion); and (v) 2,416,667 shares of common stock upon conversion of notes payable balances totaling $1,450,000 (See Note 2 for further discussion).
On November 13, 2020, the Company declared a special cash dividend of $0.22 per common share, totaling $4,357,246, to holders of record of 19,805,664 shares of common stock. Such dividend was paid in January 2021.
As of December 31, 2021, there were 70,828,204 shares of the Company’s common stock outstanding.
Common Stock Options, Restricted Stock Units and Warrants
On January 25, 2015, the Company’s board of directors adopted a plan entitled the “2015 Omnibus Incentive Plan.” The 2015 Omnibus Incentive Plan is no longer in effect and no further securities will be issued under the 2015 Omnibus Incentive Plan, other than in respect of 75,000 common stock purchase options that remain outstanding.
On March 11, 2021, the Company’s board of directors adopted a plan entitled the “2021 Stock Incentive Plan.” The 2021 Stock Incentive Plan has a total of 6,250,000 Common Shares available to award to the Company’s directors, executive officers and consultants. As of December 31, 2021, a total of 2,103,750 shares of the Company’s common stock remained available for future grants under the 2021 Stock Incentive Plan.

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 6 — Shareholders’ Equity (continued)
Outstanding stock options under the 2021 Stock Incentive Plan have a term of five years. Outstanding stock options granted to third-party service providers generally vest over a period of up to two years.
A summary of the Company’s stock option activity and related information for the period ended December 31, 2021, is as follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding as of March 31, 2021	825,000	$1.77	4.86	$285,000
Options granted	2,571,250	4.77	4.46
Options forfeited/cancelled	(41,667)	2.63
Outstanding as of December 31, 2021	3,354,583	$4.06	4.37	$2,088,500
Options exercisable as of December 31, 2021	932,083	$4.41	4.35
During the nine months ended December 31, 2021, the Company estimated the fair value of each stock option to have a weighted average grant date fair value of $2.90 per share on the date of grant using a Black Scholes valuation model. The weighted-average assumptions used to calculate the grant date fair value were as follows: (i) risk-free interest rate ranging from 0.39% — 1.28%, (ii) estimated volatility between 82.61% and 95.82%, (iii) dividend yield of 0%, and (iv) expected life of 4.08 to 5 years.
On October 18, 2021, the Company granted 300,000 stock options to an employee at an exercise price of $4.64 per option, with a grant date fair value of $3.31 per share and vesting over a period of 24 months. The share-based compensation expense for the stock options will be allocated to exploration expenses.
On September 13, 2021, the Company granted 200,000 stock options to certain directors at an exercise price of $5.09 per option, with a grant date fair value of $3.71 per share and vesting over a period of 24 months. The share-based compensation expense for the stock options will be allocated to general and administrative expenses.
On May 17, 2021, the Company granted 2,071,500 stock options to officers, directors and consultants at an exercise price of $4.76 per option, with a grant date fair value of $3.39 per share and vesting over a period of 24 months. The share-based compensation expense for the stock options will be allocated to general and administrative and exploration expenses.
The Company recognized stock-based compensation related to issuance of stock options totaling $6,025,440 ($1,574,372 being allocated to exploration costs and $4,451,068 being allocated to administrative expenses) during the nine months ended December 31, 2021. As of December 31, 2021, the unrecognized compensation cost related to unvested options was $3,608,802.
No stock-based compensation was recognized by the Company during the nine months ended December 31, 2020.
On June 4, 2021, the Company issued 1,050,000 restricted stock units (“RSU’s”) with a grant date fair value of $5.01 per share to certain directors, officers, employees and consultants and vesting on June 4, 2022.
On October 18, 2021, the Company issued 125,000 RSUs with a grant date fair value of $4.64 per share and vesting on June 4, 2022. The share-based compensation expense for the RSUs will be allocated to

DAKOTA TERRITORY RESOURCES CORP
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2021, and 2020
(UNAUDITED)
Note 6 — Shareholders’ Equity (continued)
exploration expenses. For the three months ended December 31, 2021, $187,424 was allocated to exploration expenses pursuant to these grants.
There were no warrants outstanding as of December 31, 2021, and March 31, 2021.
Note 7 — Fair Value Accounting
The carrying value of cash and accounts payable approximate fair value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Dakota Territory Resource Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Dakota Territory Resource Corp. (the “Company”) as of March 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues since inception and has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) represented especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.
/S/ HAM, LANGSTON & BREZINA, L.L.P.
We have served as the Company’s auditor since 2020.
Houston, Texas
June 25, 2021

DAKOTA TERRITORY RESOURCE CORP.
BALANCE SHEETS
	March 31, 2021	March 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,392,940	$146,425
Prepaid expenses and other current assets	75,608	7,649
Total current assets	10,468,548	154,074
Mineral properties, net	5,337,072	216,104
Property and equipment, net	870,744	—
TOTAL ASSETS	$16,676,364	$370,178
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$162,024	$501,818
Accounts payable – related party	3,000	1,790,829
Line of credit	—	30,082
Notes payable	—	300,000
Current portion of notes payable – related party	906,768	325,645
Total current liabilities	1,071,792	2,948,374
Notes payable – related party, net of current portion and discount	473,325	—
Total liabilities	1,545,117	2,948,374
SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.001; 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2021 and March 31, 2020, respectively	—	—
Common stock, par value $0.001; 75,000,000 shares authorized, 56,197,331 and 16,354,197 shares issued and outstanding as of March 31, 2021 and March 31, 2020, respectively	56,197	16,354
Additional paid-in capital	23,617,834	2,783,193
Accumulated deficit	(8,542,784)	(5,377,743)
Total shareholders’ equity (deficit)	15,131,247	(2,578,196)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,676,364	$370,178
The accompanying notes are an integral part of these financial statements.

DAKOTA TERRITORY RESOURCE CORP.
STATEMENTS OF OPERATIONS
For the Years Ended March 31, 2021 and 2020
	2021	2020
OPERATING EXPENSES
Exploration costs	$673,545	$100,133
General and administrative expenses	1,160,979	1,001,339
Total operating expenses	1,834,524	1,101,472
LOSS FROM OPERATIONS	(1,834,524)	(1,101,472)
OTHER EXPENSE
Interest income	7,204	—
Interest expense	(1,337,721)	(12,801)
Total other expense	(1,330,517)	(12,801)
NET LOSS	$(3,165,041)	$(1,114,273)
Net loss per share:
Basic and diluted net loss per share	$(0.12)	$(0.07)
Weighted average shares outstanding:
Basic and diluted	25,904,749	16,054,675
The accompanying notes are an integral part of these financial statements.

DAKOTA TERRITORY RESOURCE CORP.
STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2021 and 2020
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,165,041)	$(1,114,273)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	124,706	110,897
Common stock issued for services	—	85,000
Depreciation expense	17,554	—
Accretion of debt discount	1,331,121	—
Changes in current assets and liabilities:
Prepaid expenses and other assets	(67,959)	1,202
Accounts payable and accrued expenses	(257,626)	275,922
Accounts payable – related party	(422,000)	190,170
Net cash used in operating activities	(2,439,245)	(451,082)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(888,298)	—
Purchases of mineral properties	(3,800,968)	—
Net cash used in investing activities	(4,689,266)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of cash dividend	(4,357,246)	—
Proceeds from note payable	1,450,000	300,000
Proceeds from sale of common stock	19,635,000	100,000
Proceeds from exercise of common stock options and warrants	1,011,000	50,000
Repayment of note payable – related party	(333,646)	—
Repayment of line of credit, net	(30,082)	(5,083)
Net cash provided by financing activities	17,375,026	444,917
NET CHANGE IN CASH AND CASH EQUIVALENTS	10,246,515	(6,165)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	146,425	152,590
CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,392,940	$146,425
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest expense	$6,865	$—
Cash paid for income taxes	$—	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for investment in mineral property	$1,320,000	$—
Common stock issued upon conversion of note payable	$1,750,000	$—
Related party accounts payable and accrued interest converted to related party note payable	$1,447,997	$—
The accompanying notes are an integral part of these financial statements.

DAKOTA TERRITORY RESOURCE CORP.
STATEMENTS OF CHANGES SHAREHOLDERS’ EQUITY (DEFICIT)
For the Years Ended March 31, 2021 and 2020
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance March 31, 2019	15,729,197	$15,729	$2,437,921	$(4,263,470)	$(1,809,820)
Common stock issued for cash	250,000	250	99,750	—	100,000
Common stock issued for services	250,000	250	84,750	—	85,000
Stock options issued for services	—	—	110,897	—	110,897
Exercise of stock options	125,000	125	49,875	0	50,000
Net loss	—	—	—	(1,114,273)	(1,114,273)
Balance March 31, 2020	16,354,197	16,354	2,783,193	(5,377,743)	(2,578,196)
Common stock issued for cash	32,725,000	32,725	19,602,275	—	19,635,000
Common stock issued upon exercise of options	2,950,000	2,950	1,008,050	—	1,011,000
Common stock issued for investment in mineral properties	750,000	750	1,319,250	—	1,320,000
Debt discount assigned to purchase option	—	—	1,305,000	—	1,305,000
Cashless exercise of stock options and warrants	501,467	501	(501)	—	—
Common stock issued upon conversion of debt	2,916,667	2,917	1,747,083	—	1,750,000
Stock-based compensation expense	—	—	124,706	—	124,706
Debt discount on notes payable – related party	—	—	86,024	—	86,024
Cash dividend	—	—	(4,357,246)	—	(4,357,246)
Net loss	—	—	—	(3,165,041)	(3,165,041)
Balance at March 31, 2021	56,197,331	$56,197	$23,617,834	$(8,542,784)	$15,131,247
The accompanying notes are an integral part of these financial statements.

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 1   Organization and Nature of Business
Dakota Territory Resource Corp., (“the Company”) was incorporated in the State of Nevada on February 6, 2002, has been in the exploration stage since its formation, and has not realized any revenues to date from its properties. Our Company is engaged in the business of acquisition and exploration of mineral properties within the Homestake Gold District of the Black Hills of South Dakota. To date, while no development or mining activities have commenced, our strategy is to move projects from exploration to development and finally on to production as results of exploration may dictate. Dakota Territory’s management and technical teams have extensive mining and exploration experience in the Homestake District and we intend to leverage our experience together with our business presence in South Dakota to create value for our shareholders. The Company currently holds eight brownfield project areas in the district comprised of 976 unpatented claims and a combination of surface and mineral leases covering a total of approximately 19,604 acres. Our goal is to obtain sufficient capital to advance our current property portfolio, to fund acquisition of additional prospective mineral property, and for the general working capital needs of the Company.
In September 2012, the Company closed on the agreement with North Homestake Mining Company (“NHMC”) to exchange common stock to affect the acquisition of North Homestake’s gold exploration properties located in South Dakota. Since 2012, our Company has pursued a strategy of expanding our portfolio of brownfields exploration properties located exclusively within the Homestake District with the goal to build a dominant land position. Our property acquisitions have been based on our past exploration experiences, the extensive data sets we have assembled over the past 9 years, and new exploration and research the Company has conducted on the gold system that created the District. We have not established that any of our projects or properties contain any proven or probable reserves under SEC Industry Guide 7.
Uncertainties and Economic Development
In March 2020, the World Health Organization designated the new coronavirus (“COVID-19”) as a global pandemic. Federal, state and local governments have mandated orders to slow the transmission of the virus, including but not limited to shelter-in-place orders, quarantines, restrictions on travel, and work restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic effects of the pandemic has resulted in significant volatility in the financial markets.
The restrictions put in place by federal, state and local governments could delay our exploratory programs on our mineral properties. Furthermore, the impact of the pandemic on the global economy could also negatively impact the availability and cost of future borrowings should the need arise.
It is unknown how long the adverse conditions associated with the pandemic will last and what the complete financial effect will be to the Company. The Company continues to monitor the impact that the pandemic, including relief bills enacted in response thereto, may have on operations. Currently, the Company is unable to determine the impact that the pandemic will have on its financial condition, results of operations, or liquidity.
Going Concern
These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit from inception through March 31, 2021 of approximately $8,543,000 and has yet to achieve profitable operations, and projects further losses in the development of its business.
The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that may be

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 1   Organization and Nature of Business (continued)
necessary should we be unable to continue as a going concern. We anticipate that additional funding will be in the form of equity financing from the sale of common stock, and/or debt financing. However, there can be no assurance that the issuances of additional equity securities or debt financing can be obtained.
Based on these factors, there is substantial doubt as to the Company’s ability to continue as a going concern.
Reverse Stock Split
On May 13, 2021, the Board of Directors of the Company approved a reverse stock split of the Company’s common stock at a ratio of 1-for-4. All share numbers and common stock prices presented give effect to the reverse split.
Note 2   Summary of Accounting Policies
Basis of Presentation
Our financial records are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks. The Company is exposed to credit risk from its deposits of cash and cash equivalents in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses on such deposits.
Property and Equipment
Property and equipment consist primarily of land, buildings, office furniture and equipment, and are recorded at cost. Expenditures related to acquiring or extending the useful life of property and equipment are capitalized. Expenditures for repair and maintenance are charged to operations as incurred. Depreciation is computed using the straight-line method over an estimated useful life of 3-39 years.
Mineral Property Costs
We have been in the exploration stage since inception and have not yet realized any revenues from our planned operations. All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If we do not continue with exploration after the completion of the feasibility study, the associated capitalized costs will be expensed at that time. Costs of abandoned projects are charged to mining costs including related property and equipment costs.
To determine if the capitalized mineral property costs are in excess of their recoverable amount, we conduct periodic evaluation of the carrying value of capitalized costs and any related property and equipment

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 2   Summary of Accounting Policies (continued)
costs based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (ASC) 360-10-35-15, Impairment or Disposal of Long-Lived Assets.
Fair Value Measurements
We account for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).The three levels of inputs used to measure fair value are as follows:
•
Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•
Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Our financial instruments consist principally of cash, accounts payable, accrued liabilities and notes payable. The carrying amounts of such financial instruments in the accompanying financial statements approximate their fair values due to their relatively short-term nature or the underlying terms are consistent with market terms.
Environmental Costs
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue general, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.
Income Taxes
Income taxes are computed using the asset and liability method, in accordance with ASC 740, Income Taxes. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities, and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.
The Company recognizes and measures a tax benefit from uncertain tax positions when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company adjusts these liabilities when its judgement changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 2   Summary of Accounting Policies (continued)
materially different from the current estimate or future recognition of an unrecognized tax benefit. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.
The Company recognizes interest and penalties related to unrecognized tax positions within the income tax expense line in the statements of operations.
Basic and Diluted Loss Per Share
The Company computes basic and diluted income (loss) per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic loss per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted income (loss) per share is computed by dividing net income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted for the dilutive effect of potential future issuances of common stock related to outstanding options and warrants.
The dilutive effect of outstanding options and warrants is reflected in diluted earnings per share by application of the treasury stock method. The effect of the Company’s outstanding options and warrants were excluded for the years ended March 31, 2021 and 2020, because they were anti-dilutive.
Stock-Based Compensation
The Company estimates the fair value of share-based compensation using the Black-Scholes valuation model, in accordance with the provisions of ASC 718, Compensation — Stock Compensation. Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of our stock, the risk-free rate, and dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.
Recent Accounting Pronouncements
Pronouncements between March 31, 2021 and the date of this filing are not expected to have a significant impact on our operations, financial position, or cash flow, nor does the Company expect the adoption of recently issued, but not yet effective, accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.
Note 3   Related Party Transactions
The Company engages in related party transactions that involve its officers and directors and/or companies controlled by the officers and directors. Following is an analysis of related party transactions:
Mr. Gerald Aberle is the Company’s former President, Chief Executive Officer and is Chief Operating Officer of the Company. He is also a director and significant shareholder of the Company and the owner of Jerikodie, Inc. Under a February 2012 agreement, Jerikodie Inc. earns a fixed consulting fee of $9,000 per month, plus approved expenses. In October 2020, the Company paid Jerikodie, Inc, $200,000 of the approximate $729,500 owed to it for consulting fees and issued a note payable to Jerikodie for the remaining balance of approximately $529,500 bearing interest at 0.25% per year. On June 1, 2021 the Company and Jerikodie settled debt of $529,500 through the payment of $376,550 and the issuance of 45,563 shares of common stock. During the year ended March 31, 2021, the Company engaged a Company controlled by a family member of Mr. Aberle, for the purpose of providing general labor and incurred approximately $37,000 in costs.

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 3   Related Party Transactions (continued)
As of March 31, 2020, the Company owed Mr. Aberle, individually, $20,500 in unsecured loans. These unsecured loans bear interest of 3% per year and are due on demand. In July 2020, Mr. Aberle was paid in full for these unsecured loans and related accrued interest of $770.
Mr. Richard Bachman is the Company’s former Chief Geological Officer (“CGO”). He is also a director and significant shareholder of the Company and the owner of Minera Teles Pires Inc. (“Minera Teles”). Under an October 2005 agreement that expired in March 2020, Minera Teles earned a $10,000 monthly consulting fee and received $1,500 per month for office rent and expenses. The consulting fee was divided between a $5,000 per month cash payment and a $5,000 per month deferred amount. The Company also owed Mr. Bachman, individually, $305,145 in unsecured loans. These unsecured loans bear interest at rates ranging from 3% to 4% per year and are due on demand. In June 2020, the Company repaid $40,145 of unsecured loans, plus accrued interest totaling $6,095. In October 2020, the Company paid Minera Teles $200,000 for amounts owed for prior services and combined the remaining amount owed of approximately $795,500 with amounts owed under the unsecured loans, including unpaid interest, into a new note in the amount of $1,055,310, bearing interest at 0.25% per year. A payment of $145,000 was made in December 2020. As of March 31, 2021, the unpaid principal balance totalled $910,454.
In October 2020, the Company issued a note payable to WCM Associates, LP, an entity controlled by the Company’s CFO, in the amount of $123,000, bearing interest at 0.25% per year, for amounts owed for consulting fees. As of the date of this filing, the note has been paid in full.
In connection with the notes payable issued in 2020, as discussed above, the Company determined that the 0.25% contractual rate represents a below-market interest rate. Interest was imputed on the notes payable at 5.00% interest resulting in a discount at issuance of $86,024. During year ended March 31, 2021, the Company recognized amortization of the debt discount of $26,121 in interest expense, with the remaining unamortized discount to be recognized into interest expense over the remaining life of the notes using the effective interest method.
In September 2018, Mr. Stephen O’Rourke, a director of the Company, through his consulting firm, entered into a one-year consulting agreement with the Company whereby he was issued a consulting fee of 250,000 shares valued at $85,000, or $0.34 per share, for services rendered. In September 2019, Mr. O’Rourke was issued a five-year option to purchase 250,000 shares of our common stock at an exercise price of $0.32 per share. Mr. O’Rourke exercised these options for cash in October 2020.
In October and December 2020, options to purchase 1,075,000 shares of common stock were exercised for $344,000 by our officers and directors. Messrs. Aberle and Bachman own a 5% net smelter return royalty on the original 84 unpatented mining claims that comprised the Blind Gold Property. On June 1, 2021 the Company and Jerikodie settled debt of $529,500 through the payment of $376,550 and the issuance of 45,563 shares of common stock.
Note 4   Mineral Properties
On September 26, 2012, the Company was re-organized with North Homestake Mining Company.
With this re-organization, the Company acquired 84 unpatented lode mining claims covering approximately 1,600 acres known as the Blind Gold Property located in the Black Hills of South Dakota.
On December 28, 2012, the Company acquired 57 unpatented lode mining claims covering approximately 853 acres known as the West False Bottom Creek and Paradise Gulch Claim Group, the City Creek Claims Group, and the Homestake Paleoplacer Claims Group, all located in the Black Hills of
South Dakota. The West False Bottom Creek and Paradise Gulch Claims were contiguous to the Blind Gold Property and have been incorporated into the Blind Gold Property. The purchase price was 250,000 restricted common shares valued at $0.60 per share, or $150,000.

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 4   Mineral Properties (continued)
On February 24, 2014 the Company acquired surface and mineral title to the 26.16 acres of the Squaw and Rubber Neck Lodes that comprise Mineral Survey 1706 in the Black Hills of South Dakota. The Company is required to make annual lease payments of $8,000 for a period of 5 years, of which $8,000 was due upon execution of the agreement. On May 7, 2019, the Company extended the lease with option to purchase agreement for Mineral Survey 1706 for an additional 5-year period. The property is part of the Homestake Paleoplacer Property, and the Company has maintained the option to purchase the mineral property for $150,000.
On March 3, 2014, the Company completed the acquisition of approximately 565.24 mineral acres in the Northern Black Hills of South Dakota. The acquisition increased our mineral interests in the Homestake District by nearly 23%, to over 3,057 acres. As part of the property acquisition, the Company purchased an additional 64.39 mineral acres located immediately southwest and contiguous to our Paleoplacer Property, including mineral title to the historic Gustin, Minerva and Deadbroke Gold Mines. The purchase price of the mineral interests was $33,335.
On April 5, 2017 the Company acquired options to purchase a combination of surface and mineral titles to approximately 293 acres in the Homestake District of the Northern Black Hills of South Dakota. The acquisition included 61 acres located immediately south and contiguous with our City Creek Property; 82 acres located approximately one half mile south of our Blind Gold Property at the western fringe of the historic Maitland Gold Mine; and 141 acres located immediately north and contiguous to our Homestake Paleoplacer Property. The Company is required to make annual lease payments totaling $20,000 for a period of 5 years, of which $20,000 was due upon execution of the agreement. The Company has an option to purchase the mineral properties for total price of $626,392. As of March 31, 2021 the Company is current on all required annual lease payments.
In November 2018, we acquired 42 unpatented lode mining claims covering approximately 718 acres located immediately to the north and adjacent to the Company’s City Creek Property. Through this staking, the City Creek project area was expanded from approximately 449 acres to 1,106 acres.
In September 2019 the Company completed the acquisition of 106 unpatented lode mining claims covering approximately 1,167 acres in close proximity to the historic Tinton Gold Camp. The Tinton area was the site of placer mining activity between 1876 and the turn of the century.
On March 6, 2020 the Company completed the acquisition of 65 unpatented lode mining claims covering approximately 1,152 acres in the Homestake District of the Black Hills of South Dakota. The new property is contiguous to the Company’s Blind Gold Property.
In May 2020 the Company acquired 67 unpatented lode mining claims covering approximately 1,045 acres located on the western margin of the structural corridor that extends north of the Homestake Gold Mine. The West Corridor property is located just south of the mineral property Dakota Territory acquired from Deadbroke Mining Company in March of 2014, just north of the producing Wharf Mine (Coeur Mining) and just to the south and east of the former Richmond Hill Mine (Barrick Gold).
In July 2020 the Company acquired 166 unpatented lode mining claims covering approximately 3,152 acres located immediately north and adjacent to the Company’s City Creek Property. Through this staking, the City Creek project area was expanded from approximately 1,176 acres to 4,319 acres. The City Creek Property is comprised of a combination of patented and unpatented mining claims covering the continuous extension of the iron-formation gold host northeast of the Homestake Mine. The City Creek geology is dominated by the Homestake, Ellison and Poorman stratigraphic sequence that has been delineated by more than 40,000 ft of core drilling across the property. The historic drilling also documents the occurrence of gold mineralization in the classic quartz vein, chlorite-arsenopyrite style of the Homestake Mine.

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 4   Mineral Properties (continued)
On September 15, 2020 we completed the acquisition of 50 unpatented lode mining claims covering approximately 840 acres at the historic Ragged Top Gold Camp of the Black Hills of South Dakota. Tertiary- aged gold mineralization in the Ragged Top area is hosted primarily in the Paha Sapa Limestone formation and has been mined from both vertical fissures called “Verticals” and from collapsed breccias. The Ragged Top acquisition is located just northwest of the producing Wharf Mine (Coeur Mining) and approximately 3 miles southwest of the former Richmond Hill Mine (Barrick Gold).
On October 26, 2020, the Company completed the purchase of the Maitland Gold Property from Homestake Mining Company of California, a wholly owned subsidiary of Barrick Gold Corporation (“Barrick”). At closing, the Company paid Barrick $3.5 million cash and issued 750,000 shares of its common stock valued at $1.76 per share, for total consideration of $4.82 million. Additionally, Barrick retained a 2.5% net smelter returns royalty on the property. The 2,112 mineral-acre Maitland acquisition is an important component of Dakota Territory’s exploration and development strategy for the structural corridor that extends from the Homestake Gold Mine to the Company’s Blind Gold Property at the northern end of the Homestake District.
On November 25, 2020 the Company acquired 64 unpatented lode mining claims covering approximately 1,092 acres located south and to the west of the former Homestake Gold Mine at Lead, South Dakota. The Poorman Anticline geological structure is the southwestern-most known extension of the Homestake iron- formation host in the district. Gold mineralization was discovered underground on the 2600 and 4100 foot levels in the far western extents of the Homestake Mine in the 1950’s and 60’s with little historic follow-up exploration in the Poorman Anticline closer to surface. Dakota Territory’s targeting in the Poorman Anticline is based on the presence of the Homestake iron-formation host and projected intersections with important shear fabric that is known to have conducted fluids necessary to the deposition of gold mineralization in the northern extents of the structural corridor.
On January 26, 2021 the Company acquired 143 unpatented lode mining claims covering approximately 2,468 acres. The acquisition was based on continuing analysis of the Company’s historic data sets coupled with new insights derived from the Company’s district-scale airborne geophysical survey flown during the summer of 2020 and increased the acreage covered by three of the Company’s existing project areas. At the west side of the Homestake District, the Tinton property was extended to the north and northwest adding approximately 1,966 acres to the original claim block. In the central region of the District, the West Corridor property was extended west to Cleopatra Creek covering approximately 242 additional acres between Richmond Hill and Wharf gold mines, and the Blind Gold Property was expanded west adding approximately 260 acres immediately north of the Richmond Hill Mine.
On March 8, 2021 the Company acquired 39 unpatented lode mining claims covering approximately 806.5 at the eastern boundary of the Company’s Tinton Property. Tinton was the site of placer mining activity between 1876 and the turn of the century, the lode source for which has not been discovered. Our original Tinton claim block was located based on historic research and exploration conducted by members of our technical team at Homestake Mining Company in the 1980’s and 1990’s, which suggested a Pre-Cambrian lode source at depth. The latest property acquisition is focussed on additional younger Tertiary- aged gold mineralization in the younger sedimentary and igneous rocks covering the property.
On March 9, 2021 Dakota Territory acquired, by option, 25 patented mining claims covering approximately 307 acres at the eastern boundary of the northern segment of the Company’s Ragged Top Property. The property was acquired from Donald Valentine of Steamboat Springs, Colorado. Two additional unpatented lode claims covering approximately 29 acres were also acquired by staking and added at the north end of the property. The Ragged Top Property has been subject to historic mining operations producing Tertiary-aged gold and silver mineralization primarily from vertical fissures and collapsed breccias within

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 4   Mineral Properties (continued)
the Paha Sapa limestone unit. The Ragged Top property is located just northwest of the producing Wharf Mine (Coeur Mining) and approximately 3 miles southwest of the former Richmond Hill Mine (Barrick Gold).
As of March 31, 2021 and 2020, the Company’s mineral properties totaled $5,337,072 and $216,104, respectively. As of March 31, 2021, the Company is in the exploration stage and has not commenced amortization of its properties.
Note 5   Property and Equipment
As of March 31, 2021 and 2020, the Company’s property and equipment consists of the following:
	Estimated Useful Life (Years)	2021	2020
Land		$70,000	$—
Building	39	503,711	—
Furniture and equipment	3 – 5	330,125	15,538
		903,836	15,538
Less accumulated depreciation		(33,092)	(15,538)
Property and equipment, net		$870,744	$—
Depreciation expense for the year ended March 31, 2021 was $17,554.
Note 6   Income Taxes
The following table sets forth a reconciliation of the statutory federal income tax for the years ended March 31:
	2021	2020
Income tax benefit computed at federal statutory rates	$664,659	$233,997
Non-deductible stock-based compensation	(26,188)	(41,138)
Non-deductible interest expense	(279,536)
Change in valuation allowance	(358,935)	(192,859)
Tax benefit	$—	$—
The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax assets are set out below along with a valuation allowance to reduce the net deferred tax asset to zero.
In order to comply with generally accepted accounting principles in the United States of America, management has decided to establish a valuation allowance because of the potential that the tax benefits underlying the deferred tax asset may not be realized. Significant components of our deferred tax asset as of March 31 are as follows:

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 6   Income Taxes (continued)
	2021	2020
Deferred tax assets: Net operating loss carry forward	$1,124,389	$703,077
Basis of mining properties	32,235	32,235
Less: valuation allowance	(1,094,247)	(735,312)
Total deferred tax assets	62,377	—
Basis in property and equipment	(62,377)	—
Net deferred tax assets	$—	$—
As a result of a change in control effective in October 2020, our net operating losses prior to that date may be partially or entirely unavailable, by law, to offset future income and, accordingly, are excluded from the associated deferred tax asset.
The net operating loss carry forward in the approximate amount of $5,354,333 will begin to expire in 2027. We file income tax returns in the United States and in one state jurisdiction.
We follow the provisions of ASC 740 relating to uncertain tax provisions and have commenced analyzing filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. There are no unrecognized tax benefits as of March 31, 2021 or March 31, 2020. The Company files income tax returns in the U.S. federal jurisdiction and in certain state jurisdictions. The Company has not been subjected to tax examinations for any year and the statute of limitations has not expired. The Company’s tax returns remain open for examination by the applicable authorities, generally 3 years for federal and 4 years for state.
Note 7   Notes Payable
JR Resources Corp.
In February 2020, we entered into a $300,000 unsecured promissory note agreement with JR Resources Corp. (“JR”). The note bore interest at 3.0% per year and was due on May 5, 2021. In May 2020, JR and the Company entered into an amended and restated promissory note in the amount of $1,450,000, which includes the $300,000 that was advanced in February 2020 and an additional $1,150,000 that was advanced in May 2020. The amended and restated unsecured note bears interest at 0.25% per year, compounded annually, and matures on December 31, 2021. At maturity, the principal amount of the note, together with any accrued but unpaid interest, will be due and payable in cash, provided that, if and to the extent the Company does not pay this note in cash on the maturity date, then JR will be required to exercise, and will in fact be deemed to have exercised, its right to convert such unpaid portion of the note into shares of Company common stock. The conversion price is $0.60 per share through December 31, 2020 and, thereafter, the lesser of $0.60 per share on the volume weighted average price of Company common stock for the five consecutive trading days immediately preceding the date of such conversion (with a floor of $0.40 per share). The note has customary event of default provisions and, upon an event of default, JR will be required to convert the unpaid portion of the note into the shares of Company common stock, if not paid in cash by the Company.
In connection with the promissory note agreement with JR, the Company granted JR an option to purchase up to 35,641,667 shares of common stock at $0.60 per share in one or more closings on or prior to October 15, 2020. The proceeds from the debt issuance were allocated between the debt instrument and the purchase option based on their estimated relative fair values resulting in $1,305,000 of the total proceeds being allocated to the purchase option and recognized through a charge to additional paid-in capital with

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 7   Notes Payable (continued)
a corresponding discount on the debt. The debt discount will be amortized to interest expense over the remaining life of the note using the effective interest method.
On October 15, 2020, and as a part of the first closing of our agreement with JR Resources, the promissory note was converted into 2,416,667 shares of the Company’s common stock. In connection with the conversion, the Company recognized the remaining $1,036,849 of unamortized debt discount as interest expense. For the year ended March 31, 2021, the Company recognized additional interest expense of $1,305,000 related to amortization of the debt discount.
On January 20, 2021 JR lent the Company $300,000, on an unsecured basis. On the occurrence of the final closing, the unpaid principle of the loan would be applied to the consideration relating to the final close.
In March 2021, the Company and JR effected the second and final closing under the option, whereby JR acquired 18,225,000 shares of Company common stock for aggregate consideration of $10,935,000, $10,635,000 in cash and $300,000 upon conversion of the principal amount of a promissory note issued in January 2021. The final closing resulted in a change in control of the Company to JR Resources.
Note 8   Line of Credit
The Company has a line of credit with Wells Fargo Bank in California. The line of credit allows the Company to borrow up to $47,500. The Line of Credit bears interest at 7.75% per annum, is unsecured, and due on demand. The balance on this line of credit as of March 31, 2021 and 2020 was $0 and $30,082, respectively.
Note 9   Shareholders’ Equity
Common Stock
Our authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.
During the year ended March 31, 2021, the Company issued (i)) 32,725,000 shares of common stock for $19,635,000; (iii) 2,950,000 shares of common stock for $1,011,000 upon the exercise of stock options and warrants; (iv) 501,467 shares upon cashless exercise of stock options and warrants; (v) 750,000 shares of common stock valued at $1,320,000 for investment in mineral properties (see Note 4 for further discussion); and (vi) 2,916,667 shares of common stock upon conversion of notes payable balances totaling $1,750,000 (See Note 7 for further discussion).
During the year ended March 31, 2020, the Company issued (i) an aggregate of 250,000 shares of common stock for $100,000, (ii) 125,000 shares for $50,000 upon the exercise of stock options, and (iii) 250,000 shares of common stock valued at $85,000 in exchange for consulting services. The Company also issued options and warrants to purchase an aggregate of 800,000 shares of common stock at exercise prices ranging between $0.32 and $0.40 per share, expiring through January 2025.
Dividends
On November 13, 2020, the Company declared a special cash dividend of $0.22 per common share, totaling $4,357,246, to holders of record of 19,805,664 shares of common stock. Such dividend was paid in January 2021.

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 9   Shareholders’ Equity (continued)
JR Resources Option
In connection with the May 2020 promissory note agreement between the Company and JR, as further described in Note 7 above, the Company provided JR the option to acquire up to 35,641,667 shares of common stock at an exercise price of $0.60 per share. JR exercised the option in two closings occurring in October 2020 and March 2021. Upon the first closing in October 2020, JR acquired 17,416,667 shares of Company common stock for aggregate consideration of $10,450,000, $9,000,000 in cash and $1,450,000 upon conversion of the principal amount of the May 2020 promissory note. In March 2021, the Company and JR effected the second and final closing under the option, whereby JR acquired 18,225,000 shares of Company common stock for aggregate consideration of $10,935,000, $10,635,000 in cash and $300,000 upon conversion of the principal amount of a promissory note issued in January 2021. The final closing resulted in a change in control of the Company to JR Resources.
Common Stock Options and Warrants
The Company’s 2015 Omnibus Incentive Plan (the “Omnibus Plan”) authorizes the Company to grant or issue non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards or other stock-based awards up to a total of 3,750,000 shares. Under the terms of the Omnibus Plan, awards may be granted to employees, directors and third-party service providers. Awards issued under the Omnibus Plan vest as determined by the board of directors at the time of grant. Any shares related to an award granted under the Omnibus Plan that terminates by expiration, forfeiture, or otherwise without the issuance of the shares shall be available again for grant under the Omnibus Plan. As of March 31, 2021, a total of 1,087,500 shares remained available for future grants under the Omnibus Plan.
Outstanding stock options under the Omnibus Plan have terms ranging from 5 to 10 years. Outstanding stock options granted to third-party service providers generally vest over the period of the contract, which is typically one year. The Company recognized stock-based compensation related to issuance of stock options totaling $124,706 and $110,897 during the years ended March 31, 2021 and 2020, respectively, which is included in general and administrative expenses in the accompanying statements of operations. A summary of the Company’s stock option activity and related information for the period ended March 31, 2021 is as follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding as of March 31, 2020	2,662,500	$0.32	4.78	$1,025,000
Options granted	750,000	1.92	4.96
Options exercised	(2,587,500)	0.32	—	—
Outstanding as of March 31, 2021	825,000	1.77	4.86	285,000
Options vested or expected to vest as of March 31, 2021	75,000	0.32	3.84	135,000
Options exercisable as of March 31, 2021	75,000	$0.32	3.84	$135,000
During the year ended March 31, 2021, we estimated the fair value of each stock option on the date of grant using a Black Scholes valuation model. The weighted-average assumptions used to calculate the grant date fair value were as follows: (i) risk-free interest rate of 1.52%, (ii) estimated volatility of 80%, (iii) dividend yield of 0%, and (iv) expected life of 5 years.

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 9   Shareholders’ Equity (continued)
A summary of the Company’s stock warrant activity and related information for the period ended March 31, 2021 is as follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)
Outstanding as of March 31, 2020	825,000	$0.40	1.99
Warrants granted	—	—	—
Warrants exercised	825,000	0.40	—
Outstanding as of March 31, 2021	—	—	—
Note 10   Subsequent Events
On May 13, 2021, the Board of Directors of the Company approved a reverse stock split of the Company’s common stock at a ratio of 1-for-4. All share numbers and common stock prices presented give effect to the reverse split.
On May 14, 2021, the Company announced it had entered into a definitive merger agreement (the “Merger Agreement”) with JR.
Pursuant to the Merger Agreement, JR and the Company have incorporated a new company (“NewCo”) that will acquire all of the outstanding securities of JR and of the Company in exchange for securities of NewCo (the “Merger”). Shareholders of JR will receive a number of NewCo shares of common stock equal to their percentage shareholding in JR multiplied by the 35,641,667 Dakota Territory shares that JR owns. Shareholders of the Company other than JR will receive one share of common stock of NewCo for each share of common stock of the Company.
In addition, at the closing of the Merger, (i) each outstanding option to purchase Dakota Territory common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (ii) each outstanding warrant to purchase JR common stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (iii) any outstanding awards of restricted stock units with respect to shares of Dakota Territory common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of NewCo common stock in the manner set forth in the Merger Agreement and (iv) NewCo will change its name to “Dakota Gold Corp.”
The completion of the Merger is subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of JR shareholders and the approval of Dakota Territory shareholders. In addition, in connection with the Merger, the Company and JR intend to cause NewCo to prepare and file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”).
On May 21, 2021 a purchase of surface and mineral title to approximately 213 acres located contiguous to the northwest boundary of the Company’s West Corridor Property. The property is also located is located just south of the mineral property Dakota Territory acquired from Deadbroke Mining Company in the Maitland Area in March of 2014, just north of the producing Wharf Mine (Coeur Mining) and just to the south and east of the former Richmond Hill Mine (Barrick Gold). The purchased property is subject to a 2% NSR Royalty held by Homestake Mining Company of California and a buyback right for 51% interest in

DAKOTA TERRITORY RESOURCE CORP.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended March 31, 2021 and 2020
Note 10   Subsequent Events (continued)
the property subject to, among other provisions, the establishment of a 1,000,000-ounce reserve and/or inferred resource from one or more deposits located within a one-kilometer area of influence surrounding the property.
On June 4, 2021 the Company issued 1,450,000 shares of common stock and 1,050,000 restricted share units to certain directors, officers, employees and consultants. On March 15, 2021, 750,000 options were granted, on May 17, 2021, 2,071,250 options were granted, resulting in a total of 2,896,250 options outstanding as of June 4, 2021.
On June 15, 2021 the Company announced its intention to complete a non-brokered private placement of up to 5,555,556 shares of common stock of the Company at a price of $4.50 per Common Share for aggregate gross proceeds of up to $25 million pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.
Securities and Exchange Commission registration fee	$1,468.43
Accounting fees and expenses	15,000
Legal fees and expenses	35,000
Financial printing and miscellaneous expenses	2,000
Total	53,468.43
Item 14.   Indemnification of Directors and Officers.
The Registrant is a Nevada corporation.
Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding, if such person: (i) is not liable for breach of his or her fiduciary duties to the corporation; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action, if he or she: (i) is not liable for breach of his or her fiduciary duties to the corporation; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.
Under Nevada law, indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably titled to indemnity for such expenses as the court deems proper.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.
Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses.
Under the Registrant’s bylaws, the Registrant is obligated to indemnify any director, officer, employee or agent of the Registrant to the fullest extent permitted by the Nevada Revised Statutes, as described above. The Registrant’s bylaws also require the Registrant to advance costs, charges and expenses, including attorneys’ fees, incurred by a director or officer in defending a civil proceeding in advance of the final disposition of such proceeding, if the officer or director provides the Registrant with an undertaking to repay all amounts advanced if it is ultimately determined that the person is not titled to be indemnified by the Registrant.
Item 15.   Recent Sales of Unregistered Securities.
The following discussion is presented after giving effect to the Company’s 1 for 35,641,667 / 49,398,602 reverse stock split, which was completed on March 8, 2022. All of the securities described below were issued pursuant to private placements in compliance with Rule 506(c) of the Securities Act.
During the year ended March 31, 2020, the Company issued 20,486,566 shares of common stock at a weighted average price of $0.06 for proceeds of $1,219,843.
During the year ended March 31, 2021, the Company issued 5,632,601 shares of common stock at a weighted average price of $0.37 for proceeds of $2,126,387, and 14,722,397 units at a price of $1.39 for proceeds of $20,405,269. Each unit consists of one share of the Company’s common stock (14,722,397 total shares) and one-half of one warrant (7,363,193 total warrants). Each whole warrant entitles the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period expiring on March 15, 2026. In connection with such private placements, the Company incurred expenses of $94,839.
During the nine months ended December 31, 2021, the Company issued 505,058 units at a price of $1.39 for proceeds of $700,000. Each unit consists of one share of the Company’s common stock (505,058 total shares) and one-half of one warrant (252,529 total warrants). Each whole warrant entitles the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period expiring on March 15, 2026. In connection with the such private placements, the Company incurred aggregate expenses of $335,800.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.
(b)
Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not required or is shown in the consolidated financial statements or related notes.
Item 17.   Undertakings.
(a)
The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement);
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   any free writing prospectus relating to the offering prepared by or on behalf of such Registrant or used or referred to by the undersigned Registrant;
(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or their securities provided by or on behalf of such Registrant; and
(iv)   any other communication that is an offer in the offering made by such Registrant to the purchaser.
(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Exhibit Description
2.1	Amended and Restated Agreement and Plan of Merger among Dakota Territory Resource Corp., DGC Merger Sub I Inc., DGC Merger Sub II LLC and the Registrant, dated September 10, 2021 (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
2.2	Amendment to Agreement and Plan of Merger among Dakota Territory Resource Corp., the Registrant, DGC Merger Sub I Inc. and DGC Merger Sub II LLC, dated December 17, 2021 (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
3.1+	Articles of Incorporation of the Registrant.
3.2+	Certificate of Change Pursuant to NRS 78,209.
3.3	Bylaws of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
4.1+	Form of Common Stock Warrant of the Registrant.
5.1+	Opinion of Erwin Thompson Faillers.
10.1	Agreement, dated May 26, 2020, between Dakota Territory Resource Corp. and the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
10.2	Amending Agreement, dated October 15, 2020, between Dakota Territory Resource Corp. and the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
10.3	Amending Agreement #2, dated February 15, 2021, between Dakota Territory Resource Corp. and the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
10.4	Amending Agreement #3, dated March 12, 2021, between Dakota Territory Resource Corp. and the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
10.5	Form of Non-Brokered Subscription Agreement for Subscription Receipts (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
10.6	Option Agreement for Purchase and Sale of Real Property dated October 14, 2021 between Homestake Mining Company of California, LAC Minerals (USA) LLC and Dakota Territory Resource Corp. (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
10.7	Option Agreement for Purchase and Sale of Real Property dated September 7, 2021 between Homestake Mining Company of California and Dakota Territory Resource Corp. (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
21.1	Subsidiaries of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed February 1, 2022).
23.1+	Consent of Erwin Thompson Faillers (included in Exhibit 5.1 hereto).
23.2+	Consent of Ham, Langston & Brezina, L.L.P., independent registered public accounting firm of Dakota Territory Resource Corp.

Exhibit Number	Exhibit Description
23.3+	Consent of Ham, Langston & Brezina, L.L.P., independent registered public accounting firm of the Registrant.
24.1+	Powers of Attorney (included in the signature page to this registration statement)
107+	Filing Fee Table.

+
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on March 28, 2022.
JR RESOURCES CORP.
By:
/s/ Jonathan Awde

Jonathan Awde
Chief Executive Officer (Principal
Executive Officer) and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Awde and Daniel Cherniak and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her or its and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
/s/ Jonathan Awde Jonathan Awde	Chief Executive Officer (Principal Executive Officer) and Director	March 28, 2022
/s/ William Gehlen William Gehlen	Director	March 28, 2022
/s/ Mac Jackson Mac Jackson	Director	March 28, 2022